Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213271

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
SUPPLEMENT NO. 9 DATED AUGUST 23, 2017
TO THE PROSPECTUS DATED FEBRUARY 10, 2017
This document supplements, and should be read in conjunction with, the prospectus of Cole Real Estate Income Strategy (Daily NAV), Inc. dated February 10, 2017 and Supplement No. 3 dated April 14, 2017, which superseded and replaced all previous supplements to the prospectus. With the exception of the “Experts” and “Incorporation by Reference” sections in Supplement No. 3, this Supplement No. 9 supersedes and replaces all previous supplements to the prospectus. On August 11, 2017, we filed with the United States Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 (the 10-Q). This Quarterly Report (excluding the exhibits thereto) is attached as Annex A to this Supplement No. 9. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.
The purpose of this supplement is to describe the following:

(1)	the net asset value (“NAV”) per share for each class of common stock on each business day for the month of July 2017;
(2)	information regarding the share redemption limit;
(3)	recent real property investments and debt;
(4)	updates to our risk factors;
(5)	selected financial data;
(6)	an update to our historical net asset value (“NAV”) per share information;
(7)	updates to our management;
(8)	compensation, fees, and reimbursements paid or payable to our advisor and its affiliates as of and for the six months ended June 30, 2017;
(9)	update to our distributions disclosure as of June 30, 2017;
(10)	update to our share redemptions as of June 30, 2017;
(11)	updates to the prior performance summary;
(12)	update to the definition of roll-up transactions;
(13)	updates to compensation;
(14)	updates to the prior performance tables;
(15)
a revised form of our Initial Subscription Agreement, attached as Appendix B to our prospectus, and a revised form of our Additional Subscription Agreement, attached as Appendix C to our prospectus; and

(16)	our updated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as disclosed in the 10-Q, attached hereto as Annex A.

OPERATING INFORMATION
NAV per Share
The following is a list of the NAV per share on each business day for the month of July 2017 for each of our classes of common stock:

	NAV per Share
Date	W Shares	A Shares	I Shares
July 3, 2017	$18.13	$17.94	$18.29
July 5, 2017	$18.13	$17.94	$18.29
July 6, 2017	$18.13	$17.94	$18.29
July 7, 2017	$18.13	$17.94	$18.29
July 10, 2017	$18.13	$17.94	$18.29
July 11, 2017	$18.14	$17.95	$18.30
July 12, 2017	$18.14	$17.95	$18.30
July 13, 2017	$18.14	$17.95	$18.30
July 14, 2017	$18.14	$17.95	$18.30
July 17, 2017	$18.15	$17.95	$18.31
July 18, 2017	$18.14	$17.95	$18.31
July 19, 2017	$18.14	$17.95	$18.31
July 20, 2017	$18.14	$17.95	$18.31
July 21, 2017	$18.14	$17.95	$18.31
July 24, 2017	$18.14	$17.95	$18.30
July 25, 2017	$18.14	$17.94	$18.30
July 26, 2017	$18.14	$17.94	$18.30
July 27, 2017	$18.14	$17.95	$18.31
July 28, 2017	$18.14	$17.95	$18.31
July 31, 2017	$18.14	$17.94	$18.31
The NAV per share is the price at which we sold our shares pursuant to purchase orders (excluding selling commissions charged on A Shares), and redeemed shares pursuant to redemption requests, on the business day specified. Purchases and redemptions will be made in accordance with our policies as set forth in the registration statement and prospectus to which this prospectus supplement relates. Our NAV per share for each of our classes of common stock is posted daily on our website at https://www.colecapital.com/cin_dailyNAV.
Please refer to “Valuation Policies” beginning on page 89 of the current prospectus, as supplemented, for important information about how NAV is determined for each of our classes of common stock. Our NAV per share for each share class, which is updated daily, along with our registration statement, prospectus and prospectus supplements are available on our website at https://www.colecapital.com/cole_income_nav.
Redemption Limit
As disclosed on our website, as of June 30, 2017, our NAV was $397,831,201. As of July 1, 2017, the redemption limit for the quarter ending September 30, 2017 was 10% of our NAV as of June 30, 2017. Given that sales of our common stock have exceeded redemption requests quarter to date, the redemption limit as of August 1, 2017 has not been reduced below 10% of our NAV as of June 30, 2017. For a complete discussion of redemption limits, refer to the section of our prospectus captioned “Share Purchases and Redemptions — Redemption limitations” on page 180 of the prospectus.

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PROSPECTUS UPDATES
Recent Real Property Investments and Debt
The following information supplements, and should be read in conjunction with, the sections of our prospectus captioned “Prospectus Summary — Description of Real Estate Investments” beginning on page 19 of the prospectus and the section of our prospectus captioned “Investment Objectives, Strategy and Policies — Real Property Investments” beginning on page 75 of the prospectus, and describes activity that occurred subsequent to the activity as of January 26, 2017 previously disclosed in our prospectus.
Description of Real Estate Investments
We invest in income-producing necessity retail, office and industrial properties that are primarily single-tenant properties or anchored shopping centers which are leased to national and regional creditworthy tenants under long-term net leases, and are strategically located throughout the United States. We consider necessity retail properties to be properties leased to retail tenants that attract consumers for everyday needs, such as pharmacies, home improvement stores, national superstores, restaurants and regional retailers. Anchored shopping centers are multi-tenant properties that are anchored by one or more large national, regional or local retailers.
As of August 7, 2017, we, through separate wholly-owned limited liability companies and limited partnerships, owned 134 properties, acquired for an aggregate purchase price of $643.4 million, located in 36 states, consisting of seven anchored shopping centers, 112 retail, 13 industrial and distribution, and two office properties; comprising approximately 4.0 million gross rentable square feet of commercial space, including the square feet of buildings that are on land subject to ground leases. We acquired 24 properties between January 27, 2017 and August 7, 2017, which are noted in the tables below. In general, our properties are acquired through the use of proceeds from our initial public offering and debt borrowings.

Property Description	Type	Number of Tenants	Tenant (1)	Rentable Square Feet (2)	Purchase Price
PetSmart — Lexington, NC	Pet Supplies	1	Petsmart	17,992	$4,240,000
7-Eleven — Poquoson, VA	Convenience Store	1	7-Eleven	1,774	2,835,985
7-Eleven — Williamsburg (Bypass), VA	Convenience Store	1	7-Eleven	2,400	3,318,328
7-Eleven — Williamsburg (John Tyler), VA	Convenience Store	1	7-Eleven	1,986	3,818,391
7-Eleven — Newport News, VA	Convenience Store	1	7-Eleven	2,832	3,307,500
7-Eleven — Hampton (Village), VA	Convenience Store	1	7-Eleven	2,825	3,672,703
7-Eleven — Hampton (Mercury), VA	Convenience Store	1	7-Eleven	2,077	1,756,125
7-Eleven — Gloucester, VA	Convenience Store	1	7-Eleven	2,940	1,599,609
7-Eleven — Hampton (Beach), VA	Convenience Store	1	7-Eleven	2,762	2,163,656
7-Eleven — Surry, VA	Convenience Store	1	7-Eleven	2,584	1,152,703
LA Fitness — Rock Hill, SC	Fitness	1	LA Fitness	38,000	9,559,375
Sherwin Williams — Fort Myers, FL	Home & Garden	1	Sherwin Williams	4,000	1,617,000
Bob Evans — Defiance, OH	Restaurant	1	Bob Evans	5,785	2,946,872
Bob Evans — Dover, OH	Restaurant	1	Bob Evans	5,230	2,889,609
Bob Evans — Dundee, MI	Restaurant	1	Bob Evans	5,627	2,103,448
Bob Evans — Hamilton, OH	Restaurant	1	Bob Evans	6,040	2,206,897
Bob Evans — Hummelstown, PA	Restaurant	1	Bob Evans	6,744	2,586,207
Bob Evans — Mayfield Hts, OH	Restaurant	1	Bob Evans	5,656	2,103,448
Bob Evans — Richmond, VA	Restaurant	1	Bob Evans	5,170	896,552
Walmart — Randallstown, MD	Retail	1	Walmart	160,908	28,524,516
Valeo Production Facility - East Liberty, OH	Industrial	1	Valeo Production	75,000	6,425,000
CarMax — Tinley Park, IL	Retail	1	CarMax	92,166	28,875,000
Cottage Plaza — Pawtucket, RI	Shopping Center	8	Various	84,455	23,050,000
North Lake Square — Gainesville, FL	Shopping Center	11	Various	140,156	24,250,000
				675,109	$165,898,924
________________

(1)	The tenant name represents the commonly-used tenant name and does not necessarily represent the legal name that is party to the lease agreement.

(2)	Includes square feet of buildings that are on land subject to ground leases.

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Property Description	Date Acquired	Year Built	Purchase Price (1)	Initial Yield (2)	Average Yield (3)	Physical Occupancy
PetSmart — Lexington, NC	January 27, 2017	2016	$4,240,000	7.00%	7.21%	100%
7-Eleven — Poquoson, VA	February 9, 2017	2012	2,835,985	6.05%	6.66%	100%
7-Eleven — Williamsburg (Bypass), VA	February 9, 2017	1997	3,318,328	6.05%	6.66%	100%
7-Eleven — Williamsburg (John Tyler), VA	February 9, 2017	1977	3,818,391	6.05%	6.66%	100%
7-Eleven — Newport News, VA	February 9, 2017	2000	3,307,500	6.05%	6.69%	100%
7-Eleven — Hampton (Village), VA	February 9, 2017	2001	3,672,703	6.05%	6.66%	100%
7-Eleven — Hampton (Mercury), VA	February 9, 2017	1979	1,756,125	6.20%	6.60%	100%
7-Eleven — Gloucester, VA	February 9, 2017	2011	1,599,609	6.05%	6.66%	100%
7-Eleven — Hampton (Beach), VA	February 9, 2017	1962	2,163,656	6.05%	6.66%	100%
7-Eleven — Surry, VA	February 9, 2017	1981	1,152,703	6.20%	6.60%	100%
LA Fitness — Rock Hill, SC	April 6, 2017	2015	9,559,375	6.40%	6.40%	100%
Sherwin Williams — Fort Myers, FL	April 26, 2017	2016	1,617,000	6.40%	6.40%	100%
Bob Evans — Defiance, OH	April 28, 2017	2012	2,946,872	7.25%	8.81%	100%
Bob Evans — Dover, OH	April 28, 2017	2008	2,889,609	7.25%	8.81%	100%
Bob Evans — Dundee, MI	April 28, 2017	2000	2,103,448	7.25%	8.81%	100%
Bob Evans — Hamilton, OH	April 28, 2017	1997	2,206,897	7.25%	8.81%	100%
Bob Evans — Hummelstown, PA	April 28, 2017	1994	2,586,207	7.25%	8.81%	100%
Bob Evans — Mayfield Hts, OH	April 28, 2017	2003	2,103,448	7.25%	8.81%	100%
Bob Evans — Richmond, VA	April 28, 2017	1990	896,552	7.25%	8.81%	100%
Walmart — Randallstown, MD	May 17, 2017	2012	28,524,516	6.00%	6.00%	100%
Valeo Production Facility — East Liberty, OH	June 2, 2017	2016	6,425,000	7.09%	7.35%	100%
CarMax — Tinley Park, IL	June 27, 2017	1998	28,875,000	6.66%	6.66%	100%
Cottage Plaza — Pawtucket, RI	June 29, 2017	2004	23,050,000	7.59%	7.59%	100%
North Lake Square — Gainesville, FL	July 26, 2017	2016	24,250,000	7.17%	7.37%	99%
			$165,898,924
________________

(1)	Purchase price does not include acquisition-related expenses.

(2)
Initial yield is calculated as the effective annualized rental income, adjusted for rent concessions or abatements, if any, for the in-place lease at the property divided by the property’s purchase price, plus the estimated cost of significant capital improvements to be incurred in the first year of ownership, if any, and exclusive of acquisition-related expenses. In general, our properties are subject to long-term triple-net or double-net leases, and the future costs associated with the double-net leases are unpredictable and may reduce the yield. Accordingly, our management believes that effective annualized rental income is a more appropriate figure from which to calculate initial yield than net operating income.

(3)
Average yield is calculated as the average annual rental income, adjusted for rent concessions or abatements, if any, for the in-place lease over the non-cancelable lease term at the respective property divided by the property’s purchase price, plus the estimated cost of significant capital improvements to be incurred over the ten-year period subsequent to the acquisition date, if any, exclusive of acquisition related expenses. In general, our properties are subject to long-term triple-net or double-net leases, and the future costs associated with the double-net leases are unpredictable and may reduce the yield. Accordingly, our management believes that average annual rental income is a more appropriate figure from which to calculate average yield than net operating income.

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The following table sets forth the principal provisions of the lease terms for the major tenants at each of the properties listed above:

Property	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)		Effective Annual Base Rent per Square Foot (3)	Lease Term (4)
PetSmart — Lexington, NC	PetSmart	17,992	100%	4/5 yr.	$296,868		$16.50	1/27/2016	–	1/31/2022
					$314,860		$17.50	2/1/2022	–	1/31/2027
7-Eleven — Poquoson, VA	7-Eleven	1,774	100%	1/2.5 yr. & 3/5 yr.	$171,600		$96.73	2/9/2017	–	10/31/2019
					$188,760		$106.40	11/1/2019	–	10/31/2024
					$207,636		$117.04	11/1/2024	–	4/30/2027
7-Eleven — Williamsburg (Bypass), VA	7-Eleven	2,400	100%	1/2.5 yr. & 3/5 yr.	$200,750		$83.65	2/9/2017	–	10/31/2019
					$220,825		$92.01	11/1/2019	–	10/31/2024
					$242,908		$101.21	11/1/2024	–	4/30/2027
7-Eleven — Williamsburg (John Tyler), VA	7-Eleven	1,986	100%	1/2.5 yr. & 3/5 yr.	$231,000		$116.31	2/9/2017	–	10/31/2019
					$254,100		$127.95	11/1/2019	–	10/31/2024
					$279,510		$140.74	11/1/2024	–	4/30/2027
7-Eleven — Newport News, VA	7-Eleven	2,832	100%	1/2.5 yr. & 3/5 yr.	$200,100		$70.66	2/9/2017	–	10/31/2019
					$221,110		$78.08	11/1/2019	–	10/31/2024
					$244,221		$86.24	11/1/2024	–	4/30/2027
7-Eleven — Hampton (Village), VA	7-Eleven	2,825	100%	1/2.5 yr. & 3/5 yr.	$222,200		$78.65	2/9/2017	–	10/31/2019
					$244,420		$86.52	11/1/2019	–	10/31/2024
					$268,862		$95.17	11/1/2024	–	4/30/2027
7-Eleven — Hampton (Mercury), VA	7-Eleven	2,077	100%	4/5 yr.	$108,900	(5)	$52.43	2/9/2017	–	10/31/2024
7-Eleven — Gloucester, VA	7-Eleven	2,940	100%	1/2.5 yr. & 3/5 yr.	$96,800		$32.93	2/9/2017	–	10/31/2019
					$106,480		$36.22	11/1/2019	–	10/31/2024
					$117,128		$39.84	11/1/2024	–	4/30/2027
7-Eleven — Hampton (Beach), VA	7-Eleven	2,762	100%	1/2.5 yr. & 3/5 yr.	$130,900		$47.39	2/9/2017	–	10/31/2019
					$143,990		$52.13	11/1/2019	–	10/31/2024
					$158,389		$57.35	11/1/2024	–	4/30/2027
7-Eleven — Surry, VA	7-Eleven	2,584	100%	4/5 yr.	$71,500	(5)	$27.67	2/9/2017	–	10/31/2024
LA Fitness — Rock Hill, SC	LA Fitness	38,000	100%	3/5 yr.	$611,800		$16.10	4/6/2017	–	2/28/2031
Sherwin Williams — Fort Myers, FL	Sherwin Williams	4,000	100%	4/5 yr.	$103,500		$25.88	4/26/2017	–	12/31/2026
Bob Evans — Defiance, OH	Bob Evans	5,785	100%	5/5 yr.	$213,648	(6)	$36.93	4/28/2017	–	4/30/2037
Bob Evans — Dover, OH	Bob Evans	5,230	100%	5/5 yr.	$209,497	(6)	$40.06	4/28/2017	–	4/30/2037
Bob Evans — Dundee, MI	Bob Evans	5,627	100%	5/5 yr.	$152,500	(6)	$27.10	4/28/2017	–	4/30/2037
Bob Evans — Hamilton, OH	Bob Evans	6,040	100%	5/5 yr.	$160,000	(6)	$26.49	4/28/2017	–	4/30/2037
Bob Evans — Hummelstown, PA	Bob Evans	6,744	100%	5/5 yr.	$187,500	(6)	$27.80	4/28/2017	–	4/30/2037
Bob Evans — Mayfield Hts, OH	Bob Evans	5,656	100%	5/5 yr.	$152,500	(6)	$26.96	4/28/2017	–	4/30/2037
Bob Evans — Richmond, VA	Bob Evans	5,170	100%	5/5 yr.	$65,000	(6)	$12.57	4/28/2017	–	4/30/2037
Walmart — Randallstown, MD	Walmart	160,908	100%	6/5 yr.	$1,711,471		$10.64	5/17/2017	–	10/16/2032
Valeo Production Facility — East Liberty, OH	Valeo Production	75,000	100%	2/5 yr.	$455,250		$6.07	6/2/2017	–	2/14/2021
					$485,244		$6.47	2/15/2021	–	2/14/2026
CarMax — Tinley Park, IL	CarMax	92,166	100%	4/5 yr.	$1,924,020		$20.88	6/27/2017	–	1/31/2031

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Property	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)	Effective Annual Base Rent per Square Foot (3)	Lease Term (4)
Cottage Plaza — Pawtucket, RI	Stop & Shop	65,486	100%	11/5 yr.	$1,375,206	$21.00	6/29/2017	–	11/30/2019
					$1,407,949	$21.50	12/1/2019	–	11/30/2024
North Lake Square — Gainesville, FL	Hobby Lobby	55,000	39%	3/5 yr.	$467,500	$8.50	7/26/2017	–	10/31/2030
	Burlington Coat Factory	40,317	29%	4/5 yr.	$443,487	$11.00	7/26/2017	–	2/28/2022
					$463,646	$11.50	3/1/2022	–	2/28/2027
					$483,804	$12.00	3/1/2027	–	2/29/2031
	HomeGoods	20,000	14%	4/5 yr.	$195,000	$9.75	7/26/2017	–	6/23/2021
					$205,000	$10.25	6/24/2021	–	6/30/2026
________________

(1)
Major tenants include those tenants that occupy greater than 10% of the rentable square feet of the respective property, or those tenants whose annual rental revenue accounts for greater than 10% of the property’s annual rental revenue. The tenant name represents the commonly-used tenant name and does not necessarily represent the legal name of the entity that is party to the lease agreement.

(2)	Represents the number of renewal options and the term of each option.

(3)	Effective annual base rent and effective annual base rent per square foot include adjustments for rent concessions or abatements, if any.

(4)
Represents the lease term beginning with the later of the purchase date or the rent commencement date through the end of the non-cancelable lease term, assuming no renewals are exercised. In general, these properties are subject to long term triple- or double-net leases that require the tenants to pay substantially all operating expenses in addition to base rent.

(5)	The annual base rent under the lease increases every five years by 10% of the then-current annual base rent.

(6)	The annual base rent under the lease increases each year by 2% of the then-current annual base rent.
The following information supersedes and replaces the section of our prospectus captioned “Investment Objectives and Policies — Tenant Lease Expirations” on page 84 of the prospectus.
Tenant Lease Expirations
The following table sets forth the aggregate lease expirations for our properties acquired as of  August 7, 2017, for each of the next 10 years and thereafter, assuming no renewal options are exercised. For purposes of the table, the Total Annual Base Rent Expiring column represents annualized rental revenue, on a straight line basis, for the leases that expire during the respective year.

Year Ending December 31,	Number of Leases Expiring	Square Feet Expiring	Total Annual Base Rent Expiring	% of Total Annual Base Rent
2017	4	5,555	$88,611	*
2018	9	19,012	356,407	1%
2019	2	11,746	208,984	1%
2020	6	58,550	607,482	1%
2021	8	39,360	669,639	1%
2022	8	69,363	986,121	2%
2023	15	213,977	2,359,373	5%
2024	21	320,128	4,713,625	10%
2025	12	319,842	4,615,340	10%
2026	22	746,231	6,660,087	14%
Thereafter	80	2,198,102	25,802,098	55%
	187	4,001,866	$47,067,767	100%
________________
* Represents less than 1% of the total annual base rent.

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The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives and Policies — Depreciable Tax Basis” beginning on page 85 of the prospectus.
Depreciable Tax Basis
For federal income tax purposes, the aggregate depreciable basis in the properties acquired since January 27, 2017 is approximately $133.4 million. When we calculate depreciation expense for federal income tax purposes, we depreciate buildings and improvements over a 40-year recovery period, land improvements over a 20-year recovery period and furnishings and equipment over a 12-year recovery period using a straight-line method and a mid-month convention. The depreciable basis in these properties is estimated, as of  August 7, 2017, as follows:

Wholly-owned Property	Depreciable Tax Basis
PetSmart — Lexington, NC	$3,408,960
7-Eleven — Poquoson, VA	2,280,132
7-Eleven — Williamsburg (Bypass), VA	2,667,936
7-Eleven — Williamsburg (John Tyler), VA	3,069,986
7-Eleven — Newport News, VA	2,659,230
7-Eleven — Hampton (Village), VA	2,952,853
7-Eleven — Hampton (Mercury), VA	1,411,925
7-Eleven — Gloucester, VA	1,286,086
7-Eleven — Hampton (Beach), VA	1,739,579
7-Eleven — Surry, VA	926,773
LA Fitness — Rock Hill, SC	7,685,738
Sherwin Williams — Fort Myers, FL	1,300,068
Bob Evans — Defiance, OH	2,369,285
Bob Evans — Dover, OH	2,323,246
Bob Evans — Dundee, MI	1,691,172
Bob Evans — Hamilton, OH	1,774,345
Bob Evans — Hummelstown, PA	2,079,310
Bob Evans — Mayfield Hts, OH	1,691,172
Bob Evans — Richmond, VA	720,828
Walmart — Randallstown, MD	22,933,711
Valeo Production Facility — East Liberty, OH	5,165,700
CarMax — Tinley Park, IL	23,215,500
Cottage Plaza — Pawtucket, RI	18,532,200
North Lake Square — Gainesville, FL	19,497,000
$133,382,735

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Debt
The following information supplements, and should be read in conjunction with, the sections of our prospectus captioned “Real Property Investments — Placement of Debt on Certain Real Property Investments” on page 82 of the prospectus.
As of June 30, 2017, our ratio of debt to the cost (before deducting depreciation or other non-cash reserves) of our gross assets was 42.3%, and our ratio of debt to the fair market value of our gross assets was 41.1%.
Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to investors. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as financing and issuance costs and related accumulated amortization, less all cash and cash equivalents. As of June 30, 2017, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, was 40.4%. The following table provides a reconciliation of the notes payable and credit facility, net balance, as reported on our condensed consolidated unaudited balance sheet, to net debt as of June 30, 2017 (in thousands):

Balance as of June 30, 2017
Notes payable and credit facility, net	$259,632
Deferred costs, net (1)	2,237
Less: Cash and cash equivalents	(11,749)
Net debt	$250,120
Gross real estate assets, net (2)	$619,767
Net debt leverage ratio	40.4%
———————————
(1)    Deferred costs relate to mortgage notes payable and the term portion of the credit facility.
(2)    Net of gross intangible lease liabilities.
Credit Facility
As of  August 7, 2017, there was $40.5 million outstanding under the Revolving Loans, and the Term Loans outstanding totaled $72.0 million, $40.0 million of which was subject to an interest rate swap agreement (the “Swapped Term Loan”). Based on our leverage ratio, as of  August 7, 2017, the all-in rate for the Swapped Term Loan was approximately 3.23%.
People’s United CarMax Loan
On June 27, 2017, we, through one of our wholly-owned subsidiaries, entered into a loan agreement with People’s United Bank, N.A. (“People’s United”) in the principal amount of $15.8 million (the “People’s United CarMax Loan”). The People’s United CarMax Loan is collateralized by one single-tenant retail property, which we purchased for approximately $28.9 million. The People’s United CarMax Loan bears interest at a fixed rate of approximately 4.05% per annum, as a result of an interest rate swap that we entered into, with interest payments due monthly, commencing on August 1, 2017. The principal amount will be due July 1, 2022, the maturity date.
We have the right to prepay the People’s United CarMax Loan, in whole or in part, prior to maturity; however, under the interest rate swap, we would incur a swap breakage fee. The People’s United CarMax Loan is non-recourse to us, subject to customary carve-outs. The People’s United CarMax Loan contains customary financial, affirmative and negative covenants. Upon the occurrence of an event of default, interest on the People’s United CarMax Loan will accrue at an annual default interest rate of approximately 9.05% and any outstanding principal and interest would be payable on the demand of People’s United.
Farmington Walmart Loan
On June 29, 2017, we, through one of our wholly-owned subsidiaries, entered into a loan agreement with Farmington Bank in the principal amount of approximately $14.3 million (the “Farmington Walmart Loan”). The Farmington Walmart Loan is collateralized by one single-tenant retail property, which we purchased for approximately $28.5 million. The Farmington Walmart Loan bears interest at a fixed rate of approximately 3.56% per annum, as a result of an interest rate swap that we entered into, with interest payments due monthly, commencing on August 1, 2017. The principal amount will be due July 1, 2022, the maturity date.
We have the right to prepay the Farmington Walmart Loan, in whole or in part, prior to maturity; however, under the interest rate swap, we would incur a swap breakage fee. The Farmington Walmart Loan is non-recourse to us, subject to customary carve-outs. The Farmington Walmart Loan contains customary financial, affirmative and negative covenants. Upon the

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occurrence of an event of default, interest on the Farmington Walmart Loan will accrue at an annual default interest rate of approximately 8.56% and any outstanding principal and interest would be payable on the demand of Farmington Bank.
People’s United Sam’s Club Loan
On June 30, 2017, we, through one of our wholly-owned subsidiaries, entered into a loan agreement with People’s United in the principal amount of approximately $9.2 million (the “People’s United Sam’s Club Loan”). The People’s United Sam’s Club Loan is collateralized by one single-tenant retail property, which we purchased for $18.3 million. The People’s United Sam’s Club Loan bears interest at a fixed rate of approximately 3.90% per annum, as a result of an interest rate swap that we entered into, with interest payments due monthly, commencing on August 1, 2017. The principal amount will be due July 1, 2022, the maturity date.
We have the right to prepay the People’s United Sam’s Club Loan, in whole or in part, prior to maturity; however, under the interest rate swap, we would incur a swap breakage fee. The People’s United Sam’s Club Loan is non-recourse to us, subject to customary carve-outs. The People’s United Sam’s Club Loan contains customary financial, affirmative and negative covenants. Upon the occurrence of an event of default, interest on the People’s United Sam’s Club Loan will accrue at an annual default interest rate of approximately 8.90% and any outstanding principal and interest would be payable on the demand of People’s United.
Huntington North Lake Shopping Center Loan
On July 26, 2017, we, through one of our wholly-owned subsidiaries, entered into a loan agreement with The Huntington National Bank in the principal amount of approximately $13.4 million (the “Huntington North Lake Shopping Center Loan”). The Huntington North Lake Shopping Center Loan is collateralized by one multi-tenant retail property, which we purchased for approximately $24.3 million. The Huntington North Lake Shopping Center Loan bears interest at a fixed rate of approximately 4.14% per annum, as a result of an interest rate swap that we entered into, with interest payments due monthly, commencing on September 1, 2017. The principal amount will be due August 1, 2022, the maturity date.
We have the right to prepay the Huntington North Lake Shopping Center Loan, in whole or in part, prior to maturity; however, under the interest rate swap, we would incur a swap breakage fee. The Huntington North Lake Shopping Center Loan is non-recourse, subject to customary carve-outs. Upon the occurrence of an event of default, interest on the Huntington North Lake Shopping Center Loan will accrue at an annual default interest rate of approximately 9.14% and any outstanding principal and interest would be payable on the demand of The Huntington National Bank.
Risk Factors
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Risk Factors — Risks Related to an Investment in Cole Real Estate Income Strategy (Daily NAV), Inc.” beginning on page 29 of the prospectus, and the risk factor captioned “Risk Factors — Risks Related to Investments in Real Estate — If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits” on page 41 of the prospectus is removed.
Uninsured losses or losses in excess of our insurance coverage could materially adversely affect our financial condition and cash flows, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.
We carry comprehensive liability, fire, extended coverage, and rental loss insurance covering all of the properties in our portfolio under one or more blanket insurance policies with policy specifications, limits and deductibles customarily carried for similar properties. In addition, we carry professional liability and directors’ and officers’ insurance, and cyber liability insurance. We select policy specifications and insured limits that we believe are appropriate and adequate given the relative risk of loss, insurance coverages provided by tenants, the cost of the coverage and industry practice. There can be no assurance, however, that the insured limits on any particular policy will adequately cover an insured loss if one occurs. If any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. In addition, we may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. Our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases.
Further, we do not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Certain types of losses may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots or acts of war. If we experience a loss that is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably

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damaged. In addition, we carry several different lines of insurance, placed with several large insurance carriers. If any one of these large insurance carriers were to become insolvent, we would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, we cannot be certain that we would be able to replace the coverage at similar or otherwise favorable terms. As a result of any of the situations described above, our financial condition and cash flows may be materially and adversely affected.
The following information supersedes and replaces the sections of our prospectus captioned “Risk Factors – Risks Related to an Investment in Cole Real Estate Income Strategy (Daily NAV), Inc. – An inability to restore or enter into selling agreements with key broker-dealers would impact our ability to raise capital in the near term” beginning on page 33 of the prospectus.
An inability to restore or enter into selling agreements with key broker-dealers would impact our ability to raise capital in the near term.
VEREIT became the indirect parent of our sponsor, our advisor, our dealer manager and our property manager as a result of the merger of Cole Real Estate Investments, Inc. and VEREIT on February 7, 2014. On October 29, 2014, VEREIT announced that certain of its financial statements could no longer be relied upon. As a result, various broker-dealers and clearing firms participating in offerings sponsored by Cole Capital suspended sales activity, resulting in a significant decrease in capital raising activity.
While certain of the broker-dealers and the clearing firms have reengaged with Cole Capital following their suspensions and the remedial actions taken by VEREIT, there can be no assurance that the remaining broker-dealers will reengage with Cole Capital. If these circumstances continue for a prolonged period of time, our capital raising activity may continue to be negatively affected, and, therefore, our overall financial success could be adversely affected.
The following information supersedes and replaces the section of our prospectus captioned “Risk Factors —Risks Related to an Investment in Cole Real Estate Income Strategy (Daily NAV), Inc. — A recent rule issued by the U.S. Department of Labor regarding the definitional scope of ‘investment advice’ under ERISA and the Internal Revenue Code could have a negative impact on our ability to raise capital” on page 35 of the prospectus.
The U.S. Department of Labor has issued a final regulation revising the definition of “fiduciary” and the scope of “investment advice” under ERISA, which may have a negative impact on our ability to raise capital.
On April 8, 2016, the U.S. Department of Labor issued a final regulation relating to the definition of a fiduciary under ERISA and Section 4975 of the Internal Revenue Code. The final regulation broadens the definition of fiduciary by expanding the range of activities that would be considered to be fiduciary investment advice under ERISA and is accompanied by new and revised prohibited transaction exemptions relating to investments by employee benefit plans subject to Title I of ERISA or retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (including IRAs). The final regulation and the related exemptions were expected to become applicable for investment transactions on and after April 10, 2017, but generally would not apply to purchases of our shares before that date. However, on February 3, 2017, the President asked for additional review of this regulation; the results of such review are unknown. In response, on March 2, 2017, the U.S. Department of Labor published a notice seeking public comments on, among other things, a proposal to adopt a 60-day delay of the April 10 applicability date of the final regulation. On April 7, 2017, the U.S. Department of Labor published a final rule extending for 60 days the applicability date of the final regulation.
The final regulation and the accompanying exemptions are complex, and plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding this development. The final regulation could have negative implications on our ability to raise capital from potential investors, including those investing through IRAs.
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Risk Factors — Risks Related to Investments in Real Estate” beginning on page 38 of the prospectus.
Our net leases may require us to pay property-related expenses that are not the obligations of our tenants.
Under the terms of the majority of our net leases, in addition to satisfying their rent obligations, our tenants will be responsible for the payment or reimbursement of property expenses such as real estate taxes, insurance and ordinary maintenance and repairs. However, under the provisions of certain existing leases and leases that we may enter into in the future with our tenants, we may be required to pay some or all of the expenses of the property, such as the costs of environmental liabilities, roof and structural repairs, real estate taxes, insurance, certain non-structural repairs and maintenance. If our properties incur significant expenses that must be paid by us under the terms of our leases, our business, financial condition and results of operations may be adversely affected and the amount of cash available to meet expenses and to pay distributions to you may be reduced.

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The following information supersedes and replaces the section of our prospectus captioned “Risk Factors — Risks Related to Investments in Real Estate — A change in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services” on page 45 of the prospectus.
Changes in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services.
Under current authoritative accounting guidance for leases, a lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. Under capital lease accounting for a tenant, both the leased asset and liability are reflected on its balance sheet. If the lease does not meet the criteria for a capital lease, the lease is to be considered an operating lease by the tenant, and the obligation does not appear on the tenant’s balance sheet; rather, the contractual future minimum payment obligations are only disclosed in the footnotes thereto. Thus, entering into an operating lease can appear to enhance a tenant’s balance sheet in comparison to direct ownership. The Financial Accounting Standards Board (the “FASB”) and the International Accounting Standards Board conducted a joint project to re-evaluate lease accounting. In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (“ASU 2016-02”), which will require that a tenant recognize assets and liabilities on the balance sheet for all leases with a lease term of more than 12 months, with the result being the recognition of a right of use asset and a lease liability and the disclosure of key information about the entity's leasing arrangements. These and other potential changes to the accounting guidance could affect both our accounting for leases as well as that of our current and potential tenants. These changes may affect how our real estate leasing business is conducted. For example, with the ASU 2016-02 revision, companies may be less willing to enter into leases in general or desire to enter into leases with shorter terms because the apparent benefits to their balance sheets under current practice could be reduced or eliminated. This impact in turn could make it more difficult for us to enter into leases on terms we find favorable. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the impact ASU 2016-02 will have on our consolidated financial statements.
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Risk Factors — Risks Related to Federal Income Taxes and Our Status as a REIT” beginning on page 52 of the prospectus.
If you invest in our shares through an IRA or other retirement plan, you may be limited in your ability to withdraw required minimum dividends.
If you establish a plan or account through which you invest in our common stock, federal law may require you to withdraw required minimum dividends from such plan in the future. Our stock will be highly illiquid, and our share redemption program only offers limited liquidity. If you are able to find a purchaser for your shares, such sale may be at a price less than the price at which you initially purchased your shares of our common stock. If you fail to withdraw required minimum distributions from your plan or account, you may be subject to certain taxes and tax penalties.
Specific rules apply to foreign, governmental and church plans.
As a general rule, certain employee benefit plans, including foreign pension plans, governmental plans established or maintained in the United States (as defined in Section 3(32) of ERISA), and certain church plans (as defined in Section 3(33) of ERISA), are not subject to ERISA’s requirements and are not “benefit plan investors” within the meaning of the Plan Assets Regulation. Any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code may nonetheless be subject to the prohibited transaction rules set forth in Section 503 of the Internal Revenue Code and, under certain circumstances in the case of church plans, Section 4975 of the Internal Revenue Code. Also, some foreign plans and governmental plans may be subject to foreign, state, or local laws which are, to a material extent, similar to the provisions of ERISA or Section 4975 of the Internal Revenue Code. Each fiduciary of a plan subject to any such similar law should make its own determination as to the need for and the availability of any exemption relief.
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Risk Factors — Risks Related to Federal Income Taxes and Our Status as a REIT — We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability or reduce our operating flexibility” on page 55 of the prospectus.
In addition, according to publicly released statements, a top legislative priority of the new U.S. administration and the current Congress may be significant reform of the Internal Revenue Code, including significant changes to taxation of business entities and the deductibility of interest expense.  There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on our business.

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The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Risk Factors — Risks Related to Federal Income Taxes and Our Status as a REIT — Non-U.S. stockholders may be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax upon the disposition of our shares” on page 56 of the prospectus.
Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (a) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 10% or less of our common stock at any time during the five-year period ending on the date of the sale.
We have paid, and may continue to pay, some of our distributions from sources other than cash flows from operations, including borrowings, proceeds from asset sales or the sale of securities in the Offerings or future offerings, which may reduce the amount of capital we ultimately invest in real estate and may negatively impact the value of our stockholders’ investment in our common stock.
To the extent that cash flow from operations has been or is insufficient to fully cover our distributions to our stockholders, we have paid, and may continue to pay, some of our distributions from sources other than cash flow from operations. Such sources may include borrowings, proceeds from asset sales or the sale of our securities in the Offerings or future offerings. We have no limits on the amounts we may pay from sources other than cash flow from operations. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds, and may cause investors to experience dilution. This may negatively impact the value of our stockholders’ investment in our common stock.
As of June 30, 2017, cumulative since inception, we have declared $39.2 million of distributions and we have paid $37.5 million, of which $20.6 million was paid in cash and $16.9 million was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. Our net income was $5.7 million and $447,000 as of June 30, 2017, cumulative since inception, and for the six months ended June 30, 2017, respectively, and our net loss was $1.3 million for the year ended December 31, 2016. The following table presents distributions and the source of distributions for the periods indicated below (dollars in thousands):

	Six Months Ended June 30, 2017			Year Ended December 31, 2016			As of June 30, 2017, Cumulative Since Inception
	Amount		Percent	Amount		Percent	Amount	Percent
Distributions paid in cash	$4,689		51%	$6,518		52%	$20,619	55%
Distributions reinvested	4,589		49%	5,984		48%	16,869	45%
Total distributions	$9,278		100%	$12,502		100%	$37,488	100%

Source of distributions:
Net cash provided by operating activities	$8,130		88%	$9,994	(1)	80%	$33,556	90%
Proceeds from issuance of common stock	1,148	(1)	12%	2,508		20%	3,932	10%
Total sources	$9,278		100%	$12,502		100%	$37,488	100%
———————————

(1)	Includes cash flows in excess of distributions from prior periods.
Net cash provided by operating activities for the six months ended and as of June 30, 2017, cumulative since inception, was approximately $8.1 million and $33.6 million, respectively, and net cash provided by operating activities for the year ended December 31, 2016 was approximately $8.3 million, and in each case reflected a reduction for real estate acquisition-related expenses incurred of approximately $1.3 million, $8.1 million, and $3.3 million, respectively, in accordance with GAAP. Prior to the adoption of Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses, in April 2017, as set forth in the “Estimated Use of Proceeds” section of the prospectus, we treated our real estate acquisition-related expenses as funded by proceeds from our offering, including proceeds from the distribution reinvestment plan. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions as of June 30, 2017, cumulative since inception, includes the amount by which real estate acquisition-related expenses have reduced net cash flows provided by operating activities. As of June 30, 2017, cumulative since inception, our distributions were funded by net cash provided by operating activities of $33.6 million and proceeds from our offering of $3.9 million. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for investment and operations or cause us to incur

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additional interest expense as a result of borrowed funds, and may cause investors to experience dilution. This may negatively impact the value of your investment.
Selected Financial Data
The following data supersedes and replaces the section of our prospectus captioned “Selected Financial Data” on page 88 of the prospectus.
The following data should be read in conjunction with our condensed consolidated unaudited financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which is attached as Annex A to this Supplement No. 9, and our audited consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, incorporated by reference into the prospectus.
The selected financial data (in thousands, except share and per share amounts) presented below has been derived from our condensed consolidated unaudited financial statements as of and for the six months ended June 30, 2017 and our audited financial statements as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.
Certain line items of the consolidated balance sheets as of December 31, 2015, 2014, 2013 and 2012 have been adjusted to reflect a correction based on an interpretative clarification regarding our industry’s accounting of the recognition of ongoing periodic fees, as discussed in “Note 2 — Correction of Prior Period Amounts” to our consolidated audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

	As of and for the six months ended June 30, 2017	As of and for the year ended December 31,
		2016	2015	2014	2013	2012
Balance Sheet Data:
Total real estate investments, net	$601,744	$436,774	$257,583	$225,505	$102,796	$33,102
Cash and cash equivalents	$11,749	$4,671	$14,840	$4,489	$5,370	$998
Total assets	$626,240	$453,572	$281,502	$233,162	$109,883	$35,209
Notes payable and credit facility, net	$259,632	$159,143	$117,730	$119,530	$43,900	$20,640
Total liabilities	$294,949	$185,486	$133,558	$130,578	$49,875	$23,119
Redeemable common stock	$39,783	$32,076	$17,967	$12,545	$6,982	$3,770
Stockholders’ equity	$290,726	$235,224	$129,977	$90,039	$53,026	$8,320
Operating Data:
Total revenues	$21,152	$27,311	$19,109	$13,305	$5,089	$2,688
Total operating expenses	$16,458	$23,233	$13,444	$10,503	$4,679	$1,953
Operating income	$4,694	$4,078	$5,665	$2,802	$410	$735
Net income (loss) attributable to the Company	$429	$(1,292)	$7,327	$251	$(534)	$(80)
Cash Flow Data:
Cash flows provided by operating activities	$8,130	$8,293	$8,234	$6,574	$1,650	$675
Cash flows used in investing activities	$(166,780)	$(187,622)	$(36,102)	$(126,525)	$(70,959)	$(3,270)
Cash flows provided by financing activities	$165,728	$169,160	$38,219	$119,070	$73,681	$2,458
Per Share Data:
Net income (loss) – basic and diluted	$0.02	$(0.10)	$0.93	$0.04	$(0.21)	$(0.11)
Distributions declared	$0.48	$0.98	$0.98	$0.97	$0.91	$0.84
Weighted average shares outstanding – basic and diluted	19,741,184	13,418,544	7,912,968	6,019,518	2,509,921	722,190

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Historical NAV Per Share
The table below provides the components of our NAV, as determined by State Street, our independent fund accountant, and the computation of NAV per share for each share class as of June 30, 2017 and March 31, 2017. Our NAV per share for each share class is posted daily on our website at https://www.colecapital.com/cole-income-nav-strategy/daily-nav. Our NAV is not prepared in accordance with GAAP. Investors should refer to our financial statements and accompanying footnotes and incorporated by reference into the prospectus, for our net book value on a per share basis in accordance with GAAP, which is our stockholders’ equity divided by shares outstanding as of the date of measurement. Our NAV is calculated using a detailed set of valuation methodologies, as described under the heading “Valuation Policies” in the prospectus.(1) When the fair value of our assets and liabilities is calculated for the purposes of determining our NAV per share for each share class, the calculation is done using the fair value methodologies detailed within the FASB Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures.(2) Our NAV is not audited or reviewed by our independent registered public accounting firm.

	NAV as of
	June 30, 2017
	(unaudited)
	W Shares (3)	A Shares(3)	I Shares(3)	Consolidated
Newly Acquired Real Estate Properties (4)	$110,437,202	$49,877,161	$6,574,991	$166,889,354
Operating Real Estate Properties (5)	311,518,782	140,692,379	18,546,589	470,757,750
Total Real Estate Properties (6)	421,955,984	190,569,540	25,121,580	637,647,104
Real Estate Related Securities and Real Estate Related Assets	—	—	—	—
Acquisition Expenses and Deferred Financing Costs	4,374,383	1,975,619	260,433	6,610,435
Cash, Marketable Securities and Other Assets	12,347,764	5,576,666	735,137	18,659,567
Total Assets	438,678,131	198,121,825	26,117,150	662,917,106
Newly Incurred Debt (7)	36,197,125	16,347,842	2,155,033	54,700,000
Outstanding Debt (8)	137,047,670	61,895,345	8,159,273	207,102,288
Accrued Liabilities	2,172,899	981,354	129,365	3,283,618
Total Liabilities	175,417,694	79,224,541	10,443,671	265,085,906
NAV	$263,260,437	$118,897,284	$15,673,479	$397,831,200
Number of Shares of Common Stock Issued and Outstanding	14,515,249	6,624,984	856,659
NAV Per Share (9)	$18.14	$17.95	$18.30

	NAV as of
	March 31, 2017
	(unaudited)
	W Shares (3)	A Shares(3)	I Shares(3)	Consolidated
Newly Acquired Real Estate Properties (4)	$105,575,253	$40,927,085	$6,471,220	$152,973,558
Operating Real Estate Properties (5)	254,193,926	98,540,293	15,580,781	368,315,000
Total Real Estate Properties (6)	359,769,179	139,467,378	22,052,001	521,288,558
Real Estate Related Securities and Real Estate Related Assets	—	—	—	—
Acquisition Expenses and Deferred Financing Costs	3,482,121	1,349,872	213,436	5,045,429
Cash, Marketable Securities and Other Assets	6,965,779	2,700,339	426,966	10,093,084
Total Assets	370,217,079	143,517,589	22,692,403	536,427,071
Newly Incurred Debt (7)	11,318,519	4,387,714	693,767	16,400,000
Outstanding Debt (8)	113,025,766	43,815,335	6,927,898	163,768,999
Accrued Liabilities	2,550,683	988,792	156,344	3,695,819
Total Liabilities	126,894,968	49,191,841	7,778,009	183,864,818
NAV	$243,322,111	$94,325,748	$14,914,394	$352,562,253
Number of Shares of Common Stock Issued and Outstanding	13,459,208	5,266,335	818,400
NAV Per Share (9)	$18.08	$17.91	$18.22
________________

(1)
Our valuation policies, which address specifically each category of our assets and liabilities and are applied separately from the preparation of our financial statements in accordance with GAAP, involve adjustments from historical cost. There are certain factors which cause NAV to be different from net book value on a GAAP basis. For NAV purposes, our real estate properties and real estate related liabilities are valued by CBRE, our independent valuation expert, on a rolling

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quarterly basis once the investment or liability has been held for one full calendar quarter. CBRE does not prepare and is not responsible for our NAV or our daily NAV per share for each share class. For GAAP purposes, these assets and liabilities are generally recorded at depreciated or amortized cost. Other factors, including straight-lining of rent for GAAP purposes and the treatment of acquisition related expenses and organization and offering costs, will cause our GAAP net book value to be different from our NAV.

(2)
No rule or regulation mandates the manner for calculating NAV. While our NAV calculation methodologies are consistent with standard industry practices for valuing private real estate funds, they involve significant professional judgment in the application of both observable and unobservable attributes, and there is no established practice among publicly-offered REITs, listed or unlisted, for calculating NAV. As a result, our methodologies or assumptions may differ from other REITs’ methodologies or assumptions.

(3)
For presentation purposes and to demonstrate the calculation of the NAV per share for each class, the consolidated amount of each category of our assets and liabilities has been allocated to each share class based on the relative NAV of each class, as determined by State Street on June 30, 2017 and March 31, 2017. Additionally, share class specific assets and liabilities have been allocated in full to their applicable share class.

(4)
The consolidated amount represents the estimated value of our newly acquired real estate properties and capital expenditures, which are valued at cost until the investment has been held for one full calendar quarter following the quarter of acquisition, and thereafter will be valued by our independent valuation expert.

(5)
The consolidated amount represents the sum of the estimated values of each of our operating real estate properties, excluding newly acquired real estate properties which are valued at cost until the investment has been held for one full calendar quarter following the quarter of acquisition, contained in the individual property appraisal reports provided by CBRE. After a property valuation is performed by CBRE, it provides its appraisal report to us and to State Street, and State Street adds all the property values from all of the appraisal reports it has received from CBRE to arrive at the total estimated value of our operating real estate properties. CBRE does not prepare, and is not responsible for, our daily NAV per share for any share class or for calculating the total estimated value of our operating real estate properties.

(6)	The aggregate purchase price of total real estate properties was $619.2 million and $505.4 million, as of June 30, 2017 and March 31, 2017, respectively.

(7)
The consolidated amount represents the estimated value of our newly incurred real estate-related liabilities, which are valued at cost until the loan has been outstanding for one full calendar quarter following the quarter we enter into the loan, and thereafter will be valued by CBRE. This amount also includes amounts drawn on our line of credit subsequent to valuation by CBRE. On June 27, 2017, we entered into a loan agreement with People’s United Bank, N.A, in the principal amount of $15.8 million. On June 29, 2017, we entered into a loan agreement with Farmington Bank, N.A, in the principal amount of approximately $14.3 million. One June 30, 2017, we entered into a loan agreement with People’s United Bank, N.A, in the principal amount of approximately $9.2 million. And as of June 30, 2017, we borrowed an additional $15.5 million on our Line of Credit.

(8)
The consolidated amount represents the estimated value of our commercial real estate-related liabilities contained in the fair value analysis provided by CBRE. After a loan valuation is performed by CBRE, it provides its fair value analysis to us and State Street, which compiles the estimated value of our real estate-related liabilities. CBRE does not prepare, and is not responsible for, our daily NAV per share for any share class or for calculating the total estimated value of our debt. The June 30, 2017 loan valuations prepared by CBRE concluded the value of our loans were at market with the exception of one mortgage note, for which the fair value was estimated to be less than book value by $67,000.

(9)
See “Risk Factors” in the prospectus for the limitations and risks associated with our NAV per share for each share class, including the risk that the components of NAV and the methodologies used by us and State Street in the discharge of our or their respective responsibilities in connection with it may differ from those used by other companies now or in the future.

In the preparation of individual appraisal reports, CBRE primarily applied an income capitalization approach and relied on modeling assumptions to estimate the value of our operating real estate properties. Key assumptions, as of June 30, 2017, which vary from property to property, market to market and period to period, include capitalization rates (ranging from 5.50% to 9.00%), annual market rent growth rates (ranging from 0.00% to 3.00%) and holding periods (ranging from 10.00 to 11.00 years). Changes in these assumptions would impact the calculation of the value of our real estate assets.  For example, assuming all other factors remain unchanged, our advisor has calculated that an increase in the implied capitalization rate of 0.25% would cause the total estimated value of our operating real estate properties to decrease by $16.5 million in the aggregate as of June 30, 2017 and a reduction in the implied capitalization rate of 0.25% would cause the total estimated value of our operating real estate properties to increase by $17.7 million in the aggregate as of June 30, 2017. This is only a mathematical illustration and is not intended to qualify the values reflected above. See “Risk Factors” and “Valuation Policies” in the prospectus for a discussion on the limitations and risks associated with the utilization of judgments and assumptions in valuing our operating real estate properties.

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The following table provides our NAV per share for each quarter following the commencement of our operations for each of our classes of common stock:

	NAV Per Share
Date	W Shares	A Shares	I Shares
12/31/2011	$14.99	*	*
3/31/2012	$15.00	*	*
6/30/2012	$15.75	*	*
9/30/2012	$15.82	*	*
12/31/2012	$16.11	*	*
3/31/2013	$16.31	*	*
6/30/2013	$16.56	*	*
9/30/2013	$16.71	*	*
12/31/2013	$16.84	$16.83	$16.85
3/31/2014	$16.99	$16.97	$17.01
6/30/2014	$17.07	$17.04	$17.10
9/30/2014	$17.10	$17.05	$17.14
12/31/2014	$17.51	$17.45	$17.55
3/31/2015	$18.08	$18.07	$18.15
6/30/2015	$18.18	$18.16	$18.25
9/30/2015	$18.16	$18.12	$18.23
12/31/2015	$18.24	$18.17	$18.31
3/31/2016	$18.28	$18.19	$18.37
6/30/2016	$18.31	$18.21	$18.42
9/30/2016	$18.25	$18.13	$18.37
12/31/2016	$18.15	$18.01	$18.29
3/31/2017	$18.08	$17.91	$18.22
6/30/2017	$18.14	$17.95	$18.30
________________
* Not available. A Shares and I Shares were not available prior to August 26, 2013, and we did not issue any A Shares or I Shares as of September 30, 2013.
Management
The following information supersedes and replaces the sixth paragraph of the section of our prospectus captioned “Management — Executive Officers and Directors” beginning on page 101 of the prospectus.
Since August 2016, Mr. DeBacker has served as senior vice president and chief financial officer, Cole REITs, of VEREIT. Mr. DeBacker was the principal at CFO Financial Services, LLC, a certified public accounting firm that provided accounting, payroll, tax, forecasting and planning, business valuation and investment advisory services to business organizations, from May 2014 until August 2016 and sold his ownership interest in the assets of CFO Financial Services, LLC in March 2017. He did not manage or otherwise provide any services with respect to any client accounts for CFO Financial Services, LLC from the time that he joined Cole Capital and its affiliates in August 2016 until the sale of his ownership interest in the assets of CFO Financial Services, LLC was finalized. Mr. DeBacker was also registered as an investment adviser representative with Archer Investment Corporation, an investment advisory firm that partners with accountants and CPAs to provide investment management solutions for their clients, from November 2015 until August 2016. From December 2005 until May 2014, Mr. DeBacker worked at Cole Capital and, following the merger with VEREIT, most recently served as vice president of real estate planning and analysis. From 2002 until 2005, Mr. DeBacker worked as an auditor for the independent public accounting firm of Ernst & Young LLP. Mr. DeBacker earned his bachelor’s degree in accounting from the University of Arizona and is a Certified Public Accountant in Arizona.

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The following information supersedes and replaces the table of our executive officers, key personnel and directors beginning on page 101 of the prospectus in the “Management — Executive Officers and Directors” section of the prospectus.

Name	Age *	Position(s)
Glenn J. Rufrano	67	Chief executive officer and president and director
Nathan D. DeBacker	37	Chief financial officer and treasurer
Jeffrey R. Smith	34	Vice president of accounting and principal accounting officer **
George N. Fugelsang	77	Independent director and non-executive chairman of the board of directors
Richard J. Lehmann	73	Independent director
Roger D. Snell	61	Independent director
______________________

*	As of June 30, 2017.

**	Non-Executive Officer
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Management — Executive Officers and Directors” beginning on page 101 of the prospectus, as supplemented.
Jeffrey R. Smith has served as our vice president of accounting and principal accounting officer since June 2017. Mr. Smith also serves in the following positions for certain other programs sponsored by Cole Capital:

Entity	Position(s)	Dates
CCPT IV, CCIT II, CCIT III, CCPT V	Vice president of accounting and principal accounting officer *	June 2017 — Present
______________________

*	Non-Executive Officer
Prior to his appointment, Mr. Smith served as director of accounting of VEREIT from June 2016 until June 2017. From September 2008 until joining VEREIT in June 2016, Mr. Smith worked as an auditor for the independent public accounting firm of KPMG LLP. Mr. Smith earned his master’s degree in accounting from Brigham Young University and is a Certified Public Accountant.
We do not compensate Mr. Smith for his services as a non-executive officer of our company.
Effective as of June 2, 2017, Christine T. Brown resigned as our vice president of accounting and principal accounting officer and from all positions with other programs sponsored by Cole Capital. Accordingly, all references to Ms. Brown in the prospectus are hereby supplemented with the aforementioned information.
Compensation, Fees and Reimbursements Paid or Payable to Our Advisor and Its Affiliates as of June 30, 2017
The following data supplements, and should be read in conjunction with, the section of our prospectus captioned “Compensation” beginning on page 113 of the prospectus.
We incurred commissions, fees and expense reimbursements as shown in the table below for services provided by our advisor and its affiliates during the periods indicated (in thousands):

	Six Months Ended June 30,
	2017	2016
Selling commissions	$1,477	$804
Distribution fee (1)	$239	$88
Dealer manager fees (1)	$949	$552
Organization and offering expense reimbursement	$682	$513
Acquisition expense reimbursement	$845	$657
Advisory fee	$1,935	$1,186
Operating expense reimbursement	$1,579	$749
Performance fee	$—	$—
____________________________________
(1) Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for the future dealer manager and distribution fees payable to Cole Capital Corporation of $15.8 million and $12.5 million, as of June 30, 2017 and December 31, 2016, respectively.

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All organization and offering expenses associated with the sale of our common stock (excluding selling commissions, the distribution fee and the dealer manager fee) are paid by our advisor or its affiliates and can be reimbursed by us up to 0.75% of the aggregate gross offering proceeds, excluding selling commissions charged on A Shares sold in the primary offering. As of June 30, 2017, our advisor or its affiliates had paid organization and offering costs in excess of the 0.75% limitation in connection with our offering. These excess costs were not included in our financial statements because such costs were not a liability of the Company as they exceeded 0.75% of gross proceeds from our offering. As we raise additional proceeds from our offering, these excess costs may become payable.
As of June 30, 2017 and December 31, 2016, $17.1 million and $14.8 million, respectively, was due to Cole Advisors and its affiliates primarily related to the estimated liability for current and future dealer manager and distribution fees, advisory fees, the reimbursement of organization and offering expenses, and acquisition expenses.
Distributions and Share Redemptions
The following information supplements, and should be read in conjunction with, the section in our prospectus captioned “Description of Capital Stock — Distributions” beginning on page 142 of the prospectus.
Our board of directors authorized a daily distribution, based on 365 days in the calendar year, of $0.002678083 per share for stockholders of record as of the close of business on each day of the period commencing on January 1, 2017 and ending on December 31, 2017. The daily distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes each day so that, from day to day, distributions constitute a uniform percentage of the NAV per share of all classes. As a result, from day to day, the per share daily distribution for each outstanding class of common stock may be higher or lower than the daily distribution amount authorized by our board of directors based on the relative NAV of each class of common stock on that day. As of June 30, 2017 we had distributions payable of $1.7 million.
As of June 30, 2017, cumulative since inception, we have declared $39.2 million of distributions and we have paid $37.5 million, of which $20.6 million was paid in cash and $16.9 million was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. Our net income was $5.7 million and $447,000 as of June 30, 2017, cumulative since inception, and for the six months ended June 30, 2017, respectively, and our net loss was $1.3 million for the year ended December 31, 2016. The following table presents distributions and the source of distributions for the periods indicated below (dollars in thousands):

	Six Months Ended June 30, 2017			Year Ended December 31, 2016			As of June 30, 2017, Cumulative Since Inception
	Amount		Percent	Amount		Percent	Amount	Percent
Distributions paid in cash	$4,689		51%	$6,518		52%	$20,619	55%
Distributions reinvested	4,589		49%	5,984		48%	16,869	45%
Total distributions	$9,278		100%	$12,502		100%	$37,488	100%

Source of distributions:
Net cash provided by operating activities	$8,130		88%	$9,994	(1)	80%	$33,556	90%
Proceeds from issuance of common stock	1,148	(1)	12%	2,508		20%	3,932	10%
Total sources	$9,278		100%	$12,502		100%	$37,488	100%
———————————

(1)	Includes cash flows in excess of distributions from prior periods.
Net cash provided by operating activities for the six months ended June 30, 2017, the year ended December 31, 2016, and as of June 30, 2017, cumulative since inception, was $8.1 million, $8.3 million and $33.6 million, respectively, and in each case reflected a reduction for real estate acquisition-related expenses incurred of approximately $1.3 million, $3.3 million and $8.1 million, respectively, in accordance with GAAP. Prior to the adoption of ASU 2017-01 in April 2017, as set forth in the “Estimated Use of Proceeds” section of the prospectus, we treated our real estate acquisition-related expenses as funded by proceeds from our offering, including proceeds from the distribution reinvestment plan. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the six months ended June 30, 2017, the year ended December 31, 2016, and as of June 30, 2017, cumulative since inception, includes the amount by which real estate acquisition-related expenses have reduced net cash flows provided by operating activities. As of June 30, 2017, cumulative since inception, our distributions were funded by net cash provided by operating activities of $33.6 million and proceeds from our offering of $3.9 million. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds, and may cause subsequent investors to experience dilution. This may negatively impact the value of your investment.

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The following information supplements, and should be read in conjunction with, the section in our prospectus captioned “Share Purchases and Redemptions — Redemption Plan” beginning on page 179 of the prospectus.
As of June 30, 2017, cumulative since inception, we had received redemption requests for and redeemed approximately 3.2 million W Shares, 237,000 A Shares, and 52,000 I Shares of common stock for $56.0 million, $4.3 million, and $950,000, respectively.
Prior Performance Summary
The following information supersedes and replaces the section of our prospectus captioned “Prior Performance Summary” beginning on page 129 of the prospectus.
Investment Programs
The information presented in this section and in the Prior Performance Tables attached to this prospectus provides relevant summary information on the historical experience of the public real estate programs managed over the last ten years by our sponsor, Cole Capital, including certain officers and directors of our advisor and its affiliates. The performance of the public programs previously sponsored by Cole Capital is not necessarily indicative of the results that we will achieve. Therefore, you should not assume that you will experience returns comparable to those experienced by investors in other public real estate programs sponsored by Cole Capital.
We intend to conduct this offering along with current and future offerings by one or more public and private real estate entities sponsored by Cole Capital. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the “Conflicts of Interest” section of this prospectus for additional information.
The Prior Performance Tables set forth information as of the dates indicated regarding the programs subject to public reporting requirements, including (1) experience in raising and investing funds (Table I); (2) annual operating results of real estate programs (Table III); (3) results of completed programs (Table IV); and (4) results of sales or disposals of properties (Table V). The purpose of this prior performance information is to enable you to evaluate accurately the experience of our advisor and its affiliates in sponsoring like public programs. The following discussion is intended to summarize briefly the objectives and performance of the public real estate programs and to disclose any material adverse business developments sustained by them. As of December 31, 2016, all of the public real estate programs had investment objectives similar to those of this program.
Summary Information
Cole Capital is currently sponsoring or has sponsored nine publicly offered REITs, Cole Credit Property Trust, Inc. (CCPT I), Cole Credit Property Trust II, Inc. (CCPT II), Cole Real Estate Investments, Inc. (Cole), Cole Corporate Income Trust (CCIT), Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II), Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV Strategy), Cole Credit Property Trust IV, Inc. (CCPT IV), Cole Credit Property Trust V, Inc. (CCPT V) and Cole Office & Industrial REIT (CCIT III), Inc. (CCIT III), during the period from January 1, 2007 to December 31, 2016. As of December 31, 2016, each of the other publicly offered REITs had similar investment objectives to our program. As of December 31, 2016, these programs had raised a total of $14.0 billion from approximately 269,500 investors. For more detailed information about the experience of our sponsor in raising and investing funds of CCIT, CCPT IV and CCIT II, see Table I of the Prior Performance Tables. For more detailed information about the compensation paid to the sponsor from CCPT I, CCPT II, Cole and CCIT, see Table IV of the Prior Performance Tables.
During the period from January 1, 2007 to December 31, 2016, the public real estate programs purchased 3,094 properties located in 49 states and the U.S. Virgin Islands for an aggregate purchase price of $20.7 billion. The table below gives information about these properties by region.

	Properties Purchased
Location	Number	% of Total Purchase Price
South	1,636	46.7%
Midwest	856	23.0%
West	398	19.3%
Northeast	203	11.0%
U.S. Virgin Islands	1	—%
	3,094	100.0%

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Based on the aggregate purchase price of the 3,094 properties, approximately 76.8% were retail and/or commercial properties and approximately 23.2% were office and/or industrial properties.
The following table shows a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the public real estate programs sponsored by Cole Capital as of December 31, 2016:

Type of Property	New	Used	Construction
Retail/Commercial	14.5%	85.5%	—%
Office/Industrial	26.5%	73.5%	—%
Land	—%	1.8%	98.2%
As of December 31, 2016, four of the public programs had sold 66 properties for net proceeds of $795.0 million, and one of the public programs had sold land parcels of two properties (but retained ownership of the remainder of these properties) as of December 31, 2016 for net proceeds of $2.8 million.
Public Programs
Cole Credit Property Trust, Inc. (CCPT I)
On April 6, 2004, CCPT I commenced a private placement of shares of its common stock for $10.00 per share, subject to certain volume and other discounts. CCPT I completed the private placement on September 16, 2005, after having raised aggregate gross proceeds of approximately $100.3 million. On March 17, 2014, CCPT I entered into an agreement and plan of merger (the CCPT Merger Agreement), among CCPT I, VEREIT and Desert Acquisition, Inc., a Delaware corporation and direct wholly-owned subsidiary of VEREIT (Desert Merger Sub), pursuant to which, among other things, Desert Merger Sub commenced a cash tender offer (the Offer) to purchase all of CCPT I’s outstanding shares of common stock. On May 19, 2014, the merger contemplated by the CCPT Merger Agreement was completed and CCPT I merged with and into Desert Merger Sub, with Desert Merger Sub surviving as a wholly-owned subsidiary of VEREIT. As of May 18, 2014, the day prior to the merger, CCPT I had raised approximately $100.3 million from approximately 1,500 investors, and owned 39 retail and/or commercial properties located in 19 states for an aggregate acquisition cost of approximately $164.4 million.
Cole Credit Property Trust II, Inc. (CCPT II)
On June 27, 2005, CCPT II commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. CCPT II terminated its initial public offering on May 22, 2007 and commenced a follow-on public offering on May 23, 2007. Pursuant to the follow-on offering, CCPT II offered and sold shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to its distribution reinvestment plan. CCPT II terminated its follow-on offering on January 2, 2009, although it continued to offer and sell shares of its common stock to existing CCPT II stockholders pursuant to its distribution reinvestment plan through December 6, 2012. On January 22, 2013, CCPT II entered into an agreement and plan of merger with Spirit Realty Capital, Inc. (Spirit), a publicly listed REIT. The agreement and plan of merger provided for the merger of Spirit with and into CCPT II, with CCPT II continuing as the surviving corporation under the name Spirit Realty Capital, Inc. On July 17, 2013, the merger and the other transactions contemplated by the agreement and plan of merger were completed. As of July 16, 2013, the day prior to the merger, CCPT II had raised approximately $2.3 billion from approximately 41,000 investors and owned 747 retail and/or commercial properties in 45 states and the U.S. Virgin Islands, with an aggregate acquisition cost of approximately $3.3 billion.
Cole Real Estate Investments, Inc. (Cole)
On October 1, 2008, Cole commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. Cole terminated its initial public offering on October 1, 2010 and commenced a follow-on public offering on October 1, 2010. Pursuant to the follow-on offering, Cole sold shares of its common stock for $10.00 per share, subject to certain volume and other discounts, and for $9.50 per share pursuant to its distribution reinvestment plan. Cole ceased issuing shares in its follow-on offering on April 27, 2012, although it continued to offer and sell shares pursuant to its distribution reinvestment plan. On April 5, 2013, Cole completed a transaction whereby Cole Holdings merged with and into CREInvestments, LLC (CREI), a wholly-owned subsidiary of Cole (the Cole Holdings Merger). Cole changed its name from Cole Credit Property Trust III, Inc. to Cole Real Estate Investments, Inc. and its shares of common stock were listed on the New York Stock Exchange (NYSE) on June 20, 2013. On October 22, 2013, Cole entered into an agreement and plan of merger with VEREIT (the VEREIT Merger Agreement). The VEREIT Merger Agreement provided for the merger of Cole with and into Merger Sub, with Merger Sub surviving the VEREIT Merger as a wholly-owned subsidiary of VEREIT. On February 7, 2014, the VEREIT Merger and the other transactions contemplated by the VEREIT Merger Agreement were completed. As of June 19, 2013, the date prior to the listing, Cole had raised approximately $5.0 billion from approximately 101,000 investors

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and owned 1,004 retail and/or commercial properties, nine office and/or industrial properties and one land parcel in 48 states, or a total of 1,014 properties, which included four consolidated joint ventures, with an aggregate acquisition cost of approximately $7.5 billion.
Cole Corporate Income Trust, Inc. (CCIT)
On February 10, 2011, CCIT commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. CCIT ceased issuing shares in its primary offering on November 21, 2013, although it continued to offer and sell shares of its common stock to existing CCIT stockholders pursuant to its distribution reinvestment plan through September 30, 2014. On August 30, 2014, CCIT entered into an Agreement and Plan of Merger (the CCIT Merger Agreement) with Select Income REIT, a publicly-listed Maryland real estate investment trust (SIR), and SC Merger Sub LLC, a Maryland limited liability company and wholly-owned subsidiary of SIR (SIR Merger Sub). The CCIT Merger Agreement provided that, subject to satisfaction or waiver of certain conditions, CCIT would be merged with and into SIR Merger Sub, with SIR Merger Sub surviving as a wholly-owned subsidiary of SIR. On January 29, 2015, CCIT merged with and into SIR Merger Sub. As of January 28, 2015, the day prior to the merger, CCIT had raised approximately $2.0 billion from approximately 38,000 investors and owned 87 office and/or industrial properties in 30 states with an aggregate acquisition cost of approximately $2.7 billion, which included one consolidated joint venture.
Cole Credit Property Trust IV, Inc. (CCPT IV)
On January 26, 2012, CCPT IV commenced an initial public offering of shares of its common stock for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. CCPT IV ceased issuing shares in its primary offering on April 4, 2014, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. Effective November 14, 2016, CCPT IV revised its offering price of shares pursuant to the distribution reinvestment plan to be $9.92 per share, the estimated per share NAV as of September 30, 2016. As of December 31, 2016, CCPT IV had raised approximately $3.3 billion from approximately 61,200 investors and owned 877 retail and/or commercial properties and five office and/or industrial properties or a total of 882 properties, in 45 states with an aggregate acquisition cost of approximately $4.8 billion.
Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV Strategy)
On December 6, 2011, Cole Income NAV Strategy commenced an initial public offering of up to $4.0 billion in shares of its common stock at an initial offering price of $15.00 per share. The conditions of the escrow agreement were satisfied on December 7, 2011, and thereafter, the per share purchase price of Cole Income NAV Strategy’s common stock varied from day-to-day and, on any given business day, is equal to its NAV divided by the number of shares of its common stock outstanding as of the end of business on such day. The purchase price for shares under Cole Income NAV Strategy’s distribution reinvestment plan is equal to the NAV per share on the date that the distribution is payable, after giving effect to the distribution. As of December 31, 2016, Cole Income NAV Strategy had raised approximately $361.0 million ($261.1 million in Wrap Class common stock, $85.8 million in Advisor Class common stock and $14.1 million in Institutional Class common stock) from approximately 6,800 investors and owned 94 retail and/or commercial properties and 14 office and/or industrial properties, or a total of 108 properties, in 34 states with an aggregate acquisition cost of approximately $452.7 million.
Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II)
On September 17, 2013, CCIT II commenced an initial public offering in a single class of common stock (now referred to as the CCIT II Class A Shares as defined below) for $10.00 per share, subject to certain volume and other discounts, in a primary offering, and for $9.50 per share pursuant to a distribution reinvestment plan. On January 13, 2014, the conditions of the escrow agreement were satisfied, and thereafter CCIT II commenced principal operations. Effective as of March 4, 2016, CCIT II changed the designation of its common stock to Class A common stock (the CCIT II Class A Shares) and then reclassified a portion of its CCIT II Class A Shares as Class T common stock (the CCIT II Class T Shares). Effective April 11, 2016, CCIT II revised the offering price of CCIT II Class A Shares in the primary portion of its offering to be $10.99 per share (representing the $10.00 estimated per share NAV plus applicable selling commissions and dealer manager fees) and revised its offering price of CCIT II Class A Shares pursuant to the distribution reinvestment plan to be $10.00 per share (the estimated per share NAV). On April 29, 2016, CCIT II began offering up to $1.0 billion, of the $2.5 billion in shares that make up the primary portion of the offering, in CCIT II Class T Shares at a price of $10.53 per share in the primary portion of its offering (representing the $10.00 estimated per share NAV plus selling commissions and dealer manager fees applicable to the CCIT II Class T Shares), along with up to $1.5 billion in CCIT II Class A Shares at a price of $10.99 per share in the primary portion of its offering. CCIT II also began offering CCIT II Class T Shares pursuant to the distribution reinvestment plan at a price of $10.00 per share, along with CCIT II Class A Shares pursuant to the distribution reinvestment plan at a price of $10.00 per share. CCIT II ceased issuing shares in its primary offering on September 17, 2016. As of December 31, 2016, CCIT II had raised approximately $683.2 million ($657.5 million in CCIT II Class A shares and $25.7 million in CCIT II Class T shares)

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from approximately 13,700 investors and owned 15 office and 19 industrial properties in 18 states, with an aggregate acquisition cost of approximately $1.1 billion.
Cole Credit Property Trust V, Inc. (CCPT V)
On March 17, 2014, CCPT V commenced an initial public offering in a single class of shares of common stock (now referred to as the CCPT V Class A Shares as defined below) for $25.00 per share, subject to certain volume and other discounts, in a primary offering, and for $23.75 per share pursuant to a distribution reinvestment plan. On March 18, 2014, the conditions of the escrow agreement were satisfied, and thereafter CCPT V commenced principal operations. Effective as of March 4, 2016, CCPT V changed the designation of its common stock to Class A common stock (the CCPT V Class A Shares) and then reclassified a portion of its CCPT V Class A Shares as Class T common stock (the CCPT V Class T Shares). Effective April 11, 2016, CCPT V revised the offering price of CCPT V Class A Shares in the primary portion of its offering to be $26.37 per share (representing the $24.00 estimated per share NAV plus applicable selling commissions and dealer manager fees) and revised its offering price of CCPT V Class A Shares pursuant to the distribution reinvestment plan to be $24.00 per share (the estimated per share NAV). On April 29, 2016, CCPT V began offering up to $1.125 billion, of the $2.5 billion in shares that make up the primary portion of the offering, in CCPT V Class T Shares at a price of $25.26 per share in the primary portion of its offering (representing the $24.00 estimated per share NAV plus selling commissions and dealer manager fees applicable to the CCPT V Class T Shares), along with up to $1.375 billion in CCPT V Class A Shares at a price of $26.37 per share in the primary portion of its offering. CCPT V also began offering CCPT V Class T Shares pursuant to the distribution reinvestment plan at a price of $24.00 per share, along with CCPT V Class A Shares pursuant to the distribution reinvestment plan at a price of $24.00 per share. As of December 31, 2016, CCPT V had raised approximately $321.6 million ($313.5 million in CCPT V Class A Shares and $8.1 million in CCPT V Class T Shares) from approximately 6,600 investors and owned 116 retail and/or commercial properties in 31 states, with an aggregate acquisition cost of approximately $499.2 million.
Cole Office & Industrial REIT (CCIT III), Inc. (CCIT III)
On September 22, 2016, CCIT III commenced an initial public offering of shares of its common stock pursuant to the primary offering, consisting of two classes of shares: Class A shares at a price of $10.00 per share (up to $1.25 billion in shares) and Class T shares at a price of $9.57 per share (up to $1.25 billion in shares). Pursuant to the offering, CCIT III is also offering up to $1.0 billion in shares of its common stock pursuant to a distribution reinvestment plan at a purchase price during the offering equal to the per share primary offering price net of selling commissions and dealer manager fees, or $9.10 per share, for both Class A shares and Class T shares, assuming a $10.00 per Class A share primary offering price and a $9.57 per Class T share primary offering price. On September 22, 2016, the conditions of the escrow agreement were satisfied, and thereafter CCIT III commenced principal operations. As of December 31, 2016, CCIT III had raised approximately $2.9 million ($2.9 million in Class A shares and $50,000 in Class T shares) from approximately 10 investors and owned one office property located in Ohio, with an acquisition cost of approximately $32.8 million.
Any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the SEC by CCPT I, CCPT II, Cole, CCPT IV, CCIT, CCIT II, CCPT V, Cole Income NAV Strategy and CCIT III at www.colecapital.com or www.sec.gov. For a reasonable fee, we will provide copies of any exhibits to such Form 10-K.
Liquidity Track Record
Prior Public Programs
Of the nine public programs sponsored by Cole Capital discussed above, four programs, CCPT I, CCPT II, Cole and CCIT have completed liquidity events.
Cole Credit Property Trust, Inc. (CCPT I)
The CCPT I offering documents and charter contemplated a liquidity event on or prior to February 1, 2016. However, as noted above, on May 19, 2014, the merger of CCPT I with VEREIT and Desert Merger Sub was completed, completing the liquidity event prior to the timeframe provided in CCPT I’s offering documents and charter. Pursuant to the CCPT Merger Agreement, VEREIT commenced the Offer to purchase all of the outstanding shares of common stock of CCPT I (other than shares held by VEREIT, any of its subsidiaries or any wholly-owned subsidiaries of CCPT I) at a price of $7.25 per share (the Offer Price). As of the expiration of the Offer, a total of 7,735,069 shares of CCPT I common stock were validly tendered and not withdrawn, representing approximately 77% of the shares of CCPT I common stock outstanding. Immediately following the Offer, VEREIT exercised its option (the Top-Up Option), granted pursuant to the CCPT Merger Agreement, to purchase, at a price per share equal to the Offer Price, 13,457,874 newly issued shares of CCPT I common stock (collectively, the Top-Up Shares). The Top-Up Shares, taken together with the shares of CCPT I common stock owned, directly or indirectly, by VEREIT and its subsidiaries immediately following the acceptance for payment and payment for the shares of CCPT I common stock that were validly tendered in the Offer, constituted one share more than 90% of the outstanding shares of CCPT I common stock (after giving effect to the issuance of all shares subject to the Top-Up Option), the applicable threshold required to effect a short-form merger under applicable Maryland law without stockholder approval. Following the consummation of the Offer and

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the exercise of the Top-Up Option, in accordance with the CCPT Merger Agreement, VEREIT completed its acquisition of CCPT I by effecting a short-form merger under Maryland law, pursuant to which CCPT I was merged with and into Desert Merger Sub, with Desert Merger Sub surviving as a direct wholly-owned subsidiary of VEREIT.
Cole Credit Property Trust II, Inc. (CCPT II)
The CCPT II offering documents and charter contemplated a liquidity event on or prior to May 22, 2017. However, as noted above, on July 17, 2013, the merger of CCPT II with Spirit was completed, completing the liquidity event prior to the timeframe provided in CCPT II’s offering documents and charter. Pursuant to the agreement and plan of merger, each Spirit stockholder received 1.9048 shares of CCPT II common stock for each share of Spirit common stock held immediately prior to the effective time of the merger (which equated to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CCPT II common stock). The shares of the combined company’s common stock closed trading on July 17, 2013 at $9.28 per share on the NYSE under the symbol “SRC.”
Cole Real Estate Investments, Inc. (Cole)
The Cole offering documents and charter contemplated a liquidity event on or prior to October 1, 2020. However, as noted above, on April 5, 2013, Cole completed a transaction whereby Cole Holdings merged with and into CREI, a wholly-owned subsidiary of Cole. Cole changed its name to Cole Real Estate Investments, Inc. and its shares of common stock were listed on the NYSE on June 20, 2013 at an initial price of $11.50 per share, completing the liquidity event prior to the timeframe provided in Cole’s offering documents and charter. In connection with the Cole Holdings Merger, the sole stockholder of Cole Holdings and certain of Cole Holdings’ executive officers (collectively, the Holdings Executives) received a total of $21.9 million in cash, which included $1.9 million paid related to an excess working capital adjustment, and approximately 10,700,000 newly-issued shares of common stock of Cole, inclusive of approximately 661,000 shares that were withheld to satisfy applicable tax withholdings (jointly, the Upfront Stock Consideration). In addition, as a result of the listing of Cole’s common stock on the NYSE, an aggregate of approximately 2,100,000 newly-issued shares of common stock of Cole, inclusive of approximately 135,000 shares that were withheld to satisfy applicable tax withholdings (jointly, the Listing Consideration) were issued to the Holdings Executives. In accordance with the merger agreement and as further discussed below, approximately 4,300,000 shares of the Upfront Stock Consideration and the Listing Consideration were placed into escrow (the Escrow Shares) and were scheduled to be released on April 5, 2014, subject to meeting certain requirements. The Upfront Stock Consideration and the Listing Consideration were subject to a three-year lock-up with approximately one-third of the shares released each year following the merger date.
Pursuant to the merger agreement and certain preexisting transaction bonus entitlements, additional shares of Cole’s common stock were potentially payable in 2017 by Cole to the Holdings Executives as an “earn-out” contingent upon the acquired business’ demonstrated financial success during the years ending December 31, 2015 and 2016 (the Earnout Consideration). The Earnout Consideration was subject to a lockup until December 31, 2017. Additionally, the Holdings Executives were potentially entitled to additional shares of Cole’s common stock (the Incentive Consideration, and collectively with the Earnout Consideration, the Merger Contingent Consideration) based on the terms of Cole’s advisory agreement with CCPT III Advisors, which was a wholly-owned subsidiary of Cole Holdings, in effect prior to the Cole Holdings Merger. However, the sole stockholder of Cole Holdings agreed as part of the Cole Holdings Merger to reduce the amount that would have been payable as Incentive Consideration by 25%. The Incentive Consideration was based on 11.25% (reduced from 15% in Cole’s advisory agreement) of the amount by which the market value of Cole’s common stock raised in Cole’s initial offering, follow-on offering and distribution reinvestment plan offering (the Capital Raised) plus all distributions paid on such shares through the Incentive Consideration Test Period (as defined below) exceeded the amount of Capital Raised and the amount of distributions necessary to generate an 8% cumulative, non-compounded annual return to investors. The market value of the Capital Raised was based on the average closing price over a period of 30 consecutive trading days (the Incentive Consideration Test Period) beginning 180 days after June 20, 2013, the date Cole’s shares of common stock were listed on the NYSE.
On October 22, 2013, Cole entered into the VEREIT Merger Agreement. The VEREIT Merger Agreement provided for the merger of Cole with and into Merger Sub, with Merger Sub surviving the VEREIT Merger as a wholly-owned subsidiary of VEREIT. On February 7, 2014, the VEREIT Merger and the other transactions contemplated by the VEREIT Merger Agreement were completed.
In connection with the execution of the VEREIT Merger Agreement, the Holdings Executives entered into letter agreements with VEREIT (together, the Letter Agreements), pursuant to which, among other arrangements, such persons would receive the Incentive Consideration from Cole in the form of shares of Cole common stock in the event the VEREIT Merger was not consummated before the end of the Incentive Consideration Test Period. The Incentive Consideration Test Period ended January 30, 2014 and, in accordance with the terms of the merger agreement for the Cole Holdings Merger and the Letter Agreements, on January 31, 2014 Cole issued a total of 15,744,370 shares of Cole common stock to the Holdings Executives (before applicable tax withholding).

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The Letter Agreements also provided that the shares of VEREIT common stock issued to the Holdings Executives in connection with the VEREIT Merger would generally be subject to a three-year lock-up with approximately one-third of the shares released each year following the merger date of the Cole Holdings Merger. The shares of VEREIT common stock issued to the Holdings Executives that were attributable to the Merger Contingent Consideration under the Cole Holdings Merger Agreement are released from their lock-up (which generally prohibits transfer of such shares until December 31, 2017) on a quarterly basis on the last day of each calendar quarter, beginning with the first full calendar quarter following the consummation of the VEREIT Merger through December 31, 2017.
The Letter Agreements also provided for the conversion of the Escrow Shares into shares of VEREIT common stock or cash, depending on the applicable Holdings Executive’s election under the terms of the VEREIT Merger Agreement.
Cole Corporate Income Trust, Inc. (CCIT)
Neither the offering documents nor the charter for CCIT contemplated a specified date for a liquidity event. However, as noted above, on January 29, 2015, CCIT merged with and into SIR Merger Sub, completing a liquidity event. Pursuant to the CCIT Merger Agreement, each share of CCIT common stock (CCIT Common Stock) issued and outstanding was converted into the right to receive either (1) $10.50 in cash (the Cash Consideration); or (2) 0.360 of a common share of beneficial interest, par value $0.01, of SIR (SIR Common Shares) (the Share Consideration). The Cash Consideration and the Share Consideration were allocated in accordance with the CCIT Merger Agreement so that the aggregate number of shares of CCIT Common Stock converted into the right to receive the Cash Consideration did not exceed 60% of the shares of CCIT common stock issued and outstanding immediately prior to the effective time of the merger. No fractional SIR Common Shares were issued in the merger, and cash was paid in lieu thereof. The shares of the combined company’s common stock closed trading on January 29, 2015 at $25.20 per share on the NYSE under the symbol “SIR.”
Current Public Programs
Cole Credit Property Trust IV, Inc. (CCPT IV)
CCPT IV has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning five to seven years following the termination of its initial public offering. CCPT IV ceased issuing shares in its primary offering on April 4, 2014, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CCPT IV was undetermined as of December 31, 2016.
Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV Strategy)
Cole Income NAV Strategy is structured as a perpetual-life, non-exchange traded REIT, which means that, subject to regulatory approval of registrations for additional future offerings, it will be selling shares of its common stock on a continuous basis and for an indefinite period of time.
Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II)
CCIT II has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning five to seven years following the termination of its initial public offering. CCIT II ceased issuing shares in its primary offering on September 17, 2016, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CCIT II was undetermined as of December 31, 2016.
Cole Credit Property Trust V, Inc. (CCPT V)
CCPT V has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning three to six years following the termination of its initial public offering. CCPT V continues to sell shares of its common stock pursuant to its initial public offering as of December 31, 2016. The timing and method of any liquidity event for CCPT V was undetermined as of December 31, 2016.
Cole Office & Industrial REIT (CCIT III), Inc. (CCIT III)
CCIT III has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning five to seven years following the termination of its initial public offering. CCIT III continues to sell shares of its common stock pursuant to its initial public offering. The timing and method of any liquidity event for CCIT III was undetermined as of December 31, 2016.

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Adverse Business and Other Developments
Adverse changes in general economic conditions have occasionally affected the performance of the programs. The following discussion presents a summary of certain business developments or conditions experienced by Cole Capital’s programs over the past ten years that may be material to investors in this offering.
Share Valuation
Cole Credit Property Trust, Inc. (CCPT I)
CCPT I stated in its private placement memorandum that after two years from the last offering of its shares of common stock, CCPT I would provide an estimated per share value for the principal purpose of assisting fiduciaries of plans subject to the annual reporting requirements of ERISA, and IRA trustees or custodians, which prepare reports relating to an investment in CCPT I’s shares of common stock. On January 31, 2014, CCPT I announced that its board of directors approved an estimated value of CCPT I’s common stock of $6.55 per share as of December 31, 2013. This was a decrease from the previously reported estimated value of CCPT I’s common stock of $7.75 per share as of December 31, 2012; $7.95 per share as of December 31, 2011; and $7.65 per share as of December 31, 2010 and 2009, announced January 15, 2013, January 13, 2012, January 13, 2011 and February 1, 2010, respectively. On March 17, 2014, CCPT I entered into the CCPT Merger Agreement among CCPT I, VEREIT and Desert Merger Sub pursuant to which, among other things, Desert Merger Sub commenced the Offer to purchase all of the outstanding shares of CCPT I’s common stock at a price of $7.25 per share in cash. The shares of CCPT I’s common stock were originally sold at a gross offering price of $10.00 per share. The principal reason for the decrease in share value beginning with the December 31, 2009 valuation was a decline in real estate values, despite CCPT I’s properties maintaining a 100% occupancy rate. The decline in values resulted from disruptions in the credit markets and general economic conditions. In addition, in determining the estimated value of CCPT I’s shares of common stock in January 2014, the board of directors of CCPT I considered the potential impact of transaction costs that may be incurred in liquidating CCPT I’s portfolio on the net proceeds to be received by CCPT I stockholders in a liquidity transaction. The board of directors of CCPT I determined that, although transaction costs were not reflected in its previous determinations of CCPT I’s estimated share value, it would be appropriate to reflect the potential impact of such costs in the estimated per share value of CCPT I’s common stock as of December 31, 2013 in light of various factors. From February 2010 through January 2014, the board of directors of CCPT I relied upon information provided by an independent third-party valuation firm and information provided by Cole REIT Advisors, LLC in determining an estimated value of CCPT I’s shares of common stock.
Cole Credit Property Trust II, Inc. (CCPT II)
To assist broker-dealers in complying with FINRA requirements, the board of directors of CCPT II established an estimated value of CCPT II’s common stock of $9.45 per share as of January 23, 2013. This was an increase from the previously reported estimated share values of $9.35 per share and $8.05 per share announced on July 27, 2011 and June 22, 2010, respectively. The shares of CCPT II’s common stock were originally sold at a gross offering price of $10.00 per share. The principal reason for the initial decrease in share value was a decline in real estate values resulting from disruptions in the credit markets and general economic conditions, in addition to a decline in CCPT II’s occupancy rate to 94% as of March 31, 2010. CCPT II’s occupancy rate increased to 96% as of June 30, 2013. In determining an estimated value of CCPT II’s shares of common stock in January 2013, the board of directors of CCPT II primarily considered the exchange ratio agreed to by the parties to the merger with Spirit, described above, as it was the result of arm’s length negotiations that occurred over a period of time leading up to the execution of the agreement and plan of merger between CCPT II and Spirit. In determining an estimated value of CCPT II’s shares of common stock in July 2011, and June 2010, the board of directors of CCPT II relied upon information provided by an independent third-party valuation firm and information provided by Cole REIT Advisors II, LLC.
Cole Credit Property Trust IV, Inc. (CCPT IV)
The board of directors of CCPT IV established an estimated value of CCPT IV’s common stock of $9.70 per share as of August 31, 2015. On November 10, 2016, the board of directors of CCPT IV established an updated estimated per share NAV of the company’s common stock, as of September 30, 2016, of $9.92 per share. On March 24, 2017, the board of directors established an updated estimated per share NAV of the company’s common stock, as of December 31, 2016, of $10.08 per share. The shares of CCPT IV’s common stock were originally sold at a gross offering price of $10.00 per share. CCPT IV intends to publish an updated estimated per share NAV on at least an annual basis. In determining an estimated value of CCPT IV’s shares of common stock, the board of directors of CCPT IV relied upon information provided by an independent third-party valuation firm, information provided by Cole REIT Advisors IV, LLC and an estimated share value recommendation made by a valuation committee comprised solely of independent directors.
Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II)
On April 11, 2016, CCIT II announced that its board of directors established an estimated per share NAV of the company’s common stock (now referred to as CCIT II Class A Shares) of $10.00 per share as of February 29, 2016. Effective as of March 4, 2016, CCIT II changed the designation of its common stock to CCIT II Class A Shares and then reclassified a

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portion of the CCIT II Class A Shares as CCIT II Class T Shares. On March 22, 2017, the board of directors established an updated estimated per share NAV of the company’s common stock, as of December 31, 2016, of $10.32 per share for both CCIT II Class A Shares and CCIT II Class T Shares. CCIT II originally sold a single class of common stock (now referred to as CCIT II Class A Shares) at a gross offering price of $10.00 per share. CCIT II intends to publish an updated estimated per share NAV on at least an annual basis going forward. In determining an estimated value of the company’s shares of common stock, the board of directors relied upon information provided by an independent third-party valuation firm, information provided by Cole Corporate Income Advisors II, LLC and an estimated share value recommendation made by a valuation committee comprised solely of independent directors.
Cole Credit Property Trust V, Inc. (CCPT V)
On April 11, 2016, CCPT V announced that its board of directors established an estimated per share NAV of the company’s common stock (now referred to as CCPT V Class A Shares) of $24.00 per share as of February 29, 2016. Effective as of March 4, 2016, CCPT V changed the designation of its common stock to CCPT V Class A Shares and then reclassified a portion of the CCPT V Class A Shares as CCPT V Class T Shares. On March 24, 2017, the board of directors established an updated estimated per share NAV of the company’s common stock, as of December 31, 2016, of $24.00 per share for both CCPT V Class A Shares and CCPT V Class T Shares. Because the estimated per share NAV as of December 31, 2016 is the same as the estimated per share NAV as of February 29, 2016, CCPT V will continue to offer CCPT V Class A Shares in the primary portion of its initial public offering for $26.37 per share and CCPT V Class T Shares in the primary portion of its initial public offering for $25.26 per share. CCPT V originally sold a single class of common stock (now referred to as CCPT V Class A Shares) at a gross offering price of $25.00 per share. CCPT V intends to publish an updated estimated per share NAV on at least an annual basis going forward. In determining an estimated value of the company’s shares of common stock, the board of directors relied upon information provided by an independent third-party valuation firm, information provided by Cole REIT Advisors V, LLC and an estimated share value recommendation made by a valuation committee comprised solely of independent directors.
Cole Office & Industrial REIT (CCIT III), Inc. (CCIT III)
On September 22, 2016, CCIT III commenced its initial public offering. The shares of CCIT III’s common stock are being sold at a gross offering price of $10.00 per share and $9.57 per share for Class A shares and Class T shares, respectively.
Distributions and Redemptions
Cole Credit Property Trust, Inc. (CCPT I)
From June 2005 through February 2010, CCPT I paid a 7% annualized distribution rate based upon a purchase price of $10.00 per share. However, beginning in March 2010, CCPT I reduced its annualized distribution rate to 5% based on a purchase price of $10.00 per share, or 7.6% based on the most recent estimated value prior to its merger with VEREIT of $6.55 per share. The principal reasons for the lower distribution rate were the approximately $50.0 million of fixed rate debt that was to mature by year-end 2010 and the then prevailing credit markets, which dictated higher interest rates upon refinancing and amortization provisions, requiring CCPT I to pay down a portion of the principal on a monthly basis over the life of the loan. As of May 18, 2014, the day prior to the merger with VEREIT, CCPT I had paid approximately $55.7 million in cumulative distributions since inception. These distributions were fully funded by net cash provided by operating activities.
Pursuant to CCPT I’s share redemption program, CCPT I could use up to 1% of its annual cash flow, including operating cash flow not intended for distributions, borrowings or capital transactions such as sales or refinancings, to satisfy redemption requests. Accordingly, CCPT I’s board of directors determined at the beginning of each fiscal year the maximum amount of shares that CCPT I could redeem during that year. In each of the years from 2007 until its merger with VEREIT, CCPT I’s board of directors determined that there was an insufficient amount of cash available for redemption.
Cole Credit Property Trust II, Inc. (CCPT II)
From October 2005 through February 2006, CCPT II paid a 6% annualized distribution rate based upon a purchase price of $10.00 per share; from March 2006 through June 2006, CCPT II paid a 6.25% annualized distribution rate based upon a purchase price of $10.00 per share; from July 2006 through June 2007, CCPT II paid a 6.50% annualized distribution rate based upon a purchase price of $10.00 per share; from July 2007 through June 2009, CCPT II paid a 7% annualized distribution rate based upon a purchase price of $10.00 per share; and from July 2009 through June 30, 2013, CCPT II paid a 6.25% annualized distribution rate based upon a purchase price of $10.00 per share, or a 6.61% annualized distribution rate based on its then most recent estimate of the value of $9.45 per share. The principal reason for the reduction of the distribution rate was the drop in the occupancy rate of the CCPT II portfolio from 99% on December 31, 2008 to 95% on September 30, 2009, resulting in lower revenue. CCPT II’s occupancy rate as of June 30, 2013 was 96%.
From inception until June 30, 2013, CCPT II had paid approximately $732.5 million in cumulative distributions. These distributions were funded by net cash provided by operating activities of approximately $652.2 million (89%), net borrowings

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of approximately $26.7 million (3.6%), net sale proceeds in excess of CCPT II’s investment in marketable securities of approximately $21.5 million (2.9%), principal repayments from mortgage notes receivable and real estate under direct financing leases, including excess amounts from prior years of $15.4 million (2.1%), offering proceeds of approximately $9.9 million (1.4%), net sale proceeds and return of capital in excess of CCPT II’s investment from CCPT II’s interest in joint ventures of approximately $5.9 million (less than 1%) and proceeds from the sale of real estate and condemnations of $909,000 (less than 1%). From inception until the date of the merger with Spirit, CCPT II had expensed approximately $9.9 million in cumulative real estate acquisition expenses, which reduced operating cash flows. CCPT II treated its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, real estate acquisition expenses were treated in the same manner in describing the sources of distributions, to the extent that distributions paid exceeded net cash provided by operating activities.
Pursuant to CCPT II’s share redemption program in effect during 2009, redemptions were limited to 3% of the weighted average number of shares outstanding during the prior calendar year, other than for redemptions requested upon the death of a stockholder. During 2009, CCPT II funded redemptions up to this limit. On November 10, 2009, CCPT II’s board of directors voted to temporarily suspend CCPT II’s share redemption program other than for requests made upon the death of a stockholder. The CCPT II board of directors considered many factors in making this decision, including the expected announcement of an estimated value of CCPT II’s common stock in June 2010 and continued uncertainty in the economic environment and credit markets. On June 22, 2010, CCPT II’s board of directors reinstated the share redemption program, with certain amendments, effective August 1, 2010. Under the terms of the revised share redemption program, during any calendar year, CCPT II would redeem shares on a quarterly basis, up to one-fourth of 3% of the weighted average number of shares outstanding during the prior calendar year (including shares requested for redemption upon the death of a stockholder). In addition, funding for redemptions for each quarter would be limited to the net proceeds received from the sale of shares in the respective quarter under CCPT II’s distribution reinvestment plan. On December 6, 2012, CCPT II suspended its share redemption program in anticipation of a potential liquidity event. As a result of the suspension of the share redemption program, only those redemption requests received from stockholders during the fourth quarter of 2012 on or before December 6, 2012 and that were determined to be in good order on or before December 12, 2012 were honored in accordance with the terms, conditions and limitations of the share redemption program. CCPT II did not process or accept any requests for redemption received after December 6, 2012. As of June 30, 2013, CCPT II had redeemed approximately 13,000 shares for $121,000 pursuant to redemption requests received on or before December 6, 2012.
Cole Real Estate Investments, Inc. (Cole)
Cole’s board of directors began authorizing distributions in January 2009, after Cole commenced business operations. Cole paid a 6.50% annualized distribution rate based upon a $10.00 per share purchase price for the period commencing on January 6, 2009 through March 31, 2009. During the period commencing on April 1, 2009 and ending on March 31, 2010, Cole paid a 6.75% annualized distribution rate based upon a $10.00 per share purchase price. Cole paid a 7.0% annualized distribution rate based upon a $10.00 per share purchase price for the period commencing on April 1, 2010 and ending on December 31, 2010. Cole paid a 6.50% annualized distribution rate based upon a $10.00 per share purchase price for the period commencing January 1, 2011 through April 4, 2013. The principal reason for the reduction of the distribution rate was to align more closely the distribution rate with Cole’s then-current operating income. On April 5, 2013, Cole’s annualized distribution rate was increased to 7.0% based upon an assumed $10.00 per share purchase price.
From its inception through the date of the listing of its shares on the NYSE, Cole had paid approximately $785.6 million in cumulative distributions. These distributions were funded by net cash provided by operating activities of approximately $570.8 million (72.6%), offering proceeds of approximately $173.3 million (22.1%), net borrowings of $32.8 million (4.2%) and distributions received in excess of income from unconsolidated joint ventures of approximately $8.7 million (1.1%). As of June 30, 2013, Cole had expensed approximately $230.3 million in cumulative real estate acquisition expenses, which reduced operating cash flows. Cole treated its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, real estate acquisition expenses were treated in the same manner in describing the sources of distributions, to the extent that distributions paid exceeded net cash provided by operating activities.
Cole’s share redemption program provided, in general, that the number of shares Cole may redeem was limited to 5% of the weighted average number of shares outstanding during the trailing 12-month period prior to the end of the fiscal quarter for which redemptions are paid. In addition, the cash available for redemption was limited to the proceeds from the sale of shares pursuant to Cole’s distribution reinvestment plan. On April 12, 2013, Cole announced that its board of directors had voted to suspend Cole’s share redemption program in anticipation of the listing of its shares on the NYSE. As a result of the suspension of the share redemption program, all redemption requests received from stockholders during the second quarter of 2013 and determined by Cole to be in good order on or before April 22, 2013 were honored in accordance with the terms, conditions and limitations of the share redemption program. Prior to April 22, 2013, Cole had redeemed in full all valid redemption requests received in good order. A valid redemption request was one that complied with the applicable requirements and guidelines of

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Cole’s share redemption program. Thereafter, the share redemption program was terminated effective June 20, 2013, the date on which its common stock was listed on the NYSE.
Cole Corporate Income Trust, Inc. (CCIT)
CCIT’s board of directors began authorizing distributions in June 2011, after the company commenced business operations. CCIT paid a 6.50% annualized distribution rate based on a purchase price of $10.00 per share for the period commencing on June 29, 2011 through January 28, 2015. From inception until December 31, 2014, CCIT had paid approximately $181.4 million in cumulative distributions. The distributions were funded by operating activities of approximately $106.7 million (58.8%), offering proceeds of approximately $68.6 million (37.8%) and proceeds from the issuance of debt of approximately $6.1 million (3.4%). From inception until December 31, 2014, CCIT had expensed approximately $68.6 million in cumulative real estate acquisition expenses, which reduced operating cash flows. CCIT treated its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, real estate acquisition expenses were treated in the same manner in describing the sources of distributions, to the extent that distributions paid exceeded net cash provided by operating activities.
Pursuant to CCIT’s share redemption program, CCIT could redeem up to 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemption was being paid. Additionally, funding for the redemption of shares was limited to the net proceeds received from the sale of shares under the distribution reinvestment plan. On August 20, 2014, CCIT suspended its share redemption program in anticipation of a potential liquidity event. As a result of the suspension of the share redemption program, all redemption requests received from stockholders during the third quarter of 2014 and that were determined to be in good order on or before September 30, 2014 were honored in accordance with the terms, conditions and limitations of the share redemption program. CCIT did not process or accept any requests for redemption received after the third quarter of 2014. As of December 31, 2014, CCIT had redeemed approximately 806,000 shares for $7.9 million pursuant to redemption requests received on or before the suspension of the share redemption program.
Cole Credit Property Trust IV, Inc. (CCPT IV)
CCPT IV’s board of directors began authorizing distributions in April 2012, after CCPT IV commenced business operations. CCPT IV has paid, for the period commencing April 14, 2012 through December 31, 2016, a 6.25% annualized distribution rate based upon an original offering price of $10.00 per share, which equates to an annualized distribution rate of 6.44% based on the estimated per share NAV of $9.70 as of August 31, 2015; an annualized distribution rate of 6.30% based on the estimated per share NAV of $9.92 as of September 30, 2016; and an annualized distribution rate of 6.20% based on the estimated per share NAV of $10.08 as of December 31, 2016. As of December 31, 2016, CCPT IV had paid approximately $616.2 million in cumulative distributions since inception. These distributions were funded by net cash provided by operating activities of approximately $464.5 million (75.4%), offering proceeds of approximately $134.1 million (21.8%) and proceeds from the issuance of notes payable of $17.6 million (2.8%). As of December 31, 2016, CCPT IV had expensed approximately $134.1 million in cumulative real estate acquisition expenses, which reduced operating cash flows. CCPT IV treats its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions includes the amount by which real estate acquisition related expenses reduced net cash provided by operating activities.
Pursuant to CCPT IV’s share redemption program, CCPT IV may redeem up to 5.0% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemption is being paid. Additionally, funding for the redemption of shares is limited to the net proceeds received from the sale of shares under the distribution reinvestment plan. As of December 31, 2016, CCPT IV had redeemed approximately 17,319,000 shares for $166.6 million pursuant to redemption requests received on or before December 31, 2016. As of December 31, 2016, redemption requests relating to approximately 3.6 million shares went unfulfilled.
Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV Strategy)
Cole Income NAV Strategy’s board of directors began authorizing distributions in December 2011, after Cole Income NAV Strategy commenced business operations. The Cole Income NAV Strategy board of directors authorized the following daily distribution amounts per share for the periods indicated below:

28

Period Commencing	Period Ending	Daily Distribution Amount
December 8, 2011	December 31, 2011	$0.002260274
January 1, 2012	September 30, 2012	$0.002254099
October 1, 2012	December 31, 2012	$0.002383836
January 1, 2013	September 30, 2013	$0.002429042
October 1, 2013	March 31, 2014	$0.002563727
April 1, 2014	December 31, 2016	$0.002678083
As of December 31, 2016, Cole Income NAV Strategy had paid approximately $28.2 million in cumulative distributions since inception. These distributions were funded by net cash provided by operating activities of approximately $25.4 million (90.0%) and offering proceeds of approximately $2.8 million (10.0%).
Cole Income NAV Strategy’s share redemption plan provides that, on each business day, stockholders may request that Cole Income NAV Strategy redeem all or any portion of their shares, subject to a minimum redemption amount and certain short-term trading fees. The redemption price per share for each class on any business day will be Cole Income NAV Strategy’s NAV per share for such class for that day, calculated by the independent fund accountant in accordance with Cole Income NAV Strategy’s valuation policies. The share redemption plan includes certain redemption limits, including a quarterly limit and, in some cases, a stockholder- by-stockholder limit. As of December 31, 2016, Cole Income NAV Strategy had redeemed approximately 2,524,000 W shares and 171,000 A shares under the share redemption plan for $44.6 million and $3.1 million, respectively, pursuant to redemption requests received on or before December 31, 2016. As of December 31, 2016, all redemption requests under the share redemption plan were fulfilled.
Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II)
CCIT II’s board of directors began authorizing distributions in January 2014, after the company commenced business operations. CCIT II paid a 6.00% annualized distribution rate based on a purchase price of $10.00 per share for the period commencing January 14, 2014 through March 31, 2014 and has paid, for the period commencing April 1, 2014 through December 31, 2016, a 6.30% annualized distribution rate (reduced, for CCIT II Class T Shares, by applicable distribution and stockholder servicing fees) based on a purchase price of $10.00 per share, which equates to an annualized distribution rate of 6.30% (reduced, for CCIT II Class T Shares, by applicable distribution and stockholder servicing fees) based on the estimated per share NAV of $10.00 for both CCIT II Class A Shares and CCIT II Class T Shares as of February 29, 2016 and an annualized distribution rate of 6.10% (reduced, for CCIT II Class T Shares, by applicable distribution and stockholder servicing fees) based on the estimated per share NAV of $10.32 for both CCIT II Class A Shares and CCIT II Class T Shares as of December 31, 2016. As of December 31, 2016, CCIT II had paid approximately $59.1 million in cumulative distributions since inception. The distributions were funded by net cash provided by operating activities of approximately $53.0 million (89.7%), with additional funding of $6.1 million (10.3%) from offering proceeds. As of December 31, 2016, CCIT II had expensed approximately $27.1 million in cumulative real estate acquisition expenses, which reduced operating cash flows. CCIT II treats its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions includes the amount by which real estate acquisition related expenses reduced net cash provided by operating activities.
Pursuant to CCIT II’s share redemption program, CCIT II may redeem up to 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemption is being paid. Additionally, funding for the redemption of shares is limited to the net proceeds received from the sale of shares under the distribution reinvestment plan. As of December 31, 2016, CCIT II had redeemed approximately 747,000 shares for $7.2 million pursuant to redemption requests received on or before December 31, 2016. As of December 31, 2016, all redemption requests under the share redemption plan were fulfilled.
Cole Credit Property Trust V, Inc. (CCPT V)
CCPT V’s board of directors began authorizing distributions in March 2014, after the company commenced business operations. CCPT V has paid, for the period commencing on March 18, 2014 through December 31, 2016, a 6.30% annualized distribution rate (reduced, for CCPT V Class T Shares, by the amount of distribution and stockholder servicing fees that are payable with respect to such shares) based on a purchase price of $25.00 per share, which equates to an annualized distribution rate of 6.56% (reduced, for CCPT V Class T Shares, by applicable distribution and stockholder servicing fees) based on the estimated per share NAV of $24.00 for both CCPT V Class A Shares and CCPT V Class T Shares as of February 29, 2016 and as of December 31, 2016. As of December 31, 2016, CCPT V had paid approximately $31.9 million in cumulative distributions since inception. The distributions were funded by net cash provided by operating activities of approximately $14.2 million (44.5%), offering proceeds of approximately $16.2 million (50.8%) and proceeds from the issuance of notes payable of $1.5 million (4.7%). As of December 31, 2016, CCPT V had expensed approximately $16.2 million in cumulative real estate

29

acquisition expenses, which reduced operating cash flows. CCPT V treats its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions includes the amount by which real estate acquisition related expenses reduced net cash provided by operating activities.
Pursuant to CCPT V’s share redemption program, CCPT V may redeem up to 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemption is being paid. Additionally, funding for the redemption of shares is limited to the net proceeds received from the sale of shares under the distribution reinvestment plan. As of December 31, 2016, CCPT V had redeemed approximately 231,000 shares under the share redemption program for $5.5 million pursuant to redemption requests received on or before December 31, 2016. As of December 31, 2016, all redemption requests under the share redemption plan were fulfilled.
Cole Office & Industrial REIT (CCIT III), Inc. (CCIT III)
CCIT III’s board of directors began authorizing distributions in September 2016, after the company commenced business operations. As of December 31, 2016, CCIT III had paid approximately $33,000 in cumulative distributions since inception. The distributions paid during the year ended December 31, 2016 were fully covered by proceeds from the offering. As of December 31, 2016, CCIT III had expensed approximately $765,000 in cumulative real estate acquisition expenses, which reduced operating cash flows. CCIT III treats its real estate acquisition expenses as funded by offering proceeds. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions includes the amount by which real estate acquisition related expenses reduced net cash provided by operating activities.
Pursuant to CCIT III’s share redemption program, CCIT III may redeem up to 5% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemption is being paid. Additionally, funding for the redemption of shares is limited to the net proceeds received from the sale of shares under the distribution reinvestment plan. As of December 31, 2016, CCIT III had not received any requests for redemptions under its share redemption program.
Suspension of Selling Agreements
As discussed in the “An inability to restore or enter into selling agreements with key broker-dealers would impact our ability to raise capital in the near term” risk factor included in this prospectus supplement, on October 29, 2014, VEREIT announced that certain of its financial statements could no longer be relied upon. As a result, various broker-dealers and clearing firms participating in offerings sponsored by Cole Capital suspended sales activity, resulting in a significant decrease in capital raising activity.
While certain of the broker-dealers and the clearing firms have reengaged with Cole Capital following their suspensions and the remedial actions taken by VEREIT, there can be no assurance that the remaining broker-dealers will reengage with Cole Capital. If these circumstances continue for a prolonged period of time, our capital raising activity may continue to be negatively affected, and, therefore, our overall financial success could be adversely affected.
Roll-up Transactions
The following information supersedes and replaces the second paragraph in the section of our prospectus captioned “Certain Provisions of Maryland Law and of our Charter and Bylaws — Restrictions on Roll-Up Transactions” beginning on page 149 of the prospectus and all similar discussions appearing throughout the prospectus.
A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance to our common stockholders of securities of an entity that would be created or would survive after the successful completion of a Roll-up Transaction. This term does not include:

•	a transaction involving securities of our company that have been listed on a national securities exchange for at least 12 months; or

•
a transaction involving our conversion to corporate trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: common stockholder voting rights, the term of our existence, compensation to our sponsor or advisor or our investment objectives.

Compensation
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Plan of Distribution — Selling Commissions, Volume Discounts, and Asset-Based Dealer Manager Fee and Distribution Fee” beginning on page 173 of the prospectus.
Our dealer manager may, from time to time, at the request of certain participating broker-dealers or financial advisors, enter into agreements that provide for a reduced or waived selling commission applicable to sales of A Shares through such entities.

30

Any reduction in selling commissions will be accompanied by a corresponding reduction in the per share purchase price for A Shares, but will not affect the net proceeds available to us. Information about the amount of selling commissions charged by a broker-dealer or financial advisor (including whether the broker-dealer or financial advisor has negotiated a lower or waived selling commission) is available from the broker-dealer or financial advisor.
Prior Performance Tables
The Prior Performance Tables contained in Appendix A of the prospectus are hereby superseded and replaced with the revised Prior Performance Tables attached to this supplement as Appendix A.
Subscription Agreements
The form of Initial Subscription Agreement contained in Appendix B of the prospectus is hereby superseded and replaced with the revised form of Initial Subscription Agreement attached to this supplement as Appendix B, and the form of Additional Subscription Agreement contained in Appendix C of the prospectus is hereby superseded and replaced with the revised form of Additional Subscription Agreement attached to this supplement as Appendix C.
Inclusion of Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 as Annex A
On August 11, 2017, we filed with the SEC the 10-Q, which is attached (excluding the exhibits thereto) as Annex A to this Supplement No. 9.

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APPENDIX A
PRIOR PERFORMANCE TABLES
The prior performance tables that follow present certain information regarding certain public real estate programs previously sponsored by entities affiliated with our sponsor, Cole Capital, including this program. The company has presented all programs subject to public reporting requirements (“Public Real Estate Programs”) that have similar investment objectives to this offering. In determining which Public Real Estate Programs have similar investment objectives to this offering, the company considered factors such as the extent to which the program was designed to provide current income through the payment of cash distributions or to protect and preserve capital contributions, and the extent to which the program seeks to increase the value of the investments made in the program. The information in this section should be read together with the summary information in our prospectus under “Prior Performance Summary.”

These tables contain information that may aid a potential investor in evaluating the program presented. However, the purchase of our shares will not create any ownership interest in the programs included in these tables.

The following tables are included in this section:

•	Table I — Experience in Raising and Investing Funds;

•	Table III — Annual Operating Results of Prior Real Estate Programs;

•	Table IV — Results of Completed Programs; and

•	Table V — Sales or Disposals of Properties.

The information that would be included in Table II (Compensation to Sponsor) related to the compensation paid to the sponsor has been included in Table IV. A separate Table II has not been provided.

Past performance is not necessarily indicative of future results.

TABLE I
EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED)
This table provides a summary of the experience of the sponsors of the three most recent Public Real Estate Programs for which primary public offerings have been closed from September 30, 2013 through December 31, 2016. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth below is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties.

	Cole Corporate Income Trust, Inc. (1)	Cole Credit Property Trust IV, Inc. (2)	Cole Office & Industrial REIT (CCIT II), Inc. (3)
Dollar amount offered	$3,070,000,000	$3,822,000,000	$3,095,000,000
Dollar amount raised	$1,974,422,477	$3,269,216,075	$683,218,575
Length of offering (in months) (4)	42 months	Ongoing	Ongoing
Months to invest 90% of amount available for investment (excludes proceeds from distribution reinvestment plan)	33	25	15
_______________________________________________

(1)
These figures are presented as of January 29, 2015, the date Cole Corporate Income Trust, Inc. merged with and into SIR Merger Sub (the “SIR Merger”), and include Cole Corporate Income Trust, Inc.’s initial public and distribution reinvestment plan offerings. Cole Corporate Income Trust, Inc. began its initial public offering on February 10, 2011 and closed its initial public offering on November 21, 2013. The total dollar amount registered and available to be offered in the initial public offering was $2.975 billion. The total dollar amount raised in the initial public offering was $1.9 billion. Cole Corporate Income Trust, Inc. registered additional shares of common stock under a distribution reinvestment plan offering, which was filed with the SEC on September 26, 2013 and automatically became effective with the SEC upon filing. The total dollar amount registered and available to be offered in the distribution reinvestment plan offering was $95.0 million. On August 20, 2014, the board of directors of Cole Corporate Income Trust, Inc. voted to terminate the distribution reinvestment plan offering effective as of September 30, 2014. Prior to the termination date, the total dollar amount raised in the distribution reinvestment plan offering was $57.1 million.

(2)
These figures are presented as of December 31, 2016. Cole Credit Property Trust IV, Inc. began its initial public offering on January 26, 2012 and closed its initial public offering on April 4, 2014. The total dollar amount registered and available to be offered in the initial public offering was $2.975 billion. The total dollar amount raised in the initial public offering was $2.975 billion. Cole Credit Property Trust IV, Inc. registered an additional $247.0 million of shares of common stock under a distribution reinvestment plan offering, which was filed with the SEC on December 19, 2013 and automatically became effective with the SEC upon filing. At the completion of the initial distribution reinvestment plan offering, the total dollar amount raised was $241.7 million. Cole Credit Property Trust IV, Inc. registered an additional $600.0 million of shares of common stock under the distribution reinvestment plan, which was filed with the SEC on August 2, 2016 and automatically became effective with the SEC upon filing. Cole Credit Property Trust IV, Inc. will continue to issue shares of common stock under the distribution reinvestment plan offering. The total dollar amount raised in the current distribution reinvestment plan offering was $45.2 million as of December 31, 2016.

(3)
These figures are presented as of December 31, 2016. Cole Office & Industrial REIT (CCIT II), Inc. began its initial public offering on September 17, 2013 and ceased issuing shares in its primary offering on September 17, 2016. The total dollar amount registered and available to be offered in the initial public offering was $2.975 billion. Cole Office & Industrial REIT (CCIT II), Inc. registered an additional $120.0 million of Class A shares and Class T shares under the distribution reinvestment plan offering, which was filed with the SEC on August 25, 2016 and automatically became effective with the SEC upon its filing. The total dollar amount raised in the current distribution reinvestment plan offering was $7.4 million as of December 31, 2016.

(4)
Represents the period beginning with the effective date of the Company’s initial public offering through the last date that all public offerings, including offerings pursuant to a distribution reinvestment plan, terminated.

Past performance is not necessarily indicative of future results.

TABLE III
ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)
The following sets forth the operating results of Public Real Estate Programs sponsored by the sponsor of our program, the primary public offerings of which closed between January 1, 2012 through December 31, 2016. The information relates only to public programs with investment objectives similar to this program. All figures are as of December 31 of the year indicated, unless otherwise noted.

	Cole Corporate Income Trust, Inc. (in thousands, except information on total distributions paid and per share amounts)
	2012	2013	2014 (4)
Balance Sheet Data
Total assets	$311,292	$2,445,677	$2,678,041
Total liabilities	$171,908	$823,820	$1,103,921
Redeemable common stock and noncontrolling interest	$2,105	$33,272	$3,399
Stockholders’ equity	$137,279	$1,588,585	$1,570,721
Operating Data
Total revenues	$7,472	$87,059	$228,096
Total expenses	$11,430	$115,475	$161,087
Operating (loss) income	$(3,958)	$(28,416)	$67,009
Interest expense	$1,394	$13,028	$28,476
Net (loss) income attributable to the company	$(5,301)	$(40,887)	$38,421
Cash Flow Data
Cash flows (used in) provided by operating activities	$(2,171)	$1,072	$105,171
Cash flows used in investing activities	$(259,738)	$(2,047,275)	$(319,292)
Cash flows provided by financing activities	$272,216	$2,098,088	$180,799
Distribution Data
Total distributions	$3,942	$49,840	$127,400
Distribution Data Per $1,000 Invested
Total distributions paid	$65.00	$65.00	$65.00
Sources of distributions paid:
Net cash provided by operating activities (1)	$3.61	$1.40	$53.66
Proceeds from the issuance of common stock (2)	$61.39	$63.60	$8.19
Net borrowings	$—	$—	$3.15
Estimated value per share (3)	N/A	N/A	N/A

Past performance is not necessarily indicative of future results.

TABLE III
ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)—(Continued)

	Cole Credit Property Trust II, Inc. (in thousands, except information on total distributions paid and per share amounts)
	2012	Period from January 1, 2013 to June 30, 2013 (5)
Balance Sheet Data
Total assets	$3,289,536	$3,212,727
Total liabilities	$1,922,109	$1,901,642
Redeemable common stock	$121	$—
Stockholders’ equity	$1,367,306	$1,311,085
Operating Data
Total revenues	$282,852	$142,886
Total expenses	$149,939	$40,188
Operating income	$132,680	$58,781
Interest expense	$107,963	$52,133
Net income	$25,397	$6,971
Cash Flow Data
Cash flows provided by operating activities	$118,371	$49,170
Cash flows provided by investing activities	$11,205	$14,476
Cash flows used in financing activities	$(161,397)	$(68,843)
Distribution Data
Total distributions	$131,378	$65,027
Distribution Data Per $1,000 Invested
Total distributions paid	$62.50	$31.25
Sources of distributions paid:
Net cash provided by operating activities (1)	$56.31	$23.63
Proceeds from the issuance of common stock (2)	$0.11	$—
Net sale proceeds (6)	$4.36	$1.95
Principal repayments (7)	$1.72	$5.67
Return of capital from unconsolidated joint ventures	$—	$—
Estimated value per share	$9.35	$9.45	(8)

Past performance is not necessarily indicative of future results.

TABLE III
ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)—(Continued)

	Cole Real Estate Investments, Inc. (in thousands, except information on total distributions paid and per share amounts)
	2012	Period from January 1, 2013 to June 30, 2013 (9)
Balance Sheet Data
Total assets	$7,453,725	$7,913,173
Total liabilities	$3,536,315	$3,967,089
Redeemable common stock and noncontrolling interest	$238,385	$16,718
Stockholders’ equity	$3,679,025	$3,929,366
Operating Data
Total revenues	$542,942	$410,517
Total expenses	$334,058	$274,671
Operating income	$208,884	$135,846
Interest expense	$140,113	$88,007
Income from continuing operations	$87,855	$49,504
Net income attributable to the company	$203,338	$69,134
Cash Flow Data
Cash flows provided by operating activities	$242,464	$146,762
Cash flows used in investing activities	$(1,708,688)	$(220,304)
Cash flows provided by financing activities	$1,442,375	$48,512
Distribution Data
Total distributions	$295,653	$160,685
Distribution Data Per $1,000 Invested
Total distributions paid	$65.00	$33.43
Sources of distributions paid:
Net cash provided by operating activities (1)	$53.31	$30.54
Proceeds from the issuance of common stock (2)	$10.57	$—
Distributions received in excess of income from unconsolidated joint ventures	$1.12	$0.50
Net borrowings	$—	$2.39
Estimated value per share (3)	N/A	$11.05	(10)

Past performance is not necessarily indicative of future results.

TABLE III
ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)—(Continued)

	Cole Credit Property Trust IV, Inc. (in thousands, except information on total distributions paid and per share amounts)
	2012		2013		2014		2015		2016
Balance Sheet Data
Total assets	$540,578	(11)	$2,544,324	(11)	$4,031,468	(11)	$4,582,199		$4,624,335
Total liabilities	$293,099	(11)	$775,868	(11)	$1,583,090	(11)	$2,195,084		$2,357,566
Redeemable common stock and noncontrolling interest	$1,964		$26,484		$121,972		$190,561		$188,938
Stockholders’ equity	$245,515		$1,741,972		$2,326,406		$2,196,554		$2,077,831
Operating Data
Total revenues	$7,837		$102,557		$256,282		$367,731		$407,451
Total expenses	$19,853		$113,253		$210,852		$243,531		$258,267
Operating (loss) income	$(12,016)		$(10,696)		$45,430		$124,200		$149,184
Interest expense and other, net	$(1,728)		$(22,184)		$(34,103)	(11)	$(59,199)	(11)	$(79,465)
Net (loss) income attributable to the company	$(13,744)		$(32,880)		$11,190		$64,771		$71,842
Cash Flow Data
Cash flows (used in) provided by operating activities	$(8,717)		$7,570		$89,086		$182,900		$193,686
Cash flows used in investing activities	$(511,223)		$(1,702,957)		$(1,740,355)		$(676,738)		$(188,300)
Cash flows provided by (used in) financing activities	$533,635		$1,982,066		$1,405,982		$464,867		$(21,948)
Distribution Data
Total distributions	$3,925		$47,470		$177,017		$192,931		$194,906
Distribution Data Per $1,000 Invested
Total distributions paid	$44.57		$62.50		$62.50		$62.50		$62.50
Sources of distributions paid:
Net cash provided by operating activities (1)	$—		$9.97		$31.45		$59.25		$62.11
Proceeds from the issuance of common stock (2)	$44.57		$52.53		$31.05		$—		$—
Net borrowings	$—		$—		$—		$3.25		$0.39
Estimated value per share (3)	N/A		N/A		N/A		$9.70	(12)	$10.08	(13)

Past performance is not necessarily indicative of future results.

TABLE III
ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)—(Continued)

	Cole Office & Industrial REIT (CCIT II), Inc. (in thousands, except information on total distributions paid and per share amounts)
	For the Period February 26, 2013 (Date of Inception) to December 31, 2013	2014		2015	2016
Balance Sheet Data
Total assets	$139	$666,205	(11)	$920,109	$1,089,084
Total liabilities	$39	$465,890	(11)	$579,608	$543,830
Redeemable common stock	$—	$2,816		$11,520	$25,001
Stockholders’ equity	$100	$197,499		$328,981	$520,253
Operating Data
Total revenues	$—	$17,846		$74,015	$87,211
Total expenses	$100	$26,370		$49,122	$62,565
Operating (loss) income	$(100)	$(8,524)		$24,893	$24,646
Interest expense and other, net	$—	$(4,192)	(11)	$(18,053)	$(20,642)
Net (loss) income attributable to the company	$(100)	$(12,716)		$6,840	$4,004
Cash Flow Data
Cash flows (used in) provided by operating activities	$(61)	$(904)		$23,788	$30,165
Cash flows used in investing activities	$—	$(628,164)		$(265,323)	$(199,810)
Cash flows provided by financing activities	$199	$640,071		$248,454	$158,578
Distribution Data
Total distributions	$—	$5,108		$18,828	$35,135
Distribution Data Per $1,000 Invested
Total distributions paid Class A shares	$—	$60.00		$63.00	$63.00
Sources of distributions paid:
Net cash provided by operating activities (1)	$—	$—		$63.00	$54.09
Proceeds from the issuance of common stock (2)	$—	$60.00		$—	$—
Net borrowings	$—	$—		$—	$8.91
Total distributions paid Class T shares	$—	$—		$—	$40.00
Sources of distributions paid:
Net cash provided by operating activities (1)	$—	$—		$—	$34.34
Proceeds from the issuance of common stock (2)	$—	$—		$—	$—
Net borrowings	$—	$—		$—	$5.66
Estimated value per share (3)	N/A	N/A		N/A	$10.32	(14)
_______________________________________________

(1)	Includes cash flows in excess of distributions from prior periods.

(2)
Net cash provided by operating activities reflects a reduction for real estate acquisition-related expenses. Real estate acquisition-related expenses are treated as funded by proceeds from the offering, including proceeds from the distribution reinvestment plan. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions includes the amount by which real estate acquisition-related expenses reduced net cash provided by operating activities.

(3)	N/A indicates there is no public trading market for the shares during the period indicated or estimated value per share as determined by the respective company’s board of directors.

(4)
The SIR Merger was completed on January 29, 2015. Financial data is presented for Cole Corporate Income Trust, Inc. through December 31, 2014, the most recent reporting date prior to the completion of the merger.

Past performance is not necessarily indicative of future results.

(5)
Cole Credit Property Trust II, Inc. merged with Spirit Realty Capital, Inc. (the “Spirit Merger”) on July 17, 2013. Financial data is presented for Cole Credit Property Trust II, Inc. from January 1, 2013 to June 30, 2013, the most recent reporting date prior to the completion of the Spirit Merger.

(6)
Net sale proceeds include proceeds in excess of Cole Credit Property Trust II, Inc.’s investment in marketable securities, proceeds from the sale of an unconsolidated joint venture, and proceeds from the sale of real estate and condemnations.

(7)	Principal repayments include repayments from mortgage notes receivable and real estate under direct financing leases.

(8)
Estimated share value of $9.45 was approved by Cole Credit Property Trust II, Inc.’s board of directors on January 23, 2013, and represents the then-most recent estimated share value as of June 30, 2013.

(9)
On April 5, 2013, Cole Credit Property Trust III, Inc. completed a transaction whereby Cole Holdings merged with and into CREInvestments, LLC, a wholly owned subsidiary of Cole Credit Property Trust III, Inc. (the “Cole Holdings Merger”). Cole Credit Property Trust III, Inc. changed its name to Cole Real Estate Investments, Inc. and its shares of common stock were listed on the New York Stock Exchange on June 20, 2013. Financial data for 2013 is presented for Cole Real Estate Investments, Inc. as of June 30, 2013.

(10)
During the period indicated, Cole Real Estate Investments, Inc. was traded on the New York Stock Exchange from June 20, 2013 through June 30, 2013, which represented seven business days trading activity. The estimated value per share was calculated as the average of the daily closing price per share for those seven trading days. No estimated value per share had been disclosed to stockholders of Cole Real Estate Investments, Inc. prior to the listing of the company’s shares of common stock on the New York Stock Exchange.

(11)	Certain Cole Credit Property Trust IV, Inc. and Cole Office & Industrial REIT (CCIT II), Inc. prior period balances have been reclassified to conform to the current period presentation.

(12)
Estimated share value of $9.70 as of August 31, 2015 was approved by Cole Credit Property Trust IV, Inc.’s board of directors on September 27, 2015, and represents the then-most recent estimated share value as of December 31, 2015.

(13)
Estimated share value as of December 31, 2016 of $10.08 was determined by the Cole Credit Property Trust IV, Inc.’s board of directors on March 24, 2017, and represents the most recent estimated share value.

(14)
Estimated share value as of December 31, 2016 of $10.32 for both Class A shares and Class T shares was determined by the Cole Office & Industrial REIT (CCIT II), Inc.’s board of directors on March 22, 2017, and represents the most recent estimated share value.

Past performance is not necessarily indicative of future results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED)
This table provides summary information on the results of completed Public Real Estate Programs from January 1, 2007 through December 31, 2016 sponsored by the sponsor of our program, which have similar objectives to those of this program.

	Cole Real Estate Investments, Inc.	Cole Credit Property Trust II, Inc.	Cole Credit Property Trust, Inc.	Cole Corporate Income Trust, Inc.
Date liquidated	June 20, 2013	July 17, 2013	May 16, 2014	January 29, 2015
Duration in months (1)	53 months	94 months	119 months	43 months
Aggregate dollar amount raised	$5,058,739,883	$2,266,234,296	$100,331,320	$1,974,422,477
Annualized return on investment (2)	7.1%	3.5%	2.8%	2.7%
Total annualized return (3)	9.9%	5.6%	2.7%	6.5%
Median annual leverage	37.2%	51.5%	62.7%	45.1%
Compensation Data:
Amount paid to sponsor: (4)
Selling commissions and dealer manager fees (5)	$401,073,871	$171,696,384	$8,954,579	$165,610,773
Acquisition and advisory fees and expenses	157,619,281	70,450,127	4,498,734	82,694,577
Asset management fees and expenses	70,618,980	48,500,845	1,985,733	—
Property management and leasing fees and expenses	27,305,313	31,730,864	3,965,444	—
Operating expenses	22,139,113	13,455,324	—	3,888,774
Other (6)	99,745,877	41,407,253	2,197,516	28,760,596
Total	$778,502,435	$377,240,797	$21,602,006	$280,954,720
_______________________________________________

(1)	Represents the period beginning with the date the respective company broke escrow through the respective liquidity event.

(2)
Calculated as (i) the difference between the aggregate amounts distributed to investors and invested by investors, divided by (ii) the aggregate amount invested by investors multiplied by the number of years from the registrant’s initial receipt of offering proceeds from a third party investor to the liquidity event.

(3)
The total annualized return calculation assumes the investment was made as of the program’s break of escrow at the gross offering price of $10.00 per share, was held through the date of the liquidity event and that distributions were paid monthly in cash.

(4)
The Cole Holdings Merger was completed on April 5, 2013, the Spirit Merger was completed on July 17, 2013, Cole Credit Property Trust I, Inc. merged with VEREIT, Inc. (the “CCPT Merger”) on May 19, 2014 and the SIR Merger was completed on January 29, 2015. No consideration was paid to the sponsor in connection with the Spirit Merger or the CCPT Merger. The consideration paid to the sponsor in connection with the Cole Holdings Merger and SIR Merger are not included in this table. Investors should see the “Prior Performance Summary — Liquidity Track Record — Prior Public Programs” section of the prospectus for a description of the compensation that was and may be paid to the sponsor in connection with the Cole Holdings Merger.

(5)	Cole Capital Corporation reallowed 100% of the selling commissions and, in its sole discretion, reallowed a portion of its dealer manager fee to participating broker-dealers.

(6)	Amounts herein include construction management fees, other offering costs, real estate commissions and finance coordination fees.

Past performance is not necessarily indicative of future results.

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED)
This table provides summary information on the results of sales or disposals of properties since January 1, 2014 by Public Real Estate Programs having similar investment objectives to those of this program. All amounts are through December 31, 2016.

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties, Including Closing and Soft Costs
Property (1)	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total (2)	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs (3)	Total	Deficiency of Property Operating Cash Receipts Over Cash Expenditures
Cole Credit Property Trust IV, Inc.
Land Parcel Riverdale, UT	2/14	10/14	$1,758,629	$—	$—	$—	$1,758,629	$—	$1,937,484	$1,937,484	(4)
Land Parcel Hagerstown, MD	9/14	10/15	977,760	—	—	—	977,760	—	1,085,878	1,085,878	(4)
Walgreens - Montgomery, AL	5/12	12/16	4,865,357	—	—	—	4,865,357	—	4,598,879	4,598,879	1,207,321
Fairview Village - Cary, NC	12/12	8/16	7,963,151	—	—	—	7,963,151	—	7,414,577	7,414,577	1,784,383
Walgreens - Hazelwood, MO	9/13	7/16	8,072,378	—	—	—	8,072,378	—	8,194,588	8,194,588	1,033,469
Walgreens - Hockessin, DE	12/13	6/16	5,259,683	—	—	—	5,259,683	—	5,981,785	5,981,785	488,348
Walgreens - Roanoke, VA	5/14	6/16	4,583,292	—	—	—	4,583,292	—	4,614,225	4,614,225	518,718
Total Cole Credit Property Trust IV, Inc.			$33,480,250	$—	$—	$—	$33,480,250	$—	$33,827,416	$33,827,416	$5,032,239

Cole Real Estate Income Strategy (Daily NAV), Inc.
The Parke - San Antonio, TX	12/11	4/15	$11,029,904	$(7,553,838)	$—	$—	$3,476,066	$—	$7,567,638	$7,567,638	$1,859,346
Cole HC Baton Rouge, LA	1/13	4/15	966,670	(697,983)	—	—	268,687	—	898,773	898,773	152,243
Cole TS Lockhart, TX	12/11	4/15	3,537,187	(2,328,336)	—	—	1,208,851	—	2,955,588	2,955,588	753,281
Cole HC Baton Rouge, LA	1/13	5/15	1,796,007	(1,317,106)	—	—	478,901	—	1,804,017	1,804,017	294,122
Cole TS Brunswick, GA	12/11	7/15	3,985,377	—	—	—	3,985,377	—	3,420,137	3,420,137	937,042
Total Cole Real Estate Income Strategy (Daily NAV), Inc.			$21,315,145	$(11,897,263)	$—	$—	$9,417,882	$—	$16,646,153	$16,646,153	$3,996,034
_______________________________________________

(1)	Cole Credit Property Trust, Inc. sold all of its properties during 2014 in connection with the CCPT Merger, and was therefore included in Table IV.

(2)
Amount not reported for tax purposes on the installment basis. Cole Credit Property Trust IV, Inc. recorded a taxable loss of $203,000 related to the Riverdale, UT property sale and recorded a taxable loss of $145,000 related to the Hagerstown, MD property sale during the years ended December 31, 2014 and 2015, respectively, both of which were capital losses. Cole Real Estate Income Strategy (Daily NAV), Inc. recorded a taxable gain of $4.6 million related to the five properties disposed of during the year ended December 31, 2015. Cole Credit Property Trust IV, Inc. recorded a taxable gain of $1.7 million related to the five properties disposed of during the year ended December 31, 2016.

(3)	The amount shown does not include a pro rata share of the original offering costs. There was no carried interest received in lieu of commissions in connection with the acquisition of the property.

(4)	Operating cash receipts and cash expenditures at the property are not related to the land parcel that was disposed of and are therefore not included.

Past performance is not necessarily indicative of future results.

APPENDIX B

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

A INVESTMENT (a separate Initial Subscription Agreement is required for each initial investment)
Investors should not sign this Initial Subscription Agreement for the offering unless they have received the current Prospectus.

1.
Account Type (Please consult your financial advisor and check one of the following options pertaining to the class of shares you intend to purchase. The Prospectus contains additional information regarding the share classes, including the different fees and commissions which are payable with respect to each class.)

☐ W Shares ☐ A Shares ☐ I Shares
2.	This subscription is in the amount of $
☐ Initial Subscription (minimum $2,500 for W Shares and A Shares and minimum $1,000,000 for I Shares)
☐ Additional Subscription (complete all sections except for B and E or complete the separate simplified Additional Subscription Agreement)
Existing Account #
3.	Payment will be made with: ☐ Enclosed Check (Make check payable to Cole REIT) ☐ Funds wired ☐ Funds to follow
☐ ACH (Copy of voided check required)

☐ Checking ☐ Savings
Financial Institution

	Routing/Transit #	Account #

B TYPE OF REGISTRATION (please complete either section 1 or 2, but not both, and section 3, if applicable)

1.	Non-Qualified Registration		2.	Qualified Registration
	☐ Individual Ownership (one signature required)			☐ Traditional IRA
	☐ Joint Tenants with Right of Survivorship (all parties must sign)			☐ Roth IRA
	☐ Community Property (all parties must sign)			☐ Keogh Plan
	☐ Tenants-in-Common (all parties must sign)			☐ Simplified Employee Pension/Trust (S.E.P.)
	☐ Trust (trustee or grantor signatures and trust documents or Cole Trustee Certification of Investment Power required)			☐ Pension or Profit Sharing Plan (exempt under 401(a))
☐ Non-custodial ☐ Custodial

				Plan Name	Tax ID #

	Name of Trust			☐ Other (specify)

	Date of Trust	Tax ID # (if applicable)	3.	Custodian or Clearing Firm/Platform Information, if applicable (send all paperwork directly to the Custodian or Clearing Firm/Platform)

☐ Transfer on Death (fill out TOD Form to effect designation
	☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act (UGMA/UTMA adult custodian signature required)			Name
State of
	Custodian for (minor’s name)			Street/PO Box
☐ Corporate Ownership (authorized signature and Corporate Resolution or Cole Corporate Resolution Form required)
	☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)			City State	Zip
☐ Partnership Ownership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)
	☐ Limited Liability Company (authorized signature and LLC paperwork or Cole Corporate Resolution Form required)		Custodian Tax ID # (provided by Custodian)
☐ Taxable Pension or Profit Sharing Plan (authorized signature and Plan paperwork required)
	☐ Other (specify)		Custodian or Clearing Firm/Platform Account #

Custodian Phone

C REGISTRATION INFORMATION

Investor or Trustee Name	Co-Investor or Co-Trustee Name (if applicable)

Mailing Address	Mailing Address

City State Zip	City State Zip

Phone Business Phone	Phone Business Phone

SSN or Tax ID # Date of Birth	SSN or Tax ID # Date of Birth

☐ Cole Employee or Affiliate
Street Address (if different from mailing address or mailing address is a PO Box)

City State Zip

D VOLUME DISCOUNTS (if applicable)

Volume Discounts
I am (we are) making, or previously have made, investments in the following Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV) A Share account. A volume discount, if any, will be applied on an investor/account – specific basis. No “householding” or aggregated purchases for related accounts is permitted. All holdings are subject to verification.

Eligible Account #	SSN or Tax ID #

E DISTRIBUTION INSTRUCTIONS (will default to Address of Record or Custodian if nothing is marked)
Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.

☐ Reinvest pursuant to Distribution Reinvestment Plan	Note: All custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be sent to the custodian.
☐ Send to Custodial Account (listed in Section B-3)
☐ Mail to Address of Record (Non-custodial accounts only)
☐ Mail to Brokerage Account or Third Party	☐ Direct Deposit (Non-custodial accounts only)
(Non-custodialaccounts only)	☐ Checking ☐ Savings

Payee Name	Account #

Account #	Financial Institution

Mailing Address	Routing/Transit #

☐ Check if banking information is same as provided in Section A-3
City State Zip
By signing this agreement, I authorize Cole Income NAV to deposit distributions into the account specified in Section E, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize Cole Income NAV to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

F INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES (Investor(s) must initial each of sections 1-6 and those sections of 7-21 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:
INVESTOR | CO-INVESTOR
|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of Cole Income NAV.

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2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

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3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

|	4. I (we) acknowledge that this investment is not guaranteed, and may lose value.
|	5. I (we) acknowledge that distributions are not guaranteed.
|	6. I (we) acknowledge that the shares are not liquid.

|	7. For Alabama residents: My (our) liquid net worth is at least 10 times my (our) investment in Cole Income NAV and its affiliates.
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8. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in Cole Income NAV does not exceed ten percent (10%) of my (our) net worth.

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9. For Idaho residents: I (we) either (i) have a gross annual income of at least $85,000 and a liquid net worth of at least $85,000, or (ii) have a liquid net worth of at least $300,000. In addition, my (our) aggregate investment in Cole Income NAV does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Idaho investors).

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10. For Iowa residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $100,000 and an annual gross income of $100,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in Cole Income NAV and other non-publicly traded real estate investment trusts does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Iowa investors). An investment by an Iowa investor that is an accredited investor, as defined in 17 C.F.R. § 230.501, is not subject to this 10% limitation.

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11. For Kansas and Maine residents: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Maine investors) in Cole Income NAV and the securities of similar direct participation programs.

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12. For Kentucky residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in Cole Income NAV and any of its affiliates’ non-publicly traded real estate investment trusts. For these purposes, “liquid net worth” shall consist of cash, cash equivalents and readily marketable securities.

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13. For Massachusetts residents: My (our) investment in Cole Income NAV and other illiquid direct participation investments does not in the aggregate exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Massachusetts investors).

|	14. For Missouri residents: My (our) investment in Cole Income NAV does not exceed 10% of my (our) liquid net worth.
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15. For Nebraska residents: My (our) aggregate investment in Cole Income NAV and in the securities of other non-publicly traded real estate investment trusts does not exceed 10% of my (our) net worth (exclusive of home, home furnishings and automobiles). Accredited investors in Nebraska, as defined in 17 C.F.R. § 230.501, are not subject to this limitation.

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16. For New Jersey residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the Prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000, or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in Cole Income NAV, shares of its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) does not exceed 10% of my (our) liquid net worth.

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17. For New Mexico and Ohio residents: My (our) investment in Cole Income NAV, its affiliates and other non-traded real estate investment programs does not in the aggregate exceed 10% of my (our) liquid net worth. “Liquid net worth” means that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

|	18. For North Dakota, Oregon and Pennsylvania residents: My (our) net worth is at least 10 times my (our) investment in Cole Income NAV.
|	19. For Tennessee residents: My (our) investment in Cole Income NAV is not more than 10% of my (our) liquid net worth (exclusive of home, home furnishings and automobiles).

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20. For Texas residents: I (we) have had (excluding the value of my (our) home, home furnishings and automobiles), during the last tax year, or I (we) estimate that I (we) will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000.

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21. For Vermont residents: If I am a (we are) non-accredited investors(s), my (our) investment in Cole Income NAV does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Vermont investors). If I am (we are) an accredited investor(s), as defined in 17 C.F.R.
§ 230.501, I am (we are) not subject to this investment limitation or the suitability standards provided in the Prospectus pertaining to my (our) minimum net worth or annual income.

☐
By checking here I confirm that I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If you are choosing to go green, please make sure you provide your email address. If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866.907.2653. Email:                                                                                                                                       Alabama and Arkansas residents must sign here:

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury that (i) the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

In no event may we accept a subscription of shares until at least five business days after the date on which the subscriber receives the final Prospectus. You will receive a confirmation of your purchase.
Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature Date	Custodian Signature Date

Co-Investor’s Signature Date
You should not invest in Cole Income NAV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in Cole Income NAV. In deciding to invest in Cole Income NAV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. Cole Income NAV and each person selling shares of Cole Income NAV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.
☐ I am a Registered Investment Advisor representative and am completing and signing this application for a fiduciary account over which I maintain discretionary authority pursuant to a legally valid investment advisory agreement, which discretionary authority includes within its scope my completion and execution of this application on behalf of the investor. THIS ELECTION IS NOT AVAILABLE FOR ALABAMA RESIDENTS AND THEIR REPRESENTATIVES.
☐ I am acting in a fiduciary capacity and am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor. THIS ELECTION IS NOT AVAILABLE FOR ALABAMA RESIDENTS AND THEIR REPRESENTATIVES.

G FINANCIAL ADVISOR INFORMATION (please complete 1 or 2)

1) REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by RIA Representative)

a.		b.
	Name of RIA Representative		Name of RIA Office

	Mailing Address		RIA IARD #

	City State Zip		Name of Clearing Firm

	Phone		Name of Broker-Dealer (if applicable)

	Email Address		Have you changed firm affiliation (since last purchase)?
☐ Yes ☐ No

2) REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

a.			b.
	Name of Registered Representative			Name of Broker-Dealer

	Representative ID #	Phone		Representative CRD #

Mailing Address

	City State Zip			Have you changed firm affiliation (since last purchase)?
☐ Yes ☐ No
Email Address

H FINANCIAL ADVISOR SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Capital Advisors, Inc. and Cole Income NAV that I have reasonable grounds for believing that the purchase of the shares by the investor in Cole Income NAV is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker-Dealer or Clearing Firm/Platform
(if applicable)

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO: Via Fax: 1.877.616.1118	Via Regular Mail: Cole Income NAV DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312	Via Overnight/Express Mail: Cole Income NAV DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105

© 2017 Cole Capital Advisors, Inc. All rights reserved	INAV-AGMT-13 (02-17)

APPENDIX C

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653
This form may be used by any current investor in Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV) who desires to purchase additional shares within the same share class of Cole Income NAV currently owned and who purchased their shares directly from Cole Income NAV. Investors who desire to purchase shares in a new share class must complete the Cole Income NAV Initial Subscription Agreement. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the Cole Income NAV Initial Subscription Agreement.

A INVESTMENT (a completed Additional Subscription Agreement is required for each additional investment)

1. This subscription is in the amount of $ ☐ Check if amount is estimated
☐ W Shares	☐ A Shares	☐ I Shares

2. Payment will be made with:	☐ Enclosed Check (Make check payable to Cole REIT)	☐ Funds wired	☐ Funds to follow
☐ ACH (Copy of voided check required)
		☐ Checking	☐ Savings
Financial Institution

Routing/Transit #		Account #

B REGISTRATION INFORMATION

Existing Account Registration (name of Account)	SSN or Tax ID #

Existing Account #

C VOLUME DISCOUNTS (if applicable)

☐  I am (we are) making, or previously have made, investments in the Cole Income NAV A Share account listed above. A volume discount, if any, will be applied on an investor/account specific basis. No “householding” or aggregated purchases for related accounts is permitted. All holdings are subject to verification.

D INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES (Investor(s) must initial each of sections 1-6 and those sections of 7-21 as appropriate)
I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:
INVESTOR | CO-INVESTOR
|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of Cole Income NAV.

|
2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

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3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Additional Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

|	4. I (we) acknowledge that this investment is not guaranteed, and may lose value.
|	5. I (we) acknowledge that distributions are not guaranteed.
|	6. I (we) acknowledge that the shares are not liquid.

INVESTOR | CO-INVESTOR
|	7. For Alabama residents: My (our) liquid net worth is at least 10 times my (our) investment in Cole Income NAV and its affiliates.
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8. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in Cole Income NAV does not exceed ten percent (10%) of my (our) net worth.

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9. For Idaho residents: I (we) either (i) have a gross annual income of at least $85,000 and a liquid net worth of at least $85,000, or (ii) have a liquid net worth of at least $300,000. In addition, my (our) aggregate investment in Cole Income NAV does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Idaho investors).

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10. For Iowa residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $100,000 and an annual gross income of $100,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in Cole Income NAV and other non-publicly traded real estate investment trusts does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Iowa investors). An investment by an Iowa investor that is an accredited investor, as defined in 17 C.F.R. § 230.501, is not subject to this 10% limitation.

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11. For Kansas and Maine residents: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Maine investors) in Cole Income NAV and the securities of similar direct participation programs.

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12. For Kentucky residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in Cole Income NAV and any of its affiliates’ non-publicly traded real estate investment trusts. For these purposes, “liquid net worth” shall consist of cash, cash equivalents and readily marketable securities.

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13. For Massachusetts residents: My (our) investment in Cole Income NAV and other illiquid direct participation investments does not in the aggregate exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Massachusetts investors).

|	14. For Missouri residents: My (our) investment in Cole Income NAV does not exceed 10% of my (our) liquid net worth.
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15. For Nebraska residents: My (our) aggregate investment in Cole Income NAV and in the securities of other non-publicly traded real estate investment trusts does not exceed 10% of my (our) net worth (exclusive of home, home furnishings and automobiles). Accredited investors in Nebraska, as defined in 17 C.F.R. § 230.501, are not subject to this limitation.

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16. For New Jersey residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the Prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000, or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in Cole Income NAV, shares of its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) does not exceed 10% of my (our) liquid net worth.

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17. For New Mexico and Ohio residents: My (our) investment in Cole Income NAV, its affiliates and other non-traded real estate investment programs does not in the aggregate exceed 10% of my (our) liquid net worth. “Liquid net worth” means that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

|	18. For North Dakota, Oregon and Pennsylvania residents: My (our) net worth is at least 10 times my (our) investment in Cole Income NAV.
|	19. For Tennessee residents: My (our) investment in Cole Income NAV is not more than 10% of my (our) liquid net worth (exclusive of home, home furnishings and automobiles).

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20. For Texas residents: I (we) have had (excluding the value of my (our) home, home furnishings and automobiles), during the last tax year, or I (we) estimate that I (we) will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000.

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21. For Vermont residents: If I am a (we are) non-accredited investors(s), my (our) investment in Cole Income NAV does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Vermont investors). If I am (we are) an accredited investor(s), as defined in 17 C.F.R. § 230.501, I am (we are) not subject to this investment limitation or the suitability standards provided in the Prospectus pertaining to my (our) minimum net worth or annual income.

☐
By checking here I confirm that I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If you are choosing to go green, please make sure you provide your email address. If you decide later that you want to receive documents in paper, you can contact Cole Investor Services at 866.907.2653. Email:                                                                                                                                       Alabama and Arkansas residents must sign here:

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury that (i) the taxpayer identification number shown on this Additional Subscription Agreement is true, correct and complete, (ii) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

In no event may we accept a subscription of shares until at least five business days after the date on which the subscriber receives the final Prospectus. You will receive a confirmation of your purchase.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature Date	Custodian Signature Date

Co-Investor’s Signature Date
You should not invest in Cole Income NAV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in Cole Income NAV. In deciding to invest in Cole Income NAV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. Cole Income NAV and each person selling shares of Cole Income NAV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.
☐ I am a Registered Investment Advisor representative and am completing and signing this application for a fiduciary account over which I maintain discretionary authority pursuant to a legally valid investment advisory agreement, which discretionary authority includes within its scope my completion and execution of this application on behalf of the investor. THIS ELECTION IS NOT AVAILABLE FOR ALABAMA RESIDENTS AND THEIR REPRESENTATIVES.
☐ I am acting in a fiduciary capacity and am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor. THIS ELECTION IS NOT AVAILABLE FOR ALABAMA RESIDENTS AND THEIR REPRESENTATIVES.

E FINANCIAL ADVISOR INFORMATION (please complete 1 or 2)

1) REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by RIA Representative)

Name of RIA Representative	RIA IARD #

2) REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative	Representative and Branch ID #

F FINANCIAL ADVISOR SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Capital Advisors, Inc. and Cole Income NAV that I have reasonable grounds for believing that the purchase of the shares by the investor in Cole Income NAV is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker-Dealer or Clearing Firm/Platform (if applicable)

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO: Via Fax: 1.877.616.1118	Via Regular Mail: Cole Income NAV DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312	Via Overnight/Express Mail: Cole Income NAV DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105

© 2017 Cole Capital Advisors, Inc. All rights reserved	INAV-AI (07-17)

ANNEX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
Form 10-Q
_________________________________________

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2017
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from             to
Commission file number 000-55187
__________________________________________
COLE REAL ESTATE INCOME STRATEGY
(DAILY NAV), INC.
(Exact name of registrant as specified in its charter)
__________________________________________

Maryland	27-3147801
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2325 East Camelback Road, Suite 1100 Phoenix, Arizona 85016	(602) 778-8700
(Address of principal executive offices; zip code)	(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
 ________________________________________________________________________
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer (Do not check if a smaller reporting company)	☒

Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒
As of August 7, 2017, there were approximately 14.9 million shares of Wrap Class common stock, approximately 7.1 million shares of Advisor Class common stock and approximately 915,000 shares of Institutional Class common stock, par value $0.01 each, of Cole Real Estate Income Strategy (Daily NAV), Inc. outstanding.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

PART I - FINANCIAL INFORMATION

Item 1.	Financial Statements
COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
ASSETS
Investment in real estate assets:
Land	$123,209	$86,858
Buildings and improvements	427,004	319,589
Intangible lease assets	82,560	52,965
Total real estate investments, at cost	632,773	459,412
Less: accumulated depreciation and amortization	(31,029)	(22,638)
Total real estate investments, net	601,744	436,774
Investment in marketable securities	5,257	5,563
Total real estate investments and marketable securities, net	607,001	442,337
Cash and cash equivalents	11,749	4,671
Restricted cash	525	600
Rents and tenant receivables, net	5,552	4,206
Property escrow deposits, prepaid expenses, and other assets	784	684
Deferred costs, net	629	1,074
Total assets	$626,240	$453,572
LIABILITIES AND EQUITY
Notes payable and credit facility, net	$259,632	$159,143
Accrued expenses and accounts payable	2,830	2,798
Escrowed investor proceeds	—	75
Due to affiliates	17,076	14,786
Intangible lease liabilities, net	11,627	5,798
Distributions payable	1,738	1,444
Deferred rental income, derivative liabilities, and other liabilities	2,046	1,442
Total liabilities	294,949	185,486
Commitments and contingencies
Redeemable common stock	39,783	32,076
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
W Shares common stock, $0.01 par value; 164,000,000 shares authorized, 14,515,249 and 12,461,616 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	145	125
A Shares common stock, $0.01 par value; 163,000,000 shares authorized, 6,624,984 and 4,449,352 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	66	45
I Shares common stock, $0.01 par value; 163,000,000 shares authorized, 856,659 and 788,270 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	9	8
Capital in excess of par value	324,297	259,817
Accumulated distributions in excess of earnings	(33,542)	(24,399)
Accumulated other comprehensive loss	(249)	(372)
Total stockholders’ equity	290,726	235,224
Non-controlling interests	782	786
Total equity	$291,508	$236,010
Total liabilities, redeemable common stock, and equity	$626,240	$453,572

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Rental income	$10,159	$5,713	$19,366	$10,997
Tenant reimbursement income	938	600	1,727	1,239
Interest income on marketable securities	29	28	59	59
Total revenues	11,126	6,341	21,152	12,295
Operating expenses:
General and administrative	1,387	1,115	3,138	2,186
Property operating	393	212	683	444
Real estate tax	728	477	1,321	970
Advisory fees and expenses	1,012	636	1,935	1,186
Acquisition-related	447	703	1,296	1,043
Depreciation and amortization	4,415	2,226	8,085	4,284
Total operating expenses	8,382	5,369	16,458	10,113
Operating income	2,744	972	4,694	2,182
Other income (expense):
Interest expense and other, net	(2,220)	(1,252)	(4,247)	(2,479)
Net income (loss)	524	(280)	447	(297)
Net income allocated to noncontrolling interest	9	—	18	—
Net income (loss) attributable to the Company	$515	$(280)	$429	$(297)
Weighted average number of common shares outstanding:
Basic and diluted	20,765,713	12,211,730	19,741,184	11,401,674
Net income (loss) per common share:
Basic and diluted	$0.02	$(0.02)	$0.02	$(0.03)
Distributions declared per common share	$0.24	$0.24	$0.48	$0.49
The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$524	$(280)	$447	$(297)
Other comprehensive (loss) income:
Unrealized holding gain on marketable securities	42	60	52	173
Reclassification adjustment for gain included in income as other expense	(2)	(7)	—	(4)
Unrealized loss on interest rate swaps	(290)	(392)	(191)	(1,382)
Amount of loss reclassified from other comprehensive income into income as interest expense	113	136	262	274
Total other comprehensive (loss) income	(137)	(203)	123	(939)

Comprehensive income (loss)	387	(483)	570	(1,236)
Comprehensive income allocated to noncontrolling interest	9	—	18	—
Comprehensive income (loss) attributable to the Company	$378	$(483)	$552	$(1,236)
The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF CHANGES IN EQUITY
(in thousands, except share amounts)

	W Shares Common Stock		A Shares Common Stock		I Shares Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Non- Controlling Interests	Total Equity
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
Balance, January 1, 2017	12,461,616	$125	4,449,352	$45	788,270	$8	$259,817	$(24,399)	$(372)	$235,224	$786	$236,010
Issuance of common stock	2,738,423	26	2,241,261	22	65,879	1	92,396	—	—	92,445	—	92,445
Conversion of shares	(55,096)	—	—	—	54,673	—	—	—	—	—	—	—
Distributions to investors	—	—	—	—	—	—	—	(9,572)	—	(9,572)	—	(9,572)
Commissions, dealer manager and distribution fees	—	—	—	—	—	—	(6,029)	—	—	(6,029)	—	(6,029)
Other offering costs	—	—	—	—	—	—	(682)	—	—	(682)	—	(682)
Redemptions of common stock	(629,694)	(6)	(65,629)	(1)	(52,163)	—	(13,498)	—	—	(13,505)	—	(13,505)
Changes in redeemable common stock	—	—	—	—	—	—	(7,707)	—	—	(7,707)	—	(7,707)
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	(22)	(22)
Comprehensive income	—	—	—	—	—	—	—	429	123	552	18	570
Balance as of June 30, 2017	14,515,249	$145	6,624,984	$66	856,659	$9	$324,297	$(33,542)	$(249)	$290,726	$782	$291,508
The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$447	$(297)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization, net	7,936	4,253
Straight-line rental income	(805)	(440)
Amortization of deferred financing costs	751	282
Amortization on marketable securities	5	7
Gain on sale of marketable securities	—	(4)
Gain on derivative instruments	(19)	—
Bad debt expense	—	8
Changes in assets and liabilities:
Rents and tenant receivables	(541)	60
Prepaid expenses and other assets	117	168
Accounts payable and accrued expenses	23	(126)
Deferred rental income and other liabilities	662	169
Due to affiliates	(446)	(483)
Net cash provided by operating activities	8,130	3,597
Cash flows from investing activities:
Investment in real estate assets and capital expenditures	(167,068)	(41,618)
Investment in marketable securities	(432)	(376)
Proceeds from sale and maturities of marketable securities	785	560
Payment of property escrow deposits	(4,040)	(1,291)
Refund of property escrow deposits	3,900	971
Change in restricted cash	75	(514)
Net cash used in investing activities	(166,780)	(42,268)
Cash flows from financing activities:
Proceeds from issuance of common stock	87,856	66,639
Offering costs on issuance of common stock	(3,975)	(1,812)
Redemptions of common stock	(13,505)	(9,401)
Distributions to investors	(4,689)	(2,803)
Proceeds from credit facility and notes payable	158,200	16,275
Repayments of credit facility	(57,500)	(15,000)
Payment of loan deposits	(75)	—
Refund of loan deposits	30	—
Deferred financing costs paid	(517)	(209)
Change in escrowed investor proceeds liability	(75)	27
Distributions to noncontrolling interests	(22)	—
Net cash provided by financing activities	165,728	53,716
Net increase in cash and cash equivalents	7,078	15,045
Cash and cash equivalents, beginning of period	4,671	14,840
Cash and cash equivalents, end of period	$11,749	$29,885
Supplemental disclosures of non-cash investing and financing activities:
Change in accrued dealer manager fee, distribution fee, and other offering costs	$4,552	$3,295
Distributions to investors declared and unpaid	$1,738	$1,030
Common stock issued through distribution reinvestment plan	$4,589	$2,515
Change in fair value of marketable securities	$52	$96
Change in fair value of interest rate swaps	$71	$(1,108)
Accrued capital expenditures	$9	$14
Supplemental cash flow disclosures:
Interest paid	$3,230	$2,054
The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
June 30, 2017
NOTE 1 — ORGANIZATION AND BUSINESS
Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”) is a Maryland corporation, incorporated on July 27, 2010, that qualified as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2012. Substantially all of the Company’s business is conducted through Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP (“Cole OP”), a Delaware limited partnership. The Company is the sole general partner of, and owns, directly or indirectly, 100% of the partnership interests in Cole OP. The Company is externally managed by Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC, a Delaware limited liability company (“Cole Advisors”), an affiliate of the Company’s sponsor, Cole Capital®, which is a trade name used to refer to a group of affiliated entities directly or indirectly controlled by VEREIT, Inc. (“VEREIT”), a widely-held public company whose shares of common stock are listed on the New York Stock Exchange (NYSE: VER). VEREIT indirectly owns and/or controls the Company’s external advisor, Cole Advisors, the Company’s dealer manager, Cole Capital Corporation (“CCC”), the Company’s property manager, CREI Advisors, LLC (“CREI Advisors”), and Cole Capital.
On December 6, 2011, pursuant to a registration statement filed on Form S-11 (Registration No. 333-169535) (the “Initial Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the Company commenced its initial public offering on a “best efforts” basis of $4.0 billion in shares of common stock. On August 26, 2013, pursuant to a registration statement filed on Form S-11 (Registration No. 333-186656) (the “Multi-Class Registration Statement”) under the Securities Act, the Company designated the existing shares of the Company’s common stock that were sold prior to such date to be Wrap Class shares (“W Shares”) of common stock and registered two new classes of the Company’s common stock, Advisor Class shares (“A Shares”) and Institutional Class shares (“I Shares”). Pursuant to a registration statement filed on Form S-11 (Registration No. 333-213271) on February 10, 2017 (the “Continuing Offering Registration Statement”), the Company is offering up to $4.0 billion in shares of common stock of the three classes (the “Offering”), consisting of $3.5 billion in shares in the Company’s primary offering (the “Primary Offering”) and $500.0 million in shares pursuant to a distribution reinvestment plan (the “DRIP”). The Company is offering to sell any combination of W Shares, A Shares and I Shares with a dollar value up to the maximum offering amount. As of June 30, 2017, the Company had issued approximately 25.4 million shares of common stock in the Offering for gross offering proceeds of $453.4 million before offering costs and selling commissions, and the current portion of dealer manager fees and distribution fees of $12.3 million.
The per share purchase price for each class of common stock varies from day-to-day and, on each business day, is equal to, for each class of common stock, the Company’s net asset value (“NAV”) for such class, divided by the number of shares of that class outstanding as of the close of business on such day, plus, for A Shares sold in the Primary Offering, applicable selling commissions. The Company’s NAV per share is calculated daily as of the close of business by an independent fund accountant using a process that reflects (1) estimated values of each of the Company’s commercial real estate assets, related liabilities and notes receivable secured by real estate provided periodically by the Company’s independent valuation expert in individual appraisal reports, (2) daily updates in the price of liquid assets for which third party market quotes are available, (3) accruals of daily distributions, and (4) estimates of daily accruals, on a net basis, of operating revenues, expenses, debt service costs and fees. As of June 30, 2017, the NAV per share for W Shares, A Shares and I Shares was $18.14, $17.95 and $18.30, respectively. The Company’s NAV is not audited or reviewed by its independent registered public accounting firm.
The Company intends to use substantially all of the net proceeds from the Offering to acquire and operate a diversified portfolio primarily consisting of (1) necessity retail, office and industrial properties that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States, (2) notes receivable secured by commercial real estate, including the origination of loans, and (3) cash, cash equivalents, other short-term investments and traded real estate-related securities. As of June 30, 2017, the Company owned 133 commercial properties, which includes properties owned through a consolidated joint venture arrangement (the “Consolidated Joint Venture”), located in 36 states, containing 3.9 million rentable square feet of commercial space, including the square feet of buildings which are on land subject to ground leases. As of June 30, 2017, the rentable square feet at these properties was 99.3% leased, including month-to-month agreements, if any.
The Company is structured as a perpetual-life, non-exchange traded REIT. This means that, subject to regulatory approval of its filing for additional offerings, the Company will be selling shares of common stock on a continuous basis and for an indefinite period of time to the extent permissible under applicable law. The Company will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of shares of common stock. The Company reserves the right to terminate the Offering at any time.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The summary of significant accounting policies presented below is designed to assist in understanding the Company’s condensed consolidated unaudited financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying condensed consolidated unaudited financial statements.
Principles of Consolidation and Basis of Presentation
The condensed consolidated unaudited financial statements of the Company have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission regarding interim financial reporting, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2016, and related notes thereto set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The condensed consolidated unaudited financial statements should also be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this Quarterly Report on Form 10-Q.
The condensed consolidated unaudited financial statements include the accounts of the Company and its wholly-owned subsidiaries and the Consolidated Joint Venture in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in consolidation.
The Company evaluates its relationships and investments to determine if it has variable interests. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns.  If the Company determines that it has a variable interest in an entity, it evaluates whether such interest is in a variable interest entity (“VIE”). VIEs are entities where investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or where equity investors, as a group, lack one of the following characteristics: (a) the power to direct the activities that most significantly impact the entity’s economic performance, (b) the obligation to absorb the expected losses of the entity, or (c) the right to receive the expected returns of the entity. The Company consolidates any VIEs when it is determined to be the primary beneficiary of the VIE’s operations.
For legal entities being evaluated for consolidation, the Company must first determine whether the interests that it holds and fees it receives qualify as variable interests in the entity. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns. The Company’s evaluation includes consideration of fees paid to the Company where the Company acts as a decision maker or service provider to the entity being evaluated. If the Company determines that it holds a variable interest in an entity, it evaluates whether that entity is a VIE.
A VIE must be consolidated by its primary beneficiary, which is generally defined as the party who has a controlling financial interest in the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors include, but are not limited to, the Company’s ability to direct the activities that most significantly impact the entity’s economic performance and its obligation to absorb losses from or right to receive benefits of the VIE that could potentially be significant to the VIE. The Company consolidates any VIEs when the Company is determined to be the primary beneficiary of the VIE, and the difference between consolidating the VIE and accounting for it using the equity method could be material to the Company’s consolidated financial statements. The Company continually evaluates the need to consolidate any VIEs based on standards set forth in GAAP as described above.
As of June 30, 2017, the Company determined that it had a controlling interest in the Consolidated Joint Venture and therefore met the GAAP requirements for consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated unaudited financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

Real Estate Investments
Real estate assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the costs of acquisition, including certain acquisition-related expenses, construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate assets and leasing costs. All repairs and maintenance costs are expensed as incurred. In April 2017, the Company early adopted Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The Company’s acquisitions qualify as asset acquisitions, and as such, certain acquisition-related expenses related to these asset acquisitions are capitalized. Prior to the adoption of ASU 2017-01, all acquisition-related expenses were expensed as incurred.
The Company considers the period of future benefit of each respective asset to determine the appropriate useful life. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Site improvements	15 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term
Recoverability of Real Estate Assets
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions and other factors, a significant decrease in a property’s revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value will be determined using a discounted cash flow analysis and recent comparable sales transactions. No impairment indicators were identified and no impairment losses were recorded during the six months ended June 30, 2017 or 2016.
Assets Held for Sale
When a real estate asset is identified by the Company as held for sale, the Company will cease depreciation and amortization of the assets related to the property and estimate the fair value, net of selling costs. If, in management’s opinion, the fair value, net of selling costs, of the asset is less than the carrying amount of the asset, an adjustment to the carrying amount would be recorded to reflect the estimated fair value of the property, net of selling costs. There were no assets identified as held for sale as of June 30, 2017 or December 31, 2016.
Allocation of Purchase Price of Real Estate Assets
Upon the acquisition of real properties, the Company allocates the purchase price, including certain acquisition-related expenses after the adoption of ASU 2017-01, to acquired tangible assets, consisting of land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases, based in each case on their respective fair values. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and buildings). The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could materially impact the Company’s results of operations.
Investment in Marketable Securities
Investment in marketable securities consists primarily of the Company’s investment in corporate and government debt securities. The Company determines the appropriate classification for debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of June 30, 2017, the Company classified its investments as available-for-sale as the Company is not actively trading the securities; however, the Company may sell them prior to their maturity. These investments are carried at their estimated fair value with unrealized gains and losses reported in other comprehensive (loss) income.
The Company monitors its available-for-sale securities for impairments. A loss is recognized when the Company determines that a decline in the estimated fair value of a security below its amortized cost is other-than-temporary. The Company considers many factors in determining whether the impairment of a security is deemed to be other-than-temporary, including, but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the unrealized loss, the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, external credit ratings and recent changes in such ratings. The analysis of determining whether the impairment of a security is deemed to be other-than-temporary requires significant judgments and assumptions. The use of alternative judgments and assumptions could result in a different conclusion.
The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method and is recorded in the accompanying condensed consolidated unaudited statements of operations in interest and other expense, net. Upon the sale of a security, the realized net gain or loss is computed on the specific identification method.
Noncontrolling Interest in Consolidated Joint Venture
On December 16, 2016, the Company completed the formation of the Consolidated Joint Venture. The Company determined it had a controlling interest in the Consolidated Joint Venture and, therefore, met the GAAP requirements for consolidation. The Company recorded net income of $18,000 and paid distributions of $22,000 related to the noncontrolling interest during the six months ended June 30, 2017. The Company recorded the noncontrolling interest of $782,000 and $786,000 as of June 30, 2017 and December 31, 2016, on the condensed consolidated unaudited balance sheets.
Restricted Cash
The Company had $525,000 and $600,000 in restricted cash as of June 30, 2017 and December 31, 2016, respectively. Included in restricted cash as of June 30, 2017 and December 31, 2016 was $500,000 held by a lender in an escrow account for a certain property in accordance with the associated loan agreement. Additionally, as part of certain debt agreements, rent from certain of the Company’s tenants is deposited directly into a lockbox account, from which funds in excess of the required minimum balance are disbursed on a weekly basis to the Company. As of June 30, 2017 and December 31, 2016, the Company had $25,000 held in a lockbox account. In addition, restricted cash included $75,000 of escrowed investor proceeds for which shares of common stock had not been issued as of December 31, 2016. There were no such proceeds as of June 30, 2017.
Dealer Manager and Distribution Fees
The Company pays CCC dealer manager and distribution fees, which are calculated on a daily basis in the amount of 1/365th of the amount indicated in the table below for each class of common stock:

	Dealer Manager Fee	Distribution Fee
W Shares	0.55%	—
A Shares	0.55%	0.50%
I Shares	0.25%	—

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

The dealer manager and distribution fees are paid monthly in arrears. An estimated liability for future dealer manager and distribution fees payable to CCC is recognized at the time each share is sold and included in due to affiliates in the condensed consolidated unaudited balance sheets with a corresponding decrease to capital in excess of par value. The Company recognized a liability for future dealer manager and distribution fees payable to CCC of $15.8 million and $12.5 million, as of June 30, 2017 and December 31, 2016, respectively.
Revenue Recognition
Certain properties have leases where minimum rental payments increase during the term of the lease. The Company records rental income for the full term of each lease on a straight-line basis when earned and collectability is reasonably assured. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. The Company defers the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Expected reimbursements from tenants for recoverable real estate taxes and operating expenses are included in tenant reimbursement income in the period when such costs are incurred.
The Company continually reviews receivables related to rent, including any straight-line rent, and current and future operating expense reimbursements from tenants and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is uncertain, the Company will record an increase in the allowance for uncollectible accounts. As of June 30, 2017, the Company did not have an allowance for uncollectible accounts. The Company had an allowance for uncollectible accounts of $2,000 as of December 31, 2016.
Earnings per Share
The Company has three classes of common stock with nonforfeitable dividend rights that are determined based on a different NAV for each class. Accordingly, the Company utilizes the two-class method to determine its earnings per share, which results in the same earnings per share when rounded to within less than one cent for each of the classes. Under the two-class method, earnings per class of common stock are computed by dividing the sum of the distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of shares for each class of common stock for the respective period. Diluted (loss) income per share considers the effect of any potentially dilutive share equivalents, of which the Company had none for each of the three and six months ended June 30, 2017 or 2016.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by various standard setting bodies that may have an impact on the Company’s accounting and reporting. Except as otherwise stated below, the Company is currently evaluating the effect that certain of these new accounting requirements may have on the Company’s accounting and related reporting and disclosures in the Company’s condensed consolidated unaudited financial statements:
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) (Topic 606), which supersedes the revenue recognition requirements in Revenue Recognition, Accounting Standards Codification (Topic 605) (“ASC”)  and will require an entity to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. For public business entities, the guidance should be applied to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. The Company is currently assessing the adoption methodology. Once ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which, as discussed below, sets forth principles for the recognition, measurement, presentation and disclosure of leases, goes into effect, ASU 2014-09 may apply to non-lease components in the lease agreements.
In February 2016, the FASB issued ASU 2016-02, which will require that a lessee recognize assets and liabilities on the balance sheet for all leases with a lease term of more than 12 months, with the result being the recognition of a right of use asset and a lease liability and the disclosure of key information about the entity’s leasing arrangements. The lessor accounting model under ASU 2016-02 is similar to current guidance; however it limits the capitalization of initial direct leasing costs, such as internally generated costs. ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

GAAP. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. A modified retrospective approach is required for existing leases that have not expired upon adoption. The Company’s implementation team has developed an inventory of all leases and is identifying any non-lease components in the lease agreements and is evaluating the impact to the Company, both as lessor and lessee, and its consolidated financial statements.
ASU No. 2016-01, Financial Instruments (Subtopic 825-10) – The amendments in this update require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). The amendments in this update also require an entity to present separately in other comprehensive (loss) income, the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this update require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the consolidated balance sheets or the accompanying notes to the consolidated financial statements. The amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326) (“ASU 2016-13”). ASU 2016-13 is intended to improve financial reporting requiring more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investment in leases and other such commitments. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 require the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminates the “incurred loss” methodology under current GAAP. ASU 2016-13 is effective for fiscal years, and interim periods within, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those years, beginning after December 15, 2018.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which is intended to address diversity in practice related to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted, and requires retrospective adoption unless it is impracticable to apply, in which case it is to be applied prospectively as of the earliest date practicable. The Company plans to adopt ASU 2016-15 during the fourth quarter of fiscal year 2017.
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. In accordance with ASU 2016-18, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. The amendments of ASU 2016-18 are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The Company plans to adopt ASU 2016-18 during the fourth quarter of 2017 and apply the standard retrospectively for all periods presented. The Company does not expect it will have a material impact on its consolidated financial statements.
In February 2017, the FASB issued ASU No. 2017-05, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets (“ASU 2017-05”), which clarifies the following: (1) nonfinancial assets within the scope of Subtopic 610-20 may include nonfinancial assets transferred within a legal entity to a counterparty; (2) an entity should allocate consideration to each distinct asset by applying the guidance in Topic 606 on allocating the transaction price to performance obligations; and (3) requires entities to derecognize a distinct nonfinancial asset or distinct in substance nonfinancial asset in a partial sale transaction when it (a) does not have (or ceases to have) a controlling financial interest in the legal entity that holds the asset in accordance with Subtopic 810 and (b) transfers control of the asset in accordance with Topic 606. The adoption of this standard may result in higher gains on the sale of partial real estate interests, including contributions of nonfinancial assets to a joint venture or other noncontrolling investee, due to recognizing the full gain when the derecognition criteria are met and recording the retained noncontrolling interest at its fair value. ASU 2017-05 is effective for annual periods, and interim periods therein, beginning after December 15, 2017. Early adoption is permitted.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

NOTE 3 — FAIR VALUE MEASUREMENTS
GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:
Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).
Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.
The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:
Notes payable and line of credit — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. As of June 30, 2017, the estimated fair value of the Company’s debt was $261.9 million, compared to the carrying value of $261.8 million. The estimated fair value and the carrying value of the Company’s debt was $161.2 million as of December 31, 2016. The fair value of the Company’s debt is estimated using Level 2 inputs.
Marketable securities — The Company’s marketable securities are carried at fair value and are valued using Level 1 inputs. The estimated fair value of the Company’s marketable securities are based on quoted market prices that are readily and regularly available in an active market.
Derivative instruments — The Company’s derivative instruments are comprised of interest rate swaps. All derivative instruments are carried at fair value and are valued using Level 2 inputs. The fair value of these instruments is determined using interest rate market pricing models. In addition, credit valuation adjustments are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the respective counterparties.
Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. However, as of June 30, 2017 and December 31, 2016, the Company has assessed the overall significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Other financial instruments — The Company considers the carrying values of its cash and cash equivalents, restricted cash, tenant receivables, accounts payable and accrued expenses, other liabilities, due to affiliates and distributions payable to approximate their fair values because of the short period of time between their origination and their expected realization as well as their highly-liquid nature. Due to the short-term maturities of these instruments, Level 1 inputs are utilized to estimate the fair value of these financial instruments.
Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, upon disposition of the financial assets and liabilities. As of June 30, 2017 and December 31, 2016, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

In accordance with the fair value hierarchy described above, the following tables show the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of June 30, 2017 and December 31, 2016 (in thousands):

	Balance as of	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	June 30, 2017	(Level 1)	(Level 2)	(Level 3)
Financial asset:
Interest rate swaps	$60	$—	$60	$—
Marketable securities	5,257	5,257	—	—
Total financial assets	$5,317	$5,257	$60	$—
Financial liabilities:
Interest rate swaps	$(313)	$—	$(313)	$—

	Balance as of	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	December 31, 2016	(Level 1)	(Level 2)	(Level 3)
Financial asset:
Interest rate swaps	$28	$—	$28	$—
Marketable securities	5,563	5,563	—	—
Total financial assets	$5,591	$5,563	$28	$—
Financial liabilities:
Interest rate swaps	$(371)	$—	$(371)	$—
NOTE 4 — REAL ESTATE INVESTMENTS
2017 Property Acquisitions
During the six months ended June 30, 2017, the Company acquired a 100% interest in 25 commercial properties, of which 13 were determined to be asset acquisitions and 12 were acquired prior to the adoption of ASU 2017-01 in April 2017 and thus were accounted for as business combinations for an aggregate purchase price of $167.1 million (the “2017 Acquisitions”). The Company funded the 2017 Acquisitions with net proceeds from the Offering and available borrowings.
The following table summarizes the consideration transferred for the properties purchased during the six months ended June 30, 2017 (in thousands):

2017 Acquisitions
Investments in real estate:
Purchase price of asset acquisitions	$114,611
Purchase price of business combinations	52,457
Total purchase price of real estate investments acquired (1)	$167,068
______________________

(1)
The weighted average amortization period for the 2017 Acquisitions is 11.7 years for acquired in-place leases, 15.7 years for acquired above-market leases and 14.4 years for acquired intangible lease liabilities.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

During the six months ended June 30, 2017, the Company acquired a 100% interest in 13 commercial properties for an aggregate purchase price of $114.6 million (the “2017 Asset Acquisitions”), which includes $963,000 of external acquisition-related expenses that were capitalized in accordance with ASU 2017-01. Prior to the adoption of ASU 2017-01, costs related to property acquisitions were expensed as incurred. The following table summarizes the purchase price allocation for the 2017 Acquisitions purchased during the six months ended June 30, 2017 (in thousands):

2017 Asset Acquisitions
Land	$22,139
Building and improvements	84,324
Acquired in-place leases	11,538
Acquired above-market leases	1,529
Intangible lease liabilities	(4,919)
Total purchase price	$114,611
During the six months ended June 30, 2017, the Company acquired a 100% interest in 12 commercial properties for an aggregate purchase price of $52.5 million which were accounted for as business combinations (the “2017 Business Combination Acquisitions”). The purchase price allocation for each of the Company’s 2017 Business Combination Acquisitions is preliminary and subject to change as it finalizes the allocation, which the Company expects will be prior to the end of the current fiscal year. The Company preliminarily allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed. The following table summarizes the preliminary purchase price allocation for the 2017 Business Combination Acquisitions purchased during the six months ended June 30, 2017 (in thousands):

2017 Business Combination Acquisitions
Land	$14,213
Building and improvements	23,092
Acquired in-place leases	15,112
Acquired above-market leases	1,454
Intangible lease liabilities	(1,414)
Total purchase price	$52,457
The Company recorded revenue of $914,000 and $1.6 million, respectively, and net income of $207,000 and $129,000, respectively, for the three and six months ended June 30, 2017, related to the 2017 Business Combination Acquisitions. In addition, the Company recorded $426,000 of acquisition-related expenses for the six months ended June 30, 2017, which is included in acquisition-related expenses on the condensed consolidated unaudited statements of operations.
The following table summarizes selected financial information of the Company as if all of the 2017 Business Combination Acquisitions were completed on January 1, 2016 for each period presented below. The table below presents the Company’s estimated revenue and net income, on a pro forma basis, for the three and six months ended June 30, 2017 and 2016, respectively (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Pro forma basis:
Revenue	$11,267	$7,396	$21,370	$14,075
Net income (loss)	$1,213	$634	$951	$(72)
The unaudited pro forma information for the six months ended June 30, 2017 was adjusted to exclude $426,000 of acquisition-related expenses recorded during such periods related to the 2017 Business Combination Acquisitions. Accordingly, these expenses were instead recognized in the pro forma information for the six months ended June 30, 2016. The pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2016, nor does it purport to represent the results of future operations.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

2016 Property Acquisitions
During the six months ended June 30, 2016, the Company acquired a 100% interest in 13 commercial properties for an aggregate purchase price of $41.6 million (the “2016 Acquisitions”). The 2016 Acquisitions were accounted for as business combinations. The Company funded the 2016 Acquisitions with net proceeds from the Offering and available borrowings. The Company allocated the purchase price of these properties to the fair value of the assets acquired and liabilities assumed.
The following table summarizes the purchase price allocation for the properties purchased during the six months ended June 30, 2016 (in thousands):

2016 Acquisitions
Land	$4,890
Building and improvements	33,578
Acquired in-place leases (1)	3,165
Acquired above-market leases (2)	67
Intangible lease liabilities (3)	(69)
Total purchase price	$41,631
______________________
(1) The weighted average amortization period for acquired in-place leases is 12.8 years for the 2016 Acquisitions.
(2) The weighted average amortization period for acquired above-market leases is 9.9 years for the 2016 Acquisitions.
(3) The weighted average amortization period for acquired intangible lease liabilities is 9.9 years for the 2016 Acquisitions.
The Company recorded revenue of $577,000 and $681,000, respectively, and net income of $62,000 and $59,000, respectively, for the three and six months ended June 30, 2016, related to the 2016 Acquisitions. In addition, the Company recorded $279,000 and $330,000 of acquisition-related expenses for the three and six months ended June 30, 2016, respectively, which is included in acquisition-related expenses on the condensed consolidated unaudited statements of operations.
The following information summarizes selected financial information of the Company as if all of the 2016 Acquisitions were completed on January 1, 2015 for each period presented below. The table below presents the Company’s estimated revenue and net income, on a pro forma basis, for the three and six months ended June 30, 2016 and 2015 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Pro forma basis
Revenue	$6,523	$5,324	$13,132	$10,910
Net (loss) income	$(135)	$5,363	$63	$6,535
The unaudited pro forma information for the three and six months ended June 30, 2016 was adjusted to exclude acquisition-related expenses recorded during such periods related to the 2016 Acquisitions. Accordingly, these expenses were instead recognized in the pro forma information for the three and six months ended June 30, 2015. The pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2015, nor does it purport to represent the results of future operations.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

Consolidated Joint Venture
As of June 30, 2017, the Company had an interest in a Consolidated Joint Venture that owns and manages two properties, with total assets of $7.8 million, which included $7.7 million of real estate assets, net of accumulated depreciation and amortization of $124,000, and total liabilities of $165,000. The Consolidated Joint Venture does not have any debt outstanding as of June 30, 2017. The Company has the ability to control operating and financial policies of the Consolidated Joint Venture. There are restrictions on the use of these assets as the Company would generally be required to obtain the approval of the partner (the “Consolidated Joint Venture Partner”) in accordance with the joint venture agreement for any major transactions. The Company and the Consolidated Joint Venture Partner are subject to the provisions of the joint venture agreement, which includes provisions for when additional contributions may be required to fund certain cash shortfalls.
NOTE 5 — MARKETABLE SECURITIES
The Company owned marketable securities with an estimated fair value of $5.3 million and $5.6 million as of June 30, 2017 and December 31, 2016, respectively. The following is a summary of the Company’s available-for-sale securities as of June 30, 2017 (in thousands):

	Available-for-sale securities
	Amortized Cost Basis	Unrealized (Loss) Gain	Fair Value
U.S. Treasury Bonds	$2,007	$(7)	$2,000
U.S. Agency Bonds	367	(1)	366
Corporate Bonds	2,860	31	2,891
Total available-for-sale securities	$5,234	$23	$5,257
The following table provides the activity for the marketable securities during the six months ended June 30, 2017 (in thousands):

	Amortized Cost Basis	Unrealized (Loss) Gain	Fair Value
Marketable securities as of January 1, 2017	$5,592	$(29)	$5,563
Face value of marketable securities acquired	426	—	426
Premiums and discounts on purchase of marketable securities, net of acquisition costs	6	—	6
Amortization on marketable securities	(5)	—	(5)
Sales and maturities of securities	(785)	—	(785)
Unrealized gain on marketable securities	—	52	52
Marketable securities as of June 30, 2017	$5,234	$23	$5,257
During the six months ended June 30, 2017, the Company sold 37 marketable securities for aggregate proceeds of $785,000. Unrealized gains (losses) on marketable securities are recorded in other comprehensive (loss) income, with a portion of the amount subsequently reclassified into other expense, net on the accompanying condensed consolidated statements of operations as securities are sold and gains (losses) are recognized. In addition, the Company recorded an unrealized gain of $52,000 on its investments, which is included in accumulated other comprehensive loss on the accompanying condensed consolidated unaudited statement of changes in equity for the six months ended June 30, 2017 and the condensed consolidated unaudited balance sheet as of June 30, 2017.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

The scheduled maturities of the Company’s marketable securities as of June 30, 2017 are as follows (in thousands):

	Available-for-sale securities
	Amortized Cost	Estimated Fair Value
Due within one year	786	785
Due after one year through five years	2,205	2,210
Due after five years through ten years	2,157	2,176
Due after ten years	86	86
Total	5,234	5,257
Actual maturities of marketable securities can differ from contractual maturities because borrowers on certain debt securities may have the right to prepay their respective debt obligations at any time. In addition, factors such as prepayments and interest rates may affect the yields on such securities.
In estimating other-than-temporary impairment losses, management considers a variety of factors, including (1) whether the Company has the intent to sell the impaired security, (2) whether the Company expects to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value, and (3) whether the Company expects to recover the entire amortized cost basis of the security. The Company believes that none of the unrealized losses on investment securities are other-than-temporary as management expects the Company will fully recover the entire amortized cost basis of all securities. As of June 30, 2017, the Company had no other-than-temporary impairment losses.
NOTE 6 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging its interest rate risk. During the six months ended June 30, 2017, the Company entered into three interest rate swap agreements. The following table summarizes the terms of the Company’s executed interest rate swap agreements designated as hedging instruments as of June 30, 2017 and December 31, 2016 (in thousands):

		Outstanding Notional Amount as of	Interest	Effective	Maturity	Fair Value of Assets and (Liabilities) as of
	Balance Sheet Location	June 30, 2017	Rate (1)	Date	Date	June 30, 2017	December 31, 2016
Interest Rate Swaps	Property escrow deposits, prepaid expenses, and other assets	$65,040	3.23% to 4.04%	6/30/2015	9/12/2019	$60	$28
Interest Rate Swaps	Deferred rental income, derivative liabilities, and other liabilities	$39,800	3.56% to 4.17%	12/16/2016	1/1/2022	$(313)	$(371)
______________________
(1) The interest rates consist of the underlying index swapped to a fixed rate and the applicable interest rate spread as of June 30, 2017.
Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 3 — Fair Value Measurements to these condensed consolidated unaudited financial statements. The notional amount under the interest rate swap agreements is an indication of the extent of the Company’s involvement in each instrument, but does not represent exposure to credit, interest rate or market risks.
Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges in order to hedge the variability of the anticipated cash flows on its variable rate debt. The change in fair value of the effective portion of the derivative instruments that are designated as hedges is recorded in other comprehensive (loss) income, with a portion of the amount subsequently reclassified to interest expense as interest payments are made on the Company’s variable rate debt. For the three and six months ended June 30, 2017, the amounts reclassified were $113,000 and $262,000, respectively. The amounts reclassified for the three and six months ended June 30, 2016, were $136,000 and $274,000, respectively. During the next 12 months, the Company estimates that an additional $420,000 will be reclassified from other comprehensive (loss) income as an increase to interest expense.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

Any ineffective portion of the change in fair value of the derivative instruments is recorded in interest expense. During the six months ended June 30, 2017, $19,000 of the change in the fair value of the interest rate swaps was considered ineffective. There were no portions of the change in the fair value of the interest rate swaps that were considered ineffective during the three months ended June 30, 2017 and 2016 and the six months ended June 30, 2016.
The Company has agreements with each of its derivative counterparties that contain provisions whereby, if the Company defaults on certain of its unsecured indebtedness, the Company could also be declared in default on its derivative obligations, resulting in an acceleration of payment. If the Company had breached any of these provisions, it could have been required to settle its obligations, under the agreements at an aggregate termination value, inclusive of interest payments, of $338,000, which includes accrued interest, at June 30, 2017. In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with creditworthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the credit quality of the Company and the respective counterparty. There were no termination events or events of default related to the interest rate swaps as of June 30, 2017.
NOTE 7 — NOTES PAYABLE AND CREDIT FACILITY
As of June 30, 2017, the Company had $259.6 million of debt outstanding, including net deferred financing costs, with weighted average years to maturity of 3.2 years and a weighted average interest rate of 3.52%. The weighted average years to maturity is computed using the scheduled repayment date as specified in each loan agreement where applicable. The weighted average interest rate is computed using the interest rate in effect until the scheduled repayment date. Should the loan not be repaid by its scheduled repayment date, the applicable interest rate will increase as specified in the respective loan agreement until the extended maturity date. The following table summarizes the debt balances as of June 30, 2017 and December 31, 2016, and the debt activity for the six months ended June 30, 2017 (in thousands):

		During the Six Months Ended June 30, 2017
	Balance as of December 31, 2016	Debt Issuance, Net (1)	Repayments	Accretion	Balance as of June 30, 2017
Credit facility	$64,000	$119,000	$(57,500)	$—	$125,500
Fixed rate debt	97,169	39,200	—	—	136,369
Total debt	161,169	158,200	(57,500)	—	261,869
Deferred costs (2)	(2,026)	(443)	—	232	(2,237)
Total debt, net	$159,143	$157,757	$(57,500)	$232	$259,632
______________________
(1) Includes deferred financing costs incurred during the period.
(2) Deferred costs relate to mortgage notes payable and the term portion of the Credit Facility.
As of June 30, 2017, the Company had fixed rate debt outstanding of $136.4 million, including $64.8 million of variable rate debt that is fixed through interest rate swap agreements, which has the effect of fixing the variable interest rate per annum through the maturity of the variable rate debt. The fixed rate debt has interest rates ranging from 3.37% to 4.17% per annum and as of June 30, 2017, the fixed rate debt had a weighted average interest rate of 3.84%. The fixed rate debt outstanding matures on various dates from December 2020 to February 2025. The aggregate balance of gross real estate assets, net of gross intangible lease liabilities, securing the fixed rate debt outstanding was $241.4 million as of June 30, 2017. Each of the mortgage notes payable comprising the fixed rate debt is secured by the respective properties on which the debt was placed.
The Company has an amended and restated credit agreement (the “Amended Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent (“JPMorgan Chase”), that provides for borrowings up to $225.0 million, which is comprised of up to $153.0 million in revolving loans (the “Revolving Loans”), and $72.0 million in term loans (the “Term Loans”) and collectively, with the Revolving Loans, the unsecured credit facility (the “Credit Facility”). The Term Loans mature on September 12, 2019 and the Revolving Loans mature on September 12, 2017; however, the Company may elect to extend the maturity date for the Revolving Loans to September 12, 2019, subject to satisfying certain conditions contained in the Amended Credit Agreement. With respect to the Company’s $53.5 million of Revolving Loans maturing within the next year, the Company expects to either exercise its right under the Amended Credit Agreement to extend the maturity date of the Revolving Loans or refinance the debt or enter into new financing arrangements in order to meet its debt obligations.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

Depending upon the type of loan specified and overall leverage ratio, the Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month London Interbank Offered Rate (“LIBOR”) multiplied by the statutory reserve rate (the “Eurodollar Rate”) plus an interest rate spread ranging from 1.70% to 2.20%; or (ii) a base rate ranging from 0.70% to 1.20%, plus the greater of: (a) JPMorgan Chase’s Prime Rate (as defined in the Amended Credit Agreement); (b) the Federal Funds Effective Rate (as defined in the Amended Credit Agreement) plus 0.50%; or (c) the one-month LIBOR multiplied by the statutory reserve rate plus 1.0%. As of June 30, 2017, the Revolving Loans outstanding totaled $53.5 million at a weighted average interest rate of 3.29% and the Term Loans outstanding totaled $72.0 million, $40.0 million of which is subject to an interest rate swap agreement (the “Swapped Term Loan”). The interest rate swap agreement had the effect of fixing the Eurodollar Rate per annum of the Swapped Term Loan. As of June 30, 2017, the all-in rate for the Swapped Term Loan was 3.23%. The Company had $125.5 million of debt outstanding under the Credit Facility as of June 30, 2017 at a weighted average interest rate of 3.18% and $99.5 million in unused capacity, subject to borrowing availability.
The Amended Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature. In particular, the Amended Credit Agreement requires the Company to maintain a minimum consolidated net worth not less than $63.0 million plus 75% of the equity interests issued by the Company, a leverage ratio less than or equal to 60%, a fixed charge coverage ratio equal to or greater than 1.50, an unsecured debt to unencumbered asset value ratio equal to or less than 60%, an unsecured debt service coverage ratio greater than 1.75 and a secured debt ratio equal to or less than 40%. As of June 30, 2017, the Company believes it was in compliance with the financial covenants of the Amended Credit Agreement, as well as the financial covenants under the Company’s various fixed and variable rate debt agreements.
NOTE 8 — COMMITMENTS AND CONTINGENCIES
Litigation
In the ordinary course of business, the Company may become subject to litigation and claims. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or of which the Company’s properties are the subject.
Purchase Commitments
As of June 30, 2017, the Company had entered into a purchase agreement with an unaffiliated third-party seller to acquire a 100% interest in one retail property, subject to meeting certain criteria, for an aggregate purchase price of $24.3 million, exclusive of closing costs. As of June 30, 2017, the Company had $550,000 of property escrow deposits held by an escrow agent in connection with this future property acquisition. This deposit is included in the condensed consolidated unaudited balance sheets in property escrow deposits, prepaid expenses and other assets. As of June 30, 2017, this escrow deposit has not been forfeited.
Environmental Matters
In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. In addition, the Company may own or acquire certain properties that are subject to environmental remediation. Generally, the seller of the property, the tenant of the property and/or another third party is responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify the Company against future remediation costs. The Company also carries environmental liability insurance on its properties that provides limited coverage for any remediation liability and/or pollution liability for third-party bodily injury and/or property damage claims for which the Company may be liable. The Company is not aware of any environmental matters which it believes are reasonably likely to have a material effect on its results of operations, financial condition or liquidity.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

NOTE 9 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS
The Company has incurred, and will continue to incur, commissions, fees and expenses payable to Cole Advisors and certain of its affiliates in connection with the Offering, and the acquisition, management and performance of the Company’s assets.
Selling commissions, dealer manager and distribution fees
In connection with the Offering, CCC, the Company’s dealer manager, will receive selling commissions, an asset-based dealer manager fee and/or an asset-based distribution fee, as summarized in the table below for each class of common stock:

	Selling Commission (1)	Dealer Manager Fee (2)	Distribution Fee (2)
W Shares	—	0.55%	—
A Shares	up to 3.75%	0.55%	0.50%
I Shares	—	0.25%	—
______________________

(1)
The selling commission is based on the offering price for A Shares. The selling commission expressed as a percentage of NAV per A Share, rather than the offering price, is up to 3.90%, subject to rounding and the effect of volume discounts the Company is offering on certain purchases of $150,001 or more of A Shares. Selling commissions are deducted directly from the offering price for A Shares and paid to CCC. The Company has been advised that CCC intends to reallow 100% of the selling commissions on A Shares to participating broker-dealers.

(2)
The dealer manager and distribution fees will be calculated on a daily basis in an amount equal to 1/365th of the percentage of NAV per W Share, A Share or I Share, as applicable, for such day on a continuous basis. CCC, in its sole discretion, may reallow a portion of the dealer manager fee and distribution fee to participating broker-dealers.

Other organization and offering expenses
All other organization and offering expenses associated with the sale of the Company’s common stock (excluding selling commissions, the distribution fee and the dealer manager fee) are paid for by Cole Advisors or its affiliates and can be reimbursed by the Company up to 0.75% of the aggregate gross offering proceeds, excluding selling commissions charged on A Shares sold in the Primary Offering. As of June 30, 2017, Cole Advisors or its affiliates had paid organization and offering expenses in excess of the 0.75% in connection with the Offering. These excess amounts were not included in the financial statements of the Company because such amounts were not a liability of the Company as they exceeded 0.75% of gross proceeds from the Offering. As the Company raises additional proceeds from the Offering, these excess amounts may become payable to Cole Advisors.
Advisory fees and expenses
The Company pays Cole Advisors an asset-based advisory fee that is payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 0.90% of the Company’s NAV for each class of common stock, for each day.
Operating expenses
The Company reimburses Cole Advisors for the operating expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which its operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceeds the greater of (1) 2% of average invested assets, or (2) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period.
Acquisition expenses
In addition, the Company reimburses Cole Advisors for all out-of-pocket expenses incurred in connection with the acquisition of the Company’s investments. While most of the acquisition expenses are expected to be paid to third parties, a portion of the out-of-pocket acquisition expenses may be reimbursed to Cole Advisors or its affiliates. Acquisition expenses, together with any acquisition fees paid to third parties for a particular real estate-related asset, will in no event exceed 6% of the gross purchase price of such asset.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

Performance Fee
As compensation for services provided pursuant to the advisory agreement, the Company will also pay Cole Advisors a performance-based fee calculated based on the Company’s annual total return to stockholders for each class of common stock (defined below), payable annually in arrears. The performance fee will be calculated such that for any calendar year in which the total return per share for a particular class exceeds 6% (the “6% Return”), Cole Advisors will receive 25% of the excess total return on such class above the 6% Return allocable to that class, but in no event will the Company pay Cole Advisors more than 10% of the aggregate total return, for that class, for such year. However, in the event the NAV per share of the Company’s W Shares, A Shares and I Shares decreases below the base NAV for the respective share class ($15.00, $16.72 and $16.82 for the W Shares, A Shares and I Shares, respectively) (the “Base NAV”), the performance-based fee for a respective class will not be calculated on any increase in NAV up to the Base NAV for the respective share class. In addition, the performance fee will not be paid with respect to any calendar year in which the NAV per share as of the last business day of the calendar year (the “Ending NAV”) for the respective share class is less than the Base NAV of that class. The Base NAV of any share class is subject to downward adjustment in the event that the Company’s board of directors, including a majority of the independent directors, determines that such an adjustment is necessary to provide an appropriate incentive to Cole Advisors to perform in a manner that seeks to maximize stockholder value and is in the best interests of the Company’s stockholders. In the event of any stock dividend, stock split, recapitalization or similar change in the Company’s capital structure, the Base NAV for the respective share class shall be ratably adjusted to reflect the effect of any such event.
The total return to stockholders is defined, for each class of the Company’s common stock, as the change in NAV per share plus distributions per share for such class. The NAV per share for a class calculated on the last trading day of a calendar year shall be the amount against which changes in NAV per share for such class are measured during the subsequent calendar year. Therefore, for each class of the Company’s common stock, payment of the performance-based component of the advisory fee (1) is contingent upon the Company’s actual annual total return exceeding the 6% Return and the Ending NAV per share for the respective share class being greater than the Base NAV of that class, (2) will vary in amount based on the Company’s actual performance, (3) cannot cause the Company’s total return as a percentage of stockholders’ invested capital for the year to be reduced below 6% and (4) is payable to Cole Advisors if the Company’s total return exceeds the 6% Return in a particular calendar year, even if the total return to stockholders (or any particular stockholder) on a cumulative basis over any longer or shorter period has been less than 6% per annum. Cole Advisors will not be obligated to return any portion of advisory fees paid based on the Company’s subsequent performance. The Company did not reach the 6% Return during the six months ended June 30, 2017.
The Company incurred commissions, fees and expense reimbursements as shown in the table below for services provided by Cole Advisors and its affiliates related to the services described above during the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
Offering:	2017	2016	2017	2016
Selling commissions	$921	$421	$1,477	$804
Distribution fee (1)	$132	$50	$239	$88
Dealer manager fees (1)	$502	$295	$949	$552
Organization and offering expense reimbursement	$394	$276	$682	$513
Acquisition expense reimbursement	$429	$377	$845	$657
Advisory fee	$1,012	$636	$1,935	$1,186
Operating expense reimbursement	$620	$402	$1,579	$749
Performance fee	$—	$—	$—	$—
______________________
(1) Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for the future dealer manager and distribution fees payable to CCC, which are included in due to affiliates in the condensed consolidated unaudited balance sheets, with a corresponding decrease to capital in excess of par value, as described in Note 2 — Summary of Significant Accounting Policies.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS – (Continued)
June 30, 2017

Due to Affiliates
As of June 30, 2017 and December 31, 2016, $17.1 million and $14.8 million, respectively, was due to Cole Advisors or its affiliates primarily related to the estimated liability for current and future dealer manager and distribution fees, advisory fees, the reimbursement of organization and offering expenses, and acquisition expenses, which were included in amounts due to affiliates on the condensed consolidated unaudited balance sheets.
NOTE 10 — ECONOMIC DEPENDENCY
Under various agreements, the Company has engaged and may in the future engage Cole Advisors or its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Cole Advisors or its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.
NOTE 11 — SUBSEQUENT EVENTS
The following events occurred subsequent to June 30, 2017:
Investment in Real Estate Assets
Subsequent to June 30, 2017, the Company acquired a 100% interest in one real estate property for an aggregate purchase price of $24.3 million. The acquisition was funded with net proceeds from the Offering. The Company has not completed its initial purchase price allocation with respect to these properties and therefore cannot provide similar disclosures to those included in Note 4 — Real Estate Investments in these condensed consolidated unaudited financial statements for these properties.
Credit Facility and Notes Payable
Subsequent to June 30, 2017, the Company entered into an interest swap loan agreement with Huntington Bank, N.A. in the principal amount of $13.4 million that bears interest at a fixed rate of approximately 4.14%. Additionally, subsequent to June 30, 2017, the Company reduced the amounts outstanding under the Credit Facility by $13.0 million.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with the accompanying condensed consolidated unaudited financial statements and notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. Certain risks may cause our actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a complete discussion of such risk factors, see Item 1A — Risk Factors of this Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to those terms in “Part I — Financial Information” of this Quarterly Report on Form 10-Q, including the notes to the condensed consolidated unaudited financial statements contained therein. The terms “we,” “us,” “our” and the “Company” refer to Cole Real Estate Income Strategy (Daily NAV), Inc.
Forward-Looking Statements
This Quarterly Report on Form 10-Q includes “forward-looking statements” (within the meaning of the federal securities laws, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that reflect our expectations and projections about our future results, performance, prospects and opportunities. We have attempted to identify these forward-looking statements by the use of words such as “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects,” “plans” or similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those discussed below. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law. The forward-looking statements should be read in light of the risk factors identified in Item 1A. Risk Factors of this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2016.
The following are some, but not all, of the assumptions, risks, uncertainties and other factors that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all.

•	We are subject to risks associated with tenant, geographic and industry concentrations with respect to our properties.

•	Our properties, intangible assets and other assets may be subject to impairment charges.

•	We could be subject to unexpected costs or unexpected liabilities that may arise from potential dispositions and may be unable to dispose of properties on advantageous terms.

•
We are subject to competition in the acquisition and disposition of properties and in the leasing of our properties and we may be unable to acquire, dispose of, or lease properties on advantageous terms.

•	We could be subject to risks associated with bankruptcies or insolvencies of tenants or from tenant defaults generally.

•	We have substantial indebtedness, which may affect our ability to pay distributions, and expose us to interest rate fluctuation risk and the risk of default under our debt obligations.

•	We may be affected by the incurrence of additional secured or unsecured debt.

•	We may not be able to maintain profitability.

•	We may not generate cash flows sufficient to pay our distributions to stockholders or meet our debt service obligations.

•	We may be affected by risks resulting from losses in excess of insured limits.

•	We may fail to remain qualified as a REIT for U.S. federal income tax purposes.

•
Our sponsor may be unable to fully reestablish the financial network which previously supported Cole Capital sponsored REITs and/or regain the prior level of transaction and capital raising volume achieved by the Cole REITs.

•	We are subject to risks that may affect capital raising volume as a result of increased regulatory changes.

•	Our advisor has the right to terminate the advisory agreement upon 60 days’ written notice without cause or penalty.

Definitions
We use certain defined terms throughout this Quarterly Report on Form 10-Q that have the following meanings:
The phrase “annualized rental income” refers to the straight line rental revenue under our leases on operating properties owned as of the respective reporting date, which includes the effect of rent escalations and any tenant concessions, such as free rent, and excludes any bad debt allowances and any contingent rent, such as percentage rent. Management uses annualized rental income as a basis for tenant, industry and geographic concentrations and other metrics within the portfolio. Annualized rental income is not indicative of future performance.
Under a “net lease,” the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. There are various forms of net leases, most typically classified as triple net or double net. Triple net leases typically require the tenant to pay all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs). Double net leases typically require that the tenant pay all operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance), but excludes some or all major repairs (e.g., roof, structure and parking lot). Accordingly, the owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a significant term and agrees that it will either have no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease.
Overview
We were formed on July 27, 2010 to acquire and operate a diversified portfolio of (1) necessity retail, office and industrial properties that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States, (2) notes receivable secured by commercial real estate, including the origination of loans, and (3) cash, cash equivalents, other short-term investments and traded real estate securities. We commenced our principal operations on December 7, 2011, when we issued the initial $10.0 million in shares of our common stock in the Offering and acquired our first real estate property. We have no paid employees and are externally advised and managed by Cole Advisors.
VEREIT indirectly owns and/or controls Cole Advisors, our dealer manager, CCC, our property manager, CREI Advisors, and our sponsor, Cole Capital.
As we acquire additional commercial real estate, we will be subject to changes in real estate prices and changes in interest rates on any current variable rate debt, refinancings or new indebtedness used to acquire the properties. We may manage our risk of changes in real estate prices on future property acquisitions, when applicable, by entering into purchase agreements and loan commitments simultaneously, or through loan assumptions, so that our operating yield is determinable at the time we enter into a purchase agreement, by contracting with developers for future delivery of properties, or by entering into sale-leaseback transactions. We manage our interest rate risk by monitoring the interest rate environment in connection with our future property acquisitions, when applicable, or upcoming debt maturities to determine the appropriate financing or refinancing terms, which may include fixed rate loans, variable rate loans or interest rate hedges. If we are unable to acquire suitable properties or obtain suitable financing terms for future acquisitions or refinancing, our results of operations may be adversely affected.
Our operating results and cash flows are primarily influenced by rental income from our commercial properties, and interest expense on our property indebtedness and acquisition and operating expenses. Rental and other property income accounted for 91% and 90% of our total revenue for the three months ended June 30, 2017 and 2016, respectively, and 92% and 89% for the six months ended June 30, 2017 and 2016, respectively. As 99.3% of our rentable square feet was under lease as of June 30, 2017 with a weighted average remaining lease term of 10.7 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors. Cole Advisors regularly monitors the creditworthiness of our tenants by reviewing each tenant’s financial results, credit rating agency reports, when available, on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment, and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property or identifying a possible replacement tenant should the current tenant fail to perform on the lease.

Operating Highlights and Key Performance Indicators
2017 Activity

•	Acquired 25 commercial properties for an aggregate purchase price of $167.1 million.

•
Issued approximately 5.0 million shares of common stock in the Offering for gross offering proceeds of $92.4 million before organization and offering costs, selling commissions, and the current portion of dealer manager fees and distribution fees of $3.3 million.

•	Total debt increased by $100.7 million, from $161.2 million to $261.9 million.
Portfolio Information
As of June 30, 2017, we owned 133 properties located in 36 states, comprising 3.9 million rentable square feet, which includes the rentable square feet of buildings on land subject to ground leases. As of June 30, 2017, no single tenant accounted for greater than 10% of our 2017 annualized rental income. As of June 30, 2017, we had certain geographic concentrations in our property holdings. In particular, as of June 30, 2017, 15 of our properties were located in Ohio and six of our properties were located in Illinois, accounting for 11% and 10%, respectively, of our 2017 annualized rental income. In addition, we had tenants in the discount store industry, which accounted for 13% of our 2017 annualized rental income. Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate investments. The following table shows the property statistics of our real estate assets as of June 30, 2017, and 2016:

	As of June 30,
	2017	2016
Number of properties	133	90
Rentable square feet (in thousands) (1)	3,901	2,255
Percentage of rentable square feet leased	99.3%	99.2%
Percentage of investment-grade tenants (2)	46.0%	50.7%
______________________
(1) Includes square feet of the buildings on land that are subject to ground leases.
(2) Investment-grade tenants are those with a credit rating of BBB- or higher by Standard & Poor’s Financial Services LLC(“Standard & Poor’s”) or a credit rating of Baa3 or higher by Moody’s Investor Service, Inc. (“Moody’s”). The ratings may reflect those assigned by Standard & Poor’s or Moody’s to the lease guarantor or the parent company, as applicable.
The following table summarizes our consolidated real estate investment activity during the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Properties acquired	13	11	25	13
Purchase price of acquired properties (in thousands)	$114,611	$23,948	$167,068	$41,631
Rentable square feet of acquired properties (in thousands) (1)	504	216	762	328
______________________
(1) Includes square feet of the buildings on land that are subject to ground leases.

Results of Operations
Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate investments. The following table provides summary information about our results of operations for the three and six months ended June 30, 2017 and 2016 (in thousands):

	Three Months Ended June 30,		2017 vs 2016 Increase (Decrease)	Six Months Ended June 30,		2017 vs 2016 Increase (Decrease)
	2017	2016		2017	2016
Total revenues	$11,126	$6,341	$4,785	$21,152	$12,295	$8,857
General and administrative expenses	$1,387	$1,115	$272	$3,138	$2,186	$952
Property operating expenses	$393	$212	$181	$683	$444	$239
Real estate tax expenses	$728	$477	$251	$1,321	$970	$351
Advisory fees and expenses	$1,012	$636	$376	$1,935	$1,186	$749
Acquisition-related expenses	$447	$703	$(256)	$1,296	$1,043	$253
Depreciation and amortization	$4,415	$2,226	$2,189	$8,085	$4,284	$3,801
Operating income	$2,744	$972	$1,772	$4,694	$2,182	$2,512
Interest expense and other, net	$2,220	$1,252	$968	$4,247	$2,479	$1,768
Net income (loss) attributable to the Company	$515	$(280)	$795	$429	$(297)	$726
Revenues
Our revenues consist primarily of rental and other property income from net leased commercial properties. We also incur certain operating expenses that are subject to reimbursement by our tenants, which results in tenant reimbursement income. Additionally, our portfolio includes liquid assets in the form of marketable securities. These investments can result in revenue in the form of interest income.
The increase in revenue of $4.8 million and $8.9 million during the three and six months ended June 30, 2017, respectively, as compared to the same periods in 2016, was primarily due to the acquisition of 43 rental income-producing properties subsequent to June 30, 2016. Rental and other property income from net leased commercial properties accounted for 91% and 90% of our total revenues for the three months ended June 30, 2017 and 2016, respectively, and 92% and 89% of our total revenues for the six months ended June 30, 2017 and 2016, respectively. We also incurred certain operating expenses subject to reimbursement by our tenants, which resulted in $938,000 and $1.7 million in tenant reimbursement income during the three and six months ended June 30, 2017, respectively, compared to $600,000 and $1.2 million during the same periods in 2016.
General and Administrative Expenses
The primary general and administrative expense items are advisory reimbursements, professional fees, accounting and legal fees, escrow and trustee fees, unused line of credit fees and state franchise and income taxes.
The increase in general and administrative expenses of $272,000 and $952,000 during the three and six months ended June 30, 2017, respectively, as compared to the same periods in 2016 was primarily due to an increase in operating expense reimbursements to our advisor during the three and six months ended June 30, 2017, primarily as a result of the acquisition of 43 additional rental income-producing properties subsequent to June 30, 2016.
Property Operating Expenses
Property operating expenses such as property repairs, maintenance and property related insurance include both reimbursable and non-reimbursable property expenses. We are reimbursed by tenants for reimbursable property operating expenses in accordance with the respective lease agreements.
The increase in property operating expenses of $181,000 and $239,000 during the three and six months ended June 30, 2017, respectively, as compared to the same periods in 2016, was primarily due to the acquisition of 43 additional rental income-producing properties subsequent to June 30, 2016, as well as recognizing a full period of property operating expenses on 11 and 13 properties acquired during the three and six months ended June 30, 2016, respectively.

Real Estate Tax Expenses
The increase in real estate tax expenses of $251,000 and $351,000 during the three and six months ended June 30, 2017, respectively, as compared to the same periods in 2016, was primarily due to real estate taxes incurred on 43 additional properties acquired subsequent to June 30, 2016, as well as recognizing a full period of real estate taxes on 11 and 13 properties acquired during the three and six months ended June 30, 2016, respectively.
Advisory Fees and Expenses
The advisory fees and expenses that we pay to our advisor are based upon our NAV.
The increase in advisory fees and expenses of $376,000 and $749,000 during the three and six months ended June 30, 2017, as compared to the same periods in 2016, was primarily due to an increase in the total NAV for all share classes, which increased $158.3 million subsequent to June 30, 2016.
Acquisition-Related Expenses
In April 2017, we early adopted ASU 2017-01, which clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Beginning in April 2017, our acquisitions qualify as asset acquisitions, and as such, certain acquisition costs related to these asset acquisitions are capitalized. Prior to the adoption of ASU 2017-01 in April 2017, costs related to property acquisitions were expensed as incurred.
The decrease in acquisition-related expenses of $256,000 during the three months ended June 30, 2017, as compared to the same period in 2016, was primarily due to the early adoption of ASU No. 2017-01, and as such certain acquisition costs related to asset acquisitions were capitalized during the three months ended June 30, 2017. During the three months ended June 30, 2016, acquisition-related costs related to future property acquisitions were expensed as incurred.
The increase in acquisition-related expenses of $253,000 during the six months ended June 30, 2017, as compared to the same period in 2016, was primarily due to the acquisition of 12 commercial properties prior to the adoption of ASU No. 2017-01 for an aggregate purchase price of $52.5 million, compared to the purchase of 13 commercial properties for an aggregate purchase price of $41.6 million during the six months ended June 30, 2016.
Depreciation and Amortization
The increase in depreciation and amortization of $2.2 million and $3.8 million during the three and six months ended June 30, 2017, respectively, as compared to the same periods in 2016, was primarily due to the acquisition of 43 additional rental income-producing properties subsequent to June 30, 2016, as well as recognizing a full period of depreciation and amortization on 11 and 13 properties acquired during the three and six months ended June 30, 2016, respectively.
Interest Expense and Other, Net
The increase in interest expense and other, net of $968,000 and $1.8 million during the three and six months ended June 30, 2017, as compared to the same periods in 2016 was primarily due to an increase in our average outstanding debt balance of $223.4 million and $203.1 million for the three and six months ended June 30, 2017 as compared to $113.3 million and $112.2 million for the three and six months ended June 30, 2016.
Same Store Properties
We review our stabilized operating results, measured by contract rental revenue, from properties that we owned for the entirety of both the current and prior year reporting periods, referred to as “same store” properties. Contract rental revenue is a supplemental non-GAAP financial measure of real estate companies’ operating performance. Contract rental revenue is considered by management to be a helpful supplemental performance measure, as it provides a consistent method for the comparison of the Company’s properties. In determining the same store property pool, we include all properties that were owned for the entirety of both the current and prior reporting periods, except for properties during the current or prior year that were under development or redevelopment.

“Non-same store,” as reflected in the table below, includes properties acquired on or after April 1, 2016. As shown in the table below, contract rental revenue on the 79 same store properties for the three months ended June 30, 2017 increased 0.1%, compared to the three months ended June 30, 2016. The same store properties were 98.6% and 99.1% occupied as of June 30, 2017 and 2016, respectively. The following table shows the contract rental revenue from properties owned for both of the entire three months ended June 30, 2017 and 2016, along with a reconciliation to rental income, calculated in accordance with GAAP (dollar amounts in thousands):

	Number of Properties	Three Months Ended June 30,		Increase/(Decrease)
Contract Rental Revenue		2017	2016	$ Change	% Change
Rental income — as reported		$10,159	$5,713	$4,446	78%
Less: Amortization (1)		84	6	78	1,300%
Less: Straight line rent		423	236	187	79%
Total Contract Rental Revenue		9,652	5,471	4,181	76%

Less: “Non-same store” properties	54	4,397	223	4,174	1,872%
“Same store” properties	79	$5,255	$5,248	$7	0.1%
______________________
(1) Includes amortization of above- and below-market lease intangibles and deferred lease incentives.
“Non-same store,” as reflected in the table below, includes properties acquired on or after January 1, 2016. As shown in the table below, contract rental revenue on the 77 same store properties for the six months ended June 30, 2017 decreased 0.1%, compared to the six months ended June 30, 2016. The same store properties were 98.5% and 99.0% occupied as of June 30, 2017 and 2016, respectively. The following table shows the contract rental revenue from properties owned for both of the entire six months ended June 30, 2017 and 2016, along with a reconciliation to rental income, calculated in accordance with GAAP (dollar amounts in thousands):

	Number of Properties	Six Months Ended June 30,		Increase/(Decrease)
Contract Rental Revenue		2017	2016	$ Change	% Change
Rental income — as reported		$19,366	$10,997	$8,369	76%
Less: Amortization (1)		805	442	363	82%
Less: Straight line rent		149	13	136	1,046%
Total Contract Rental Revenue		18,412	10,542	7,870	75%

Less: “Non-same store” properties	56	8,528	644	7,884	1,224%
“Same store” properties	77	$9,884	$9,898	$(14)	(0.1)%
______________________
(1) Includes amortization of above- and below-market lease intangibles and deferred lease incentives.
Distributions
Our board of directors authorized a daily distribution, based on 365 days in the calendar year, of $0.002678083 per share for stockholders of record as of the close of business on each day of the period commencing on January 1, 2017 and ending on December 31, 2017. The daily distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes each day so that, from day to day, distributions constitute a uniform percentage of the NAV per share of all classes. As a result, from day to day, the per share daily distribution for each outstanding class of common stock may be higher or lower than the daily distribution amount authorized by our board of directors based on the relative NAV of each class of common stock on that day.
During the six months ended June 30, 2017 and 2016, we paid distributions of $9.3 million and $5.3 million, respectively, including $4.6 million and $2.5 million, respectively, through the issuance of shares pursuant to the DRIP. Net cash provided by operating activities for the six months ended June 30, 2017 and 2016 was $8.1 million and $3.6 million, respectively, and reflected a reduction for real estate acquisition-related expenses incurred of $1.3 million and $1.0 million, respectively, in accordance with GAAP. Prior to the adoption of ASU 2017-01 in April 2017, we treated our real estate acquisition-related fees and expenses as funded by proceeds from the Offering, including proceeds from the DRIP. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the six months ended June 30, 2017 and 2016 includes the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities of $1.3 million and $1.0 million, respectively. The distributions paid during the six months ended June 30, 2017, including shares issued pursuant to the DRIP, were funded by cash flows from operating activities of $8.1 million, or 88%, and proceeds from the Offering of $1.2 million, or 12%. Our distributions for the six months ended June 30, 2016 were fully covered by cash flows from operating activities, including cash flows from prior periods.
Share Redemptions
We have adopted a share redemption plan to provide limited liquidity whereby, on a daily basis, stockholders may request that we redeem all or any portion of their shares. Our share redemption plan provides that, on each business day, stockholders may request that we redeem all or any portion of their shares, subject to a minimum redemption amount and certain short-term trading fees. The redemption price per share for each class on any business day will be our NAV per share for such class for that day, calculated by the independent fund accountant in accordance with our valuation policies.
Our share redemption plan includes certain redemption limits, including a quarterly limit and, in some cases, an individual stockholder limit. During the six months ended June 30, 2017, we received redemption requests for, and redeemed, a total of approximately 748,000 shares of our common stock for $13.5 million, comprised of approximately 630,000 W Shares, 66,000 A Shares and 52,000 I Shares of our common stock for $11.4 million, $1.2 million and $950,000, respectively. From July 1, 2017 through August 7, 2017, we redeemed approximately 195,000 shares for $3.5 million.
We intend to fund share redemptions with available cash, proceeds from our liquid investments and proceeds from the sale of additional shares. We may, after taking the interests of our Company as a whole and the interests of our remaining stockholders into consideration, use proceeds from any available sources at our disposal to satisfy redemption requests, including, but not limited to, proceeds from sales of additional shares, excess cash flow from operations, sales of our liquid investments, incurrence of indebtedness and, if necessary, proceeds from the disposition of real estate properties or real estate related assets. In an effort to have adequate cash available to support our share redemption plan, Cole Advisors may determine to reserve borrowing capacity under our line of credit. Cole Advisors could then elect to borrow against our line of credit in part to redeem shares presented for redemption during periods when we do not have sufficient proceeds from the sale of shares in the Offering to fund all redemption requests.
Liquidity and Capital Resources
General
We expect to continue to raise capital through the Offering and to utilize such funds and future proceeds from secured or unsecured financing to complete future property acquisitions and for general corporate uses. The source of our operating cash flows is primarily the rental income received from current and future leased properties. As of June 30, 2017, we had raised $453.4 million of gross proceeds from the Offering before organization and offering costs, selling commissions, and the current portion of dealer manager fees and distribution fees of $12.3 million. Refer to Item 1A - Risk Factors in our annual report on Form 10-K for the year ended December 31, 2016, for risks related to our ability to raise capital in the near term.
Our credit facility with JPMorgan Chase Bank, N.A. as administrative agent, provides for borrowings up to $225.0 million, which is comprised of $153.0 million in revolving loans and $72.0 million in term loans, collectively, the credit facility. As of June 30, 2017, we had $99.5 million in unused capacity, subject to borrowing availability. As of June 30, 2017, we had cash and cash equivalents of $11.7 million and investments in marketable securities of $5.3 million.
Our investment guidelines provide that we will target the following aggregate allocation to relatively liquid investments, such as U.S. government securities, agency securities, corporate debt, publicly traded debt and equity real estate-related securities, cash, cash equivalents and other short-term investments and, in Cole Advisors’ discretion, lines of credit (collectively, the “Liquid Assets”): (1) 10% of our NAV up to $1.0 billion and (2) 5% of our NAV in excess of $1.0 billion. To the extent that Cole Advisors elects to maintain borrowing capacity under lines of credit, the amount available under the lines of credit will be included in calculating the Liquid Assets under these guidelines. These are guidelines, and our stockholders should not expect that we will, at all times, hold liquid assets at or above the target levels or that all liquid assets will be available to satisfy redemption requests as we receive them. We anticipate that both our overall allocation to liquid assets as a percentage of our NAV and our allocation to different types of liquid assets will vary. In making these determinations our advisor will consider our receipt of proceeds from sales of additional shares, our cash flow from operations, available borrowing capacity under lines of credit, if any, or from additional mortgages on our real estate, our receipt of proceeds from sales of assets, and the anticipated use of cash to fund redemptions, as well as the availability and pricing of different investments. The amount of the Liquid Assets is determined by our advisor, in its sole discretion, but is subject to review by our independent directors on a quarterly basis.

Short-term Liquidity and Capital Resources
On a short-term basis, our principal demands for funds will be for acquisitions, operating expenses, distributions and redemptions to stockholders and interest on our outstanding debt and principal repayments, including principal repayments of $53.5 million within the next 12 months. We expect to meet our short-term liquidity requirements through available cash, cash provided by property operations, proceeds from the Offering and borrowings from the Line of Credit or other sources. With respect to our debt maturing within the next year, we expect to refinance the debt or enter into new financing arrangements in order to meet our debt obligations. We believe that the resources stated above will be sufficient to satisfy our operating requirements for the foreseeable future, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months.
The Term Loans mature on September 12, 2019 and the Revolving Loans mature on September 12, 2017; however, we may elect to extend the maturity date for the Revolving Loans to September 12, 2019, subject to satisfying certain conditions described in the Amended Credit Agreement. As a result, we believe that the resources identified above will be sufficient to satisfy our short-term operating requirements, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months.
Long-term Liquidity and Capital Resources
On a long-term basis, our principal demands for funds are for property and other asset acquisitions and the payment of tenant improvements, operating expenses, including debt service payments on any outstanding indebtedness, and distributions and redemptions to our stockholders. We expect to meet our long-term liquidity requirements through proceeds from the Offering, secured or unsecured financings from banks and other lenders, any available capacity on the Credit Facility by the addition of properties to the borrowing base, proceeds from the sale of marketable securities and net cash flows provided by operations.
We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we may use other sources to fund distributions, as necessary, including proceeds from the Offering, borrowings on the Credit Facility and/or future borrowings on our unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the Offering or debt financings will be used to fund acquisitions, certain capital expenditures, repayments of outstanding debt or distributions to our stockholders.
Contractual Obligations
As of June 30, 2017, we had $261.9 million of debt outstanding, with a weighted average interest rate of 3.52%. See Note 7 — Notes Payable and Credit Facility to our condensed consolidated unaudited financial statements in this Quarterly Report on Form 10-Q for a description of certain terms of the debt.
Our contractual obligations as of June 30, 2017 were as follows (in thousands):

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments – credit facility (2)	$125,500	$53,500	$72,000	$—	$—
Interest payments – credit facility (3)	5,511	2,697	2,814	—	—
Principal payments – fixed debt rate	136,369	—	—	57,567	78,802
Interest payments – fixed debt rate (3)	26,498	5,290	10,590	8,733	1,885
Total	$293,878	$61,487	$85,404	$66,300	$80,687
______________________

(1)	The table does not include amounts due to our advisor or its affiliates pursuant to our advisory agreement because such amounts are not fixed and determinable.

(2)
Does not include the impact of any extension. We may elect to extend the maturity of the Revolving Loans to September 12, 2019, subject to satisfying certain conditions contained in the Amended Credit Agreement or refinance the debt or enter into new financing arrangements.

(3)
As of June 30, 2017, we had $64.8 million of variable rate mortgage notes and $40.0 million of variable rate debt on the Credit Facility effectively fixed through the use of interest rate swap agreements. We used the effective interest rates fixed under our swap agreements to calculate the debt payment obligations in future periods.

Our charter prohibits us from incurring debt that would cause our borrowings to exceed 75% of our gross assets, valued at the aggregate cost (before depreciation and other non-cash reserves), unless approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report. In addition to this limitation in our charter, our board of directors has adopted a policy to further limit our borrowings to 60% of the greater of cost (before depreciation or other non-cash reserves) or fair market value of our gross assets; provided however, that a majority of our board of directors (including a majority of the independent directors) has determined that, as a general policy, borrowing in excess of 60% of the greater of cost (before deducting depreciation and other non-cash reserves) or fair market value of our gross assets is justified and in the best interest of us and our stockholders during our capital raising stage. Fair market value is based on the estimated market value of our real estate assets as of June 30, 2017 used to determine our estimated per share NAV. The independent directors believe such borrowing levels are justified as higher debt levels during the offering stage may enable us to acquire properties earlier than we might otherwise be able to acquire them if we were to adhere to the 60% debt limitation, which could yield returns that are accretive to the portfolio. In addition, as we are in the offering stage, more equity could be raised in the future to reduce the debt levels. As of June 30, 2017, our ratio of debt to the cost (before deducting depreciation or other non-cash reserves) of our gross assets was 42.3%, and our ratio of debt to the fair market value of our gross assets was 41.1%.
Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to investors. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as financing and issuance costs and related accumulated amortization, less all cash and cash equivalents. As of June 30, 2017, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, was 40.4%. The following table provides a reconciliation of the notes payable and credit facility, net balance, as reported on our condensed consolidated unaudited balance sheet, to net debt as of June 30, 2017 (in thousands):

Balance as of June 30, 2017
Notes payable and credit facility, net	$259,632
Deferred costs, net	2,237
Less: Cash and cash equivalents	(11,749)
Net debt	$250,120
Gross real estate assets, net (1)	$619,767
Net debt leverage ratio	40.4%
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(1) Net of gross intangible lease liabilities.
As of June 30, 2017, we had entered into a purchase agreement with an unaffiliated third-party seller to acquire a 100% interest in one retail property, subject to meeting certain criteria, for an aggregate purchase price of $24.3 million, exclusive of closing costs. As of June 30, 2017, we had $550,000 of property escrow deposits held by an escrow agent in connection with this future property acquisition. This deposit is included in the condensed consolidated unaudited balance sheets in property escrow deposits, prepaid expenses and other assets in this Quarterly Report on Form 10-Q. As of June 30, 2017, the escrow deposit had not been forfeited.
Cash Flow Analysis
Operating Activities. Net cash provided by operating activities was $8.1 million for the six months ended June 30, 2017, compared to $3.6 million for the six months ended June 30, 2016. The increase was primarily due to the acquisition of 43 additional rental income-producing properties subsequent to June 30, 2016 and as a result net income before non-cash adjustments for depreciation, amortization of intangibles and amortization of deferred financing costs increased $4.9 million offset by an increase in straight-line rental income of $365,000. See “— Results of Operations” for a more complete discussion of the factors impacting our operating performance.
Investing Activities. Net cash used in investing activities increased $124.5 million to $166.8 million for the six months ended June 30, 2017, compared to net cash used in investing activities of $42.3 million for the six months ended June 30, 2016. The increase was primarily due to the acquisition of 25 commercial properties during the six months ended June 30, 2017 compared to having acquired 13 commercial properties during the six months ended June 30, 2016.
Financing Activities. Net cash provided by financing activities increased $112.0 million to $165.7 million for the six months ended June 30, 2017, compared to net cash provided by financing activities of $53.7 million for the six months ended June 30, 2016. The increase was primarily due to an increase in net proceeds from the issuance of common stock of $17.2 million and an increase in net proceeds from borrowing facilities and notes payable of $99.4 million, offset by an increase in redemptions of common stock of $4.1 million.
Election as a REIT
We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended. To maintain our qualification as a REIT, we must continue to meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding certain non-cash items and net capital gains).
If we fail to maintain our qualification as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to maintain our qualification as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying condensed consolidated unaudited financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which, if applicable, have been provided for in our accompanying condensed consolidated unaudited financial statements.
Critical Accounting Policies and Estimates
Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements, which should be read in conjunction with the more complete discussion of our accounting policies and procedures included in Note 2 — Summary of Significant Accounting Policies to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. We consider our critical accounting policies to be the following:

•	Recoverability of Real Estate Assets;

•	Consolidation of Equity Investment; and

•	Allocation of Purchase Price of Real Estate Assets.
A complete description of such policies and our considerations is contained in our Annual Report on Form 10-K for the year ended December 31, 2016. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with our audited consolidated financial statements as of and for the period ended December 31, 2016 and related notes thereto.
Related-Party Transactions and Agreements
We have entered into agreements with Cole Advisors and its affiliates, whereby we agree to pay certain fees, or reimburse certain expenses of, Cole Advisors or its affiliates, primarily advisory and performance fees and expenses, organization and offering costs, sales commissions, dealer manager fees and expenses, distribution fees and reimbursement of certain acquisition and operating costs. See Note 9 — Related-Party Transactions and Agreements to our condensed consolidated unaudited financial statements in this Quarterly Report on Form 10-Q for a further explanation of the various related-party transactions, agreements and fees.

Conflicts of Interest
Affiliates of Cole Advisors act as an advisor to, and certain of our executive officers and one of our directors act as executive officers and/or directors of Cole Credit Property Trust IV, Inc., Cole Credit Property Trust V, Inc., Cole Office & Industrial REIT (CCIT II), Inc., Cole Office & Industrial REIT (CCIT III), Inc., and/or other real estate offerings in registration, all of which are, or intend to be public, non-listed REITs offered, distributed and/or managed by affiliates of Cole Advisors. As such, there are conflicts of interest where Cole Advisors or its affiliates, while serving in the capacity as sponsor, general partner, officer, director, key personnel and/or advisor for VEREIT or another real estate program sponsored by Cole Capital, including other real estate offerings in registration, may be in conflict with us in connection with providing services to other real estate related programs related to property acquisitions, property dispositions, and property management among others. The compensation arrangements between affiliates of Cole Advisors and VEREIT and these other real estate programs sponsored by Cole Capital could influence the advice to us. See Part I, Item 1. Business — Conflicts of Interest in our Annual Report on Form 10-K for the year ended December 31, 2016.
Off-Balance Sheet Arrangements
As of June 30, 2017 and December 31, 2016, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk
Market Risk
The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our market risk arises primarily from interest rate risk relating to variable rate borrowings. To meet our short and long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to manage our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not intend to hold or issue these derivative contracts for trading or speculative purposes. We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.
Interest Rate Risk
As of June 30, 2017, we had variable rate debt of $53.5 million, excluding any debt subject to interest rate swap agreements, and, therefore, we are exposed to interest rate changes in the London Interbank Offered Rate (“LIBOR”). A 50 basis point increase or decrease in interest rates on our variable rate debt would increase or decrease our interest expense by $268,000 per annum.
As of June 30, 2017, we had six interest rate swap agreements outstanding, which mature on various dates from September 2019 to July 2022 with an aggregate notional amount of $104.8 million and an aggregate net fair value liability of $253,000. The fair value of these interest rate swap agreements is dependent upon existing market interest rates and swap spreads. As of June 30, 2017, an increase of 50 basis points in interest rates would result in a derivative asset of $649,000, representing a $902,000 net change to the fair value of the net derivative liability. A decrease of 50 basis points would result in a derivative liability of $1.2 million, representing a $920,000 increase to the fair value of the net derivative liability.
As the information presented above includes only those exposures that existed as of June 30, 2017, it does not consider exposures or positions arising after that date. The information presented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.
These amounts were determined by considering the impact of hypothetical interest rate changes on our borrowing costs and assume no other changes in our capital structure.
Credit Risk
Concentrations of credit risk arise when a number of tenants are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to us, to be similarly affected by changes in economic conditions. We are subject to tenant, geographic and industry concentrations. Any downturn of the economic conditions in one or more of these tenants, states or industries could result in a material reduction of our cash flows or material losses to us.

The factors considered in determining the credit risk of our tenants include, but are not limited to: payment history; credit status and change in status (credit ratings for public companies are used as a primary metric); change in tenant space needs (i.e., expansion/downsize); tenant financial performance; economic conditions in a specific geographic region; and industry specific credit considerations. We believe that the credit risk of our portfolio is reduced by the high quality of our existing tenant base, reviews of prospective tenants’ risk profiles prior to lease execution and consistent monitoring of our portfolio to identify potential problem tenants and mitigation options.

Item 4.	Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms, and that such information is accumulated and communicated to us, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, we recognize that no controls and procedures, no matter how well designed and operated, can provide absolute assurance of achieving the desired control objectives.
As required by Rules 13a-15(b) and 15d-15(b) of the Exchange Act, an evaluation as of June 30, 2017 was conducted under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on this evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures, as of June 30, 2017, were effective at a reasonable assurance level.
Changes in Internal Control Over Financial Reporting
No change occurred in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the three months ended June 30, 2017 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1.	Legal Proceedings
In the ordinary course of business we may become subject to litigation or claims. We are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or to which our properties are the subject.

Item 1A.	Risk Factors
Except as set forth below, there have been no material changes from the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016.
We have paid, and may continue to pay, some of our distributions from sources other than cash flows from operations, including borrowings, proceeds from asset sales or the sale of securities in the Offerings or future offerings, which may reduce the amount of capital we ultimately invest in real estate and may negatively impact the value of our stockholders’ investment in our common stock.
To the extent that cash flow from operations has been or is insufficient to fully cover our distributions to our stockholders, we have paid, and may continue to pay, some of our distributions from sources other than cash flow from operations. Such sources may include borrowings, proceeds from asset sales or the sale of our securities in the Offerings or future offerings. We have no limits on the amounts we may pay from sources other than cash flow from operations. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds, and may cause investors to experience dilution. This may negatively impact the value of our stockholders’ investment in our common stock.
During the six months ended June 30, 2017 and 2016, we paid distributions of $9.3 million and $5.3 million, respectively, including $4.6 million and $2.5 million, respectively, through the issuance of shares pursuant to the DRIP. Net cash provided by operating activities for the six months ended June 30, 2017 and 2016 was $8.1 million and $3.6 million, respectively, and reflected a reduction for real estate acquisition-related expenses incurred of $1.3 million and $1.0 million, respectively, in accordance with GAAP. Prior to the adoption of ASU 2017-01 in April 2017, we treated our real estate acquisition-related fees and expenses as funded by proceeds from the Offering, including proceeds from the DRIP. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the six months ended June 30, 2017 and 2016 includes the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities of $1.3 million and $1.0 million, respectively. . Distributions paid during the six months ended June 30, 2017, including shares issued pursuant to the DRIP, were funded by cash flows from operations of $8.1 million, or 88%, and proceeds from the Offering of $1.2 million, or 12%. Our distributions for the six months ended June 30, 2016 were fully covered by cash flows from operating activities, including cash flows from prior periods.
During the year ended December 31, 2016, we paid distributions of $12.5 million, including $6.0 million through the issuance of shares pursuant to the DRIP. Net cash provided by operating activities for the year ended December 31, 2016 was $8.3 million and reflected a reduction for real estate acquisition-related expenses incurred of $3.3 million. The distributions paid during the year ended December 31, 2016, including shares issued pursuant to the DRIP, were covered by cash flows from operating activities, including cash flows from operating activities from prior periods of $10.0 million or 80% and proceeds from the Offering of $2.5 million or 20%.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
On December 6, 2011, the Initial Registration Statement for our public offering of up to $4.0 billion in shares of common stock was declared effective under the Securities Act. On August 26, 2013, the Multi-Class Registration Statement was declared effective under the Securities Act; we designated the existing shares of our common stock that were sold prior to such date to be W Shares and registered two new classes of our common stock, A Shares and I Shares. On February 10, 2017, the Continuing Offering Registration Statement was declared effective under the Securities Act; we are offering up to $4.0 billion in shares of common stock of the three classes, covering up to $3.5 billion in shares in the Primary Offering and up to $500.0 million in shares pursuant to the DRIP. We are offering to sell any combination of W Shares, A Shares and I Shares with a dollar value up to the maximum offering amount. Additionally, as of June 30, 2017, we were authorized to issue 10.0 million shares of preferred stock, but had none issued or outstanding.

As of June 30, 2017, we had issued approximately 25.4 million shares in the Offering for gross proceeds of $453.4 million, out of which we have recorded $8.9 million in selling commissions and the current portion of distribution fees and dealer manager fees, and $3.4 million in organization and offering costs. With the net offering proceeds of $441.1 million and the borrowings from our credit facility, we have acquired $635.2 million in real estate assets and incurred $8.1 million of acquisition-related expenses.
As of August 7, 2017, we have sold the following common shares and raised the following proceeds in connection with the Offering (dollar amounts in thousands):

	W Shares	A Shares	I Shares	Total
Primary Offering
Shares	17,405,834	7,192,190	904,406	25,502,429
Proceeds	$305,348	$133,704	$16,184	$455,236
Distribution Reinvestment Plan
Shares	761,193	216,735	62,672	1,040,600
Proceeds	$13,638	$3,895	$1,132	$18,665
We have adopted a share redemption plan to provide limited liquidity whereby, on a daily basis, stockholders may request that we redeem all or any portion of their shares. The redemption price per share for each class on any business day is equal to our NAV per share for such class for that day, calculated by the independent fund accountant after the close of business on the redemption request day, without giving effect to any share purchases or redemptions to be effected on such day. Subject to limited exceptions, stockholders who redeem their shares of our common stock within the first 365 days from the date of purchase are subject to a short-term trading fee of 2% of the aggregate NAV per share of the shares of common stock received. In each calendar quarter, net redemptions are limited under our share redemption plan to 5% of our total NAV as of the end of the immediately preceding quarter, plus any unused percentage carried over to the next quarter, but the maximum carryover percentage may never exceed 15% in the aggregate, and net redemptions in any quarter may never exceed 10% of the prior quarter’s NAV. As of June 30, 2017, we received total redemption requests for, and redeemed approximately 3.2 million W Shares, 237,000 A Shares and 52,000 I Shares of our common stock for $56.0 million, $4.3 million and $950,000, respectively.
During the three months ended June 30, 2017, we redeemed shares as follows:

Period	Total Number of Shares Redeemed	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
April 1, 2017 - April 30, 2017
W Shares	125,367	$18.05	125,367	(1)
A Shares	16,293	$17.88	16,293	(1)
I Shares	21,954	$18.22	21,954	(1)
May 1, 2017 - May 31, 2017
W Shares	104,671	$18.09	104,671	(1)
A Shares	7,175	$17.88	7,175	(1)
I Shares	—	$—	—	(1)
June 1, 2017 - June 30, 2017
W Shares	166,914	$18.13	166,914	(1)
A Shares	18,772	$17.92	18,772	(1)
I Shares	—	$—	—	(1)
Total	461,146		461,146
____________________________________

(1)
A description of the maximum number of shares that may be purchased under our share redemption program and the amount of shares approved under our share redemption program is included in the narrative preceding this table. We announced the share redemption program in the Initial Registration Statement and the amendments thereto in the Multi-Class Registration Statement.

Unregistered Sales of Equity Securities
None.

Item 3.	Defaults Upon Senior Securities
None.

Item 4.	Mine Safety Disclosures
Not applicable.

Item 5.	Other Information
None.

Item 6.	Exhibits
The exhibits listed on the Exhibit Index (following the signature section of this Quarterly Report on Form 10-Q) are included herewith, or incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cole Real Estate Income Strategy (Daily NAV), Inc. (Registrant)

By:	/s/ Nathan D. DeBacker
Name:	Nathan D. DeBacker
Title:	Chief Financial Officer and Treasurer (Principal Financial Officer)
Date: August 10, 2017

EXHIBIT INDEX
The following exhibits are included, or incorporated by reference, in this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description

3.1
Second Articles of Amendment and Restatement of Cole Real Estate Income Strategy (Daily NAV), Inc., dated as of August 26, 2013 (Incorporated by reference to the Company’s Form 8-K (File No. 333-169535), filed on August 26, 2013).

3.2
Bylaws of Cole Real Estate Income Strategy (Daily NAV), Inc. effective September 28, 2011 (Incorporated by reference to Exhibit 3.2 to the Company’s pre-effective amendment No. 4 to Form S-11 (File No. 333-169535), filed on November 3, 2011).

3.3	First Amendment of Bylaws effective June 14, 2012 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 333-169535), filed on June 19, 2012).

3.4
Articles of Amendment to the Articles of Amendment and Restatement of Cole Real Estate Income Strategy (Daily NAV), Inc. dated August 2, 2017. (Incorporated by reference to the Company’s Post-effective Amendment No. 3 to Exhibit 3.4 to the Company’s Form S-11 (File No. 333-213271), filed on August 2, 2017).

4.1
Amended and Restated Distribution Reinvestment Plan (Incorporated by reference to Appendix E to the Company’s prospectus filed pursuant to Rule 424(b)(3) (File No. 333-186656), filed on August 26, 2013).

4.2
Multiple Class Plan of Cole Real Estate Income Strategy (Daily NAV), Inc., dated as of August 26, 2013 (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K (File No. 333-169535), filed on August 26, 2013).

31.1*	Certifications of the Principal Executive Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certifications of the Principal Financial Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**
Certifications of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**
In accordance with Item 601(b)(32) of Regulation S-K, this Exhibit is not deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. Such certifications will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

41 INAV-SUP-9H